AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 2009

Registration No. 333-163477

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINDSTREAM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4813	20-0792300
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Code Number)	(I.R.S. Employer Identification No.)

4001 Rodney Parham Road

Little Rock, Arkansas 72212-2442

(501) 748-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John P. Fletcher, Esq.

Executive Vice President and General Counsel

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212-2442

Tel. (501) 748-7000

Fax (501) 748-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel L. Heard, Esq. T. Christopher Pledger, Esq. Kutak Rock LLP 124 West Capitol Ave., Suite 2000 Little Rock, AR 72201 Telephone: (501) 975-3000 Fax: (501) 975-3001	Riley M. Murphy, Esq. Executive Vice President and General Counsel NuVox, Inc. Two North Main Street Greenville, SC 29601 Telephone: (864) 672-5045 Fax: (864) 672-5105	Mark I. Greene, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Telephone: (212) 474-1000 Fax: (212) 474-3700

Approximate date of commencement of proposed sale of the securities to the public: With respect to the common stock of Windstream Corporation to be issued in the merger as described herein, as soon as practicable after this Registration Statement is declared effective and the consummation of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting Company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this information statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information statement/prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

INFORMATION STATEMENT/PROSPECTUS

We are pleased to report that the board of directors of NuVox, Inc. (“NuVox”) has approved a merger agreement that would result in the merger of Night Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Windstream Corporation (“Windstream”), with and into NuVox. The aggregate consideration that will be paid by Windstream to NuVox stockholders in the merger is $279.6 million in cash and 18,714,859 shares of Windstream common stock. This consideration includes the consideration payable to holders of in-the-money NuVox stock options and stock appreciation rights outstanding immediately prior to the effective time of the merger. In addition, by acquiring NuVox, Windstream will in effect assume approximately $180 million of NuVox’s debt obligations.

On December 10, 2009, Windstream voluntarily moved its stock exchange listing from the New York Stock Exchange (“NYSE”) to the NASDAQ Global Select Market. Windstream common stock is traded on the NASDAQ Global Select Market under the symbol “WIN.”

Based on the closing price of Windstream common stock of $9.79 on November 2, 2009, the last trading day prior to the public announcement of execution of the merger agreement, and after deducting the cash payment to be made to holders of in-the-money NuVox stock options and stock appreciation rights from the cash portion of the merger consideration, the merger consideration represented approximately $1.76 in value for each share of NuVox common stock outstanding, consisting of $1.03 in cash and $0.73 in the form of Windstream common stock. Based on the closing price of Windstream common stock of $             per share on January     , 2010, the latest practicable date prior to the printing of this information statement/prospectus, and after deducting the cash payment to be made to holders of in-the-money NuVox stock options and stock appreciation rights from the cash portion of the merger consideration, the merger consideration represented approximately $             in value for each share of NuVox common stock outstanding, consisting of $             in cash and $             in the form of Windstream common stock. The amount of merger consideration to be received by NuVox stockholders may fluctuate between the date of this information statement/prospectus and the closing of the merger as a result of changes in the market price for Windstream common stock, the total number of shares of NuVox common stock outstanding at closing, the total number and exercise prices of NuVox stock options and stock appreciation rights outstanding at closing and any proceeds received by NuVox from the exercise of stock options prior to closing.

Each outstanding NuVox stock option and stock appreciation right granted under NuVox’s stock incentive plans, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option or stock appreciation right will be entitled to receive an amount in cash, without interest and less any applicable tax to be withheld, equal to (i) the excess, if any, of the per share value of the merger consideration (based on a per share value of $9.96 for Windstream common stock, which was calculated as the average of recent prices for Windstream common stock as reported by the NYSE during the negotiation of the merger) over the per share exercise price of such NuVox stock option or stock appreciation right, as applicable, multiplied by (ii) the total number of shares of NuVox common stock underlying such NuVox stock option or stock appreciation right, with the aggregate amount of such payment rounded up to the nearest cent. The amount will be paid in a lump sum as soon as practicable after the effective time of the merger. This means that all out-of-the-money NuVox stock options and stock appreciation rights will be cancelled without any payment.

As a condition to Windstream and Merger Sub entering into the merger agreement, certain NuVox stockholders representing more than 62% of NuVox’s outstanding common stock (the “Major Stockholders”) entered into a consent agreement with Windstream pursuant to which the Major Stockholders agreed, among other things, to execute and deliver a written consent adopting the merger agreement and approving the merger and the other transactions contemplated thereby once the registration statement with respect to the shares of Windstream common stock to be issued in the merger is declared effective by the SEC and the Major Stockholders have received this information statement/prospectus. By executing the written consent, the Major Stockholders will trigger a “drag-along” provision under the stockholders’ agreement NuVox previously entered into with certain of its stockholders representing approximately 85% of its issued and outstanding common stock. The drag-along provision provides that if NuVox stockholders owning more that 62% of the issued and outstanding shares of common stock of NuVox approve certain transactions, including the merger, then such stockholders have the right to require all other stockholders party to the stockholders’ agreement to sell the NuVox common stock held by them for the same per share consideration and on the same terms and conditions. Because the Major Stockholders agreed to sign the written stockholders’ consent adopting the merger agreement and approving the proposed merger and the other transactions contemplated thereby after the SEC declares effective the registration statement in which this information statement/prospectus is included and the Major Stockholders have received this information statement/prospectus, we are not soliciting proxies or consents from NuVox stockholders and NuVox will not be holding a stockholders meeting to approve the merger.

This information statement/prospectus constitutes written notice pursuant to Section 262(d) of the Delaware General Corporation Law (the “DGCL”) of the right of certain NuVox stockholders to demand appraisal of their NuVox common stock pursuant to Section 262 of the DGCL. NuVox stockholders that are a party to the consent agreement have expressly waived their right to demand appraisal. Also, once the registration statement with respect to the shares of Windstream common stock to be issued in the merger is declared effective by the SEC and the Major Stockholders have received this information statement/prospectus and executed the written consent adopting the merger agreement and approving the merger and the other transactions contemplated thereby, the NuVox stockholders who are party to the stockholders’ agreement will effectively waive their appraisal rights pursuant to their obligations under the “drag-along” provision in the stockholders’ agreement.

We are not asking you for a proxy and you are requested not to send us a proxy.

Please see “Risk Factors” beginning on page 16 for a discussion of matters relating to holding Windstream common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock to be issued by Windstream under this information statement/prospectus or passed on the adequacy or accuracy of this information statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this information statement/prospectus is January     , 2010, and it is being first mailed to NuVox stockholders on or about January     , 2010.

IMPORTANT

This document, which is sometimes referred to as the information statement/prospectus, constitutes an information statement of NuVox and a prospectus of Windstream for the shares of Windstream common stock that Windstream will issue to holders of NuVox securities in the merger. As permitted under the rules of the U.S. Securities and Exchange Commission (the “SEC”), this information statement/prospectus incorporates important business and financial information about Windstream that is contained in documents filed with the SEC and that is not included in or delivered with this information statement/prospectus. You may obtain copies of these documents, without charge, from the Internet website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 86. You may also obtain copies of these documents, without charge, from Windstream by writing, calling or emailing:

Investor Relations

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212

(866) 320-7922

windstream.investor.relations@windstream.com

In order to obtain delivery of these documents prior to completion of the merger, you should request such documents no later than January    , 2010.

Except as the context otherwise requires, references to “us,” “we” or “our” refer to both Windstream and NuVox.

In “Questions and Answers About the Merger” below and in the “Summary” beginning on page 4, we highlight selected information from this information statement/prospectus, but we have not included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a complete description of their legal terms, you should carefully read this entire information statement/prospectus, including the annexes, as well as the documents that Windstream has incorporated by reference into this document. See “Where You Can Find More Information” on page 86.

i

Page
Annex A	Agreement and Plan of Merger	A-1
Annex B	Delaware Appraisal Rights Statute	B-1
Annex C	Opinion of Deutsche Bank Securities Inc.	C-1
Annex D	Consolidated Financial Statements of NuVox, Inc. and Subsidiaries (Audited)	D-1
Annex E	Consolidated Financial Statements of NuVox, Inc. and Subsidiaries (Unaudited and Unreviewed) for the Nine Months Ended September 30, 2008 and 2009

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT IS THE PROPOSED TRANSACTION?

A:	NuVox has reached an agreement with Windstream pursuant to which Windstream would acquire NuVox by merging Merger Sub, a wholly-owned subsidiary of Windstream, with and into NuVox, with NuVox continuing as the surviving entity.

The aggregate consideration that will be paid by Windstream to NuVox stockholders in the merger is $279.6 million in cash and 18,714,859 shares of Windstream common stock. This consideration includes the consideration payable to holders of in-the-money NuVox stock options and stock appreciation rights outstanding immediately prior to the effective time of the merger.

The merger agreement is included as Annex A to this information statement/prospectus. It is the legal document that governs the merger.

Q:	WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A:	The board of directors of NuVox, together with NuVox’s senior management and advisors, has periodically reviewed and considered various strategic opportunities available to NuVox, including whether the continued execution of NuVox’s strategy as a stand-alone company or the possible sale of NuVox to, or a combination of NuVox with, a third party offered the best avenue to maximize stockholder value. The NuVox board of directors concluded that Windstream’s acquisition of NuVox would maximize value to NuVox’s stockholders by providing the opportunity to participate in the growth and opportunities of the combined company and to receive cash for a portion of the value of their shares. The NuVox board of directors believes that the merger will allow the combined company to achieve strategic and financial benefits, including cost savings and operating synergies, which are expected to create value for the combined company’s stockholders. In reaching its conclusion, the NuVox board of directors considered a variety of factors, including financial and operating information relating to the two companies. To review NuVox’s reasons for the merger, please see “The Merger—NuVox’s Reasons for the Merger” beginning on page 35.

Windstream’s acquisition of NuVox will advance Windstream’s strategy to grow broadband and business revenues, which, after the transaction closes, will represent more than half of Windstream’s total revenue. Windstream believes the acquisition will drive free cash flow accretion and lower Windstream’s dividend payout ratio in the first full year following the closing. The acquisition will add approximately 90,000 business customers in complementary markets in 16 states across the Southeast and Midwest, providing Windstream expanded reach to focus on small and medium business growth opportunities. To review Windstream’s reasons for the merger, please see “The Merger—Windstream’s Reasons for the Merger” beginning on page 34.

Q:	DO I NEED TO APPROVE THE MERGER?

A:	No. Delaware law allows stockholders to act by written consent instead of holding a meeting. Because stockholders of NuVox owning a majority of the outstanding NuVox common stock have agreed to sign a written stockholders’ consent adopting the merger agreement and approving the proposed merger and the other transactions contemplated thereby once the registration statement with respect to the shares of Windstream common stock to be issued in the merger is declared effective by the SEC and such stockholders have received this information statement/prospectus, no vote is required on the part of NuVox stockholders. We are not asking for a proxy, and you are requested not to send us a proxy.

Q:	DO I HAVE DISSENTER’S RIGHTS OR APPRAISAL RIGHTS?

A:

Generally, a holder of shares of a Delaware corporation’s capital stock who does not vote for or consent to a merger and does not wish to accept the consideration provided for in the merger is entitled under Delaware law to have its shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares as determined by the court. However, NuVox has previously entered into a stockholders’ agreement with certain of its stockholders representing approximately 85% of its issued and outstanding common stock that provides if NuVox stockholders owning more that 62% of the issued and outstanding shares of common stock of NuVox approve certain transactions, including the merger, then such stockholders have the right to require the other stockholders that are party to the stockholders’ agreement to sell all of the NuVox common stock held by them for the same per share consideration and on the same terms and conditions. Stockholders of NuVox owning more than 62% of the NuVox common stock have agreed to consent to the merger once the registration statement with respect to the shares of Windstream common stock to be issued in the merger is declared effective by the SEC and this information statement/prospectus is received by such stockholders, thereby triggering the “drag-along” provision. By agreeing to sell their NuVox common stock pursuant to the terms and conditions of the merger agreement and for the merger consideration provided for in the merger agreement, the stockholders who are party to the stockholders’ agreement will effectively waive their appraisal rights.

To the extent that a stockholder wishes to exercise appraisal rights, the stockholder must, among other things: (1) notify NuVox of the stockholder’s intent to exercise appraisal rights and demand the appraisal of the stockholder’s shares within 20 days after the date NuVox mails this information statement/prospectus to such stockholder; and (2) not change the stockholder’s ownership of shares of NuVox common stock through the time of the closing of the merger. NuVox stockholders should carefully read the detailed discussion of appraisal rights of holders of shares of NuVox capital stock under “Appraisal Rights” beginning on page 66, as well as the full text of the requirements of Delaware law to exercise appraisal rights, which is attached as Annex B. If a NuVox stockholder that is a party to the stockholders’ agreement attempts to assert appraisal rights in connection with the merger, NuVox will oppose that stockholder’s right to exercise appraisal rights based upon the provisions in NuVox’s stockholders’ agreement.

Q:	WILL NUVOX STOCKHOLDERS BE ABLE TO TRADE WINDSTREAM COMMON STOCK THAT THEY RECEIVE PURSUANT TO THE MERGER?

A:	Yes. The Windstream common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be listed on the NASDAQ Global Select Market under the symbol “WIN.” All shares of Windstream common stock that you receive in the merger will be freely transferable. For more information on NuVox stockholders’ ability to trade Windstream common stock received in the merger see “The Merger—Windstream Stock Exchange Listing” on page 44.

Q:	SHOULD I SEND MY STOCK CERTIFICATE TO NUVOX NOW?

A:	No. After the merger is completed, you will receive written instructions and a letter of transmittal for exchanging your NuVox securities for shares of Windstream common stock and cash. For more information see “The Merger Agreement—Conversion of Shares; Exchange Agent; Procedure for Exchange of Certificates; Fractional Shares” on page 51.

Q:	WHAT WILL HAPPEN TO MY NUVOX OPTIONS IN THE MERGER?

A:

Each outstanding NuVox stock option and stock appreciation right granted under NuVox’s stock incentive plans, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option or stock appreciation right will be entitled to receive an amount in cash, without interest and less any applicable tax to be withheld, equal to (i) the excess, if any, of the per share value of the merger consideration (based on a per share value of $9.96 for Windstream common stock, which was calculated as the average of recent prices for Windstream common stock as reported by the NYSE during the negotiation of the merger) over the per share exercise price of such NuVox stock option or stock appreciation right, as applicable, multiplied by (ii) the total number of shares of NuVox common stock underlying such NuVox stock option or stock appreciation right, with the aggregate amount of such payment rounded up to the nearest cent. The amount will be paid in a lump sum as soon as practicable after the effective time of the merger. This means that all out-of-the-money NuVox stock options and stock appreciation rights will be cancelled without any payment.

Q:	WHAT WILL HAPPEN TO MY NUVOX WARRANTS IN THE MERGER?

A:	At the effective time of the merger, each warrant to purchase NuVox common stock outstanding immediately prior to the effective time will be assumed by Windstream and converted into a warrant to purchase shares of Windstream common stock. See “The Merger Agreement—NuVox Warrants” on page 51.

Q:	WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A:	The merger generally will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of NuVox common stock. You should consult your tax advisor for a full understanding of the particular tax consequences of the merger. For a more detailed description of the tax consequences of the exchange of NuVox common stock in the merger, see “Material United States Federal Income Tax Consequences” beginning on page 69.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	Subject to the satisfaction of a number of conditions, we will complete the merger on the second business day following the date on which the last of the conditions to closing set forth in the merger agreement are fulfilled or waived. We currently anticipate the closing of the merger to occur in the first half of 2010.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT WINDSTREAM AND NUVOX?

A:	More information about Windstream is available from various sources described under “Where You Can Find More Information” on page 86 of this information statement/prospectus. Additional information about Windstream may be obtained from its Internet website at www.windstream.com, and additional information about NuVox may be obtained from its Internet website at www.nuvox.com. Information on the Windstream website and the NuVox website is not part of this information statement/prospectus.

Q:	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A:	If you have additional questions, please contact Investor Relations at Windstream Corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212, telephone number (866) 320-7922.

Q:	ARE THERE RISKS ASSOCIATED WITH THE MERGER?

A:	Yes. You should read the section entitled “Risk Factors” beginning on page 16.

SUMMARY

The following summary highlights selected information from this information statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, you should carefully read this entire document and the other documents to which this document refers you. See “Where You Can Find More Information” on page 86.

The Companies (See Page 71)

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

Windstream, a Delaware corporation, is one of the largest providers of telecommunications services in rural communities in the United States, and based on the number of telephone lines in service, is the fifth largest local telephone company in the country. Windstream is a customer-focused telecommunications company that provides phone, high-speed Internet and digital television services. Windstream also offers a wide range of internet protocol (“IP”)-based voice and data services and advanced phone systems and equipment to businesses and government agencies. As of September 30, 2009, Windstream had approximately 2.9 million customers primarily located in rural areas in 16 states. Windstream’s strategy is to enhance the value of these customer relationships by providing one-stop shopping for all of its customers’ communications needs and delivering superior customer service.

Windstream’s facilities-based telecommunications services are offered in the following 16 states: Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Missouri, Nebraska, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina and Texas. Windstream also serves as a competitive service provider in four states on both a facilities-based and resale basis, and, where necessary, has negotiated interconnection agreements with the appropriate incumbent local exchange carriers.

As of September 30, 2009, Windstream had approximately 2.9 million access lines, approximately 1,050,500 high-speed Internet customers and approximately 322,700 digital satellite television customers. For the twelve months ended September 30, 2009, Windstream generated revenues of approximately $3,019.7 million and operating income of approximately $999.0 million.

Night Merger Sub, Inc.

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of Windstream. Merger Sub was organized on October 29, 2009, solely for the purpose of effecting the merger with NuVox.

NuVox, Inc.

2 North Main Street

Greenville, South Carolina 29601

(864) 672-5000

NuVox, a Delaware corporation, is a leading communications services provider to approximately 90,000 business customers in 16 contiguous Southeastern and Midwestern states. NuVox’s services include voice over internet protocol (“VoIP”), local and long-distance voice, broadband internet access, email, voicemail, web hosting, secure electronic data storage and backup, internet security and virtual private networks. NuVox delivers many of its services over a secure, private managed IP network, using a multi-protocol label-switched (“MPLS”) backbone and distributed IP voice switching architecture. NuVox is headquartered in Greenville, South Carolina, and has approximately 1,700 employees.

The Merger (See Page 28)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into NuVox. NuVox will survive the merger as a direct, wholly-owned subsidiary of Windstream.

The Merger Agreement (See Page 50)

A copy of the merger agreement is attached to this information statement/prospectus as Annex A. We encourage you to read the merger agreement in its entirety.

Merger Consideration (See Page 50)

The aggregate consideration that will be paid by Windstream to NuVox stockholders in the merger is $279.6 million in cash and 18,714,859 shares of Windstream common stock. This consideration includes the consideration payable to holders of in-the-money NuVox stock options and stock appreciation rights outstanding immediately prior to the effective time of the merger.

Based on the closing price of Windstream common stock of $9.79 on November 2, 2009, the last trading day prior to the public announcement of execution of the merger agreement, and after deducting the cash payment to be made to holders of in-the-money NuVox stock options and stock appreciation rights from the cash portion of the merger consideration, the merger consideration represented approximately $1.76 in value for each share of NuVox common stock outstanding, consisting of $1.03 in cash and $0.73 in the form of Windstream common stock. Based on the closing price of Windstream common stock of $             per share on January     , 2010, the latest practicable date prior to the printing of this information statement/prospectus, and after deducting the cash payment to be made to holders of in-the-money NuVox stock options and stock appreciation rights from the cash portion of the merger consideration, the merger consideration represented approximately $             in value for each share of NuVox common stock outstanding, consisting of $             in cash and $             in the form of Windstream common stock. The amount of merger consideration to be received by NuVox stockholders may fluctuate between the date of this information statement/prospectus and the closing of the merger as a result of changes in the market price for Windstream common stock, the total number of shares of NuVox common stock outstanding at closing, the total number and exercise prices of NuVox stock options and stock appreciation rights outstanding at closing and any proceeds received by NuVox from the exercise of stock options prior to closing.

NuVox Options and Stock Appreciation Rights (See Page 51)

Each outstanding NuVox stock option and stock appreciation right granted under NuVox’s stock incentive plans, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option or stock appreciation right will be entitled to receive an amount in cash, without interest and less any applicable tax to be withheld, equal to (i) the excess, if any, of the per share value of the merger consideration (based on a per share value of $9.96 for Windstream common stock, which was calculated as the average of recent prices for Windstream common stock as reported by the NYSE during the negotiation of the merger) over the per share exercise price of such NuVox stock option or stock appreciation right, as applicable, multiplied by (ii) the total number of shares of NuVox common stock underlying such NuVox stock option or stock appreciation right, with the aggregate amount of such payment rounded up to the nearest cent. The amount will be paid in a lump sum as soon as practicable after the effective time of the merger. This means that all out-of-the-money NuVox stock options and stock appreciation rights will be cancelled without any payment.

NuVox Warrants (See Page 51)

At the effective time of the merger, each warrant to purchase NuVox common stock outstanding immediately prior to the effective time will be assumed by Windstream and converted into a warrant to purchase shares of Windstream common stock.

Beneficial Ownership of NuVox Common Stock (See Page 47)

As of November 30, 2009, directors and executive officers of NuVox beneficially owned and had the right to vote 34,906,348 shares of NuVox common stock, totaling approximately 12.9% of the total number of outstanding NuVox shares.

NuVox’s Reasons for the Merger (See Page 35)

The NuVox board of directors unanimously adopted and approved the merger agreement. The NuVox board of directors also unanimously determined that the merger agreement is advisable and in the best interests of NuVox and its stockholders and unanimously recommended that NuVox’s stockholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby. In reaching its decision, the NuVox board of directors considered a number of factors that are described in more detail in “The Merger—NuVox’s Reasons for the Merger” beginning on page 35. Individual members of the NuVox board of directors may have given different weight to different reasons.

Opinion of the Financial Advisor to NuVox (See Page 37)

In connection with the merger, Deutsche Bank Securities Inc. (“Deutsche Bank”) delivered to the NuVox board of directors its written opinion, dated November 2, 2009, to the effect that, as of that date and based on and subject to the various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of NuVox’s common stock. The full text of the written opinion of Deutsche Bank, which sets forth the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in rendering its opinion, is attached to this information statement/prospectus as Annex C. The opinion was addressed to, and for the benefit and use of, the NuVox board of directors, was limited to the fairness, from a financial point of view, of the merger consideration, expressed no opinion as to the merits of the underlying decision by NuVox to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, and expressed no opinion or recommendation as to how any holder of NuVox common stock should vote with respect to the merger or as to whether any holder of NuVox common stock should deliver a consent with respect to the adoption of the merger agreement and the approval of the merger.

Consent Agreement (See Page 52)

As a condition to Windstream and Merger Sub entering into the merger agreement, the Major Stockholders, which represent more than 62% of NuVox’s outstanding common stock, entered into an agreement with Windstream pursuant to which such stockholders agreed, among other things, to execute and deliver a written consent adopting the merger agreement and approving the merger and the other transactions contemplated thereby once the registration statement with respect to the shares of Windstream common stock to be issued in the merger is declared effective by the SEC and such stockholders have received this information statement/prospectus.

Indemnification (See Page 53)

If NuVox breaches any of the representations, warranties, covenants or agreements contained in the merger agreement or incurs any liability relating to certain specified items, the institutional, director and officer stockholders of NuVox (the “Indemnifying Stockholders”) will, for a period of 12 months following the closing date, be obligated to indemnify Windstream, its subsidiaries and its affiliates from, among other things, damages, penalties, fines, costs, amounts paid in settlement, liabilities, losses, expenses and fees caused by such breach or relating to such specified items (“Adverse Consequences”). Indemnification claims will be subject to a per-claim threshold of $25,000 (aggregating all reasonably related claims) and the Indemnifying Stockholders will not be obligated to indemnify Windstream from any Adverse Consequences until Windstream has suffered Adverse Consequences in excess of $1,000,000, at which point the Indemnifying Stockholders will be obligated to indemnify Windstream for all Adverse Consequences incurred in excess of this $1,000,000 deductible. However, indemnification claims due to breaches of NuVox’s representations and warranties relating to organization and qualification, authority relative to the merger agreement and brokers or finders are not subject to the $1,000,000 deductible. The Indemnifying Stockholders will not be obligated to indemnify Windstream from any incidental, consequential, special, punitive or other indirect damages. The indemnification obligations of the Indemnifying Stockholders are subject to an aggregate cap of $25,000,000, other than with respect to fraud and breaches of NuVox’s pre-closing covenants relating to the issuance of capital stock, the payment of dividends and distributions, the incurrence of indebtedness and the making of loans or investments, and an overall aggregate cap of $466,000,000.

Escrow Fund (See Page 53)

On the closing date, Windstream, M/C Venture Partners V, L.P., as stockholders’ representative (the “Stockholders’ Representative”) of the Indemnifying Stockholders, and Wells Fargo Bank, N.A., as escrow agent, will enter into an escrow agreement pursuant to which Windstream will deposit into an escrow fund $25,000,000 of the merger consideration payable to the Indemnifying Stockholders. The escrowed funds will be used to satisfy any indemnification obligations of the Indemnifying Stockholders arising under the merger agreement. On the six-month anniversary of the closing of the merger, the escrow agent will release fifty percent of any remaining escrowed funds to the Indemnifying Stockholders (less amounts subject to pending indemnification claims). On the one-year anniversary of the closing of the merger, any remaining escrowed funds will be released to the Indemnifying Stockholders (less amounts subject to pending indemnification claims). Amounts to be released from the escrow fund may be applied instead, at the direction of the Stockholders’ Representative, to pay all its charges, fees, costs, liabilities and expenses or other amounts incurred or owed by it under the merger agreement and escrow agreement. The portion of the merger consideration deposited into the escrow funds will only reduce the merger consideration to be paid to the Indemnifying Stockholders at closing. Consequently, unless you are an Indemnifying Stockholder, the merger consideration you will become entitled to receive at the effective time of the merger will not be affected by the escrow.

Stockholders’ Representative Reserve (See Page 54)

All charges, fees, costs, liabilities and other expenses of the Stockholders’ Representative incurred in connection with the merger agreement will be borne by the Indemnifying Stockholders. At the closing, Windstream will deposit $1,000,000 of the merger consideration payable to the Indemnifying Stockholders into a reserve expense fund. The reserve expense fund may be applied as the Stockholders’ Representative determines appropriate to pay all its charges, fees, costs, liabilities and expenses or other amounts incurred or owed by it under the merger agreement and escrow agreement. The Stockholders’ Representative will distribute the remaining balance of the reserve expense fund to the Indemnifying Stockholders on a pro rata basis, in accordance with their respective ownership of NuVox common stock owned and outstanding immediately prior to the effective time of the merger, when the Stockholders’ Representative determines, in its sole discretion, that such distribution is appropriate.

Interests of Certain Persons in the Merger (See Page 44)

Some of NuVox’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of NuVox stockholders generally. NuVox’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending to the NuVox stockholders that the merger agreement be approved and adopted.

These differing financial interests take a variety of forms. For example, at the effective time of the merger, each outstanding NuVox option that is in-the-money, including those held by NuVox’s executive officers, will be converted to cash. David L. Solomon, James W. Akerhielm, Michael P. Gallagher, Charles J. Norris and Riley M. Murphy are each a party to an employment agreement with NuVox providing for the payment of severance and other benefits in the case of qualifying terminations of employment following a change in control, including completion of the merger.

For additional details about these financial interests, please see “The Merger—Interests of Certain Persons in the Merger” beginning on page 44.

Conditions to the Merger (See Page 62)

As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, to the extent legally permissible, waived. These conditions include, among others, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the receipt of all required regulatory approvals from the Federal Communications Commission (the “FCC”) and various state public service and public utility commissions (the “PUCs”), the correctness of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards).

Neither Windstream nor NuVox can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

The completion of the merger is not conditioned on Windstream obtaining financing of any kind.

No Solicitation (See Page 58)

The merger agreement contains restrictions on the ability of NuVox to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in NuVox’s equity or assets. Notwithstanding these restrictions, before NuVox stockholders adopt the merger agreement and approve the merger by written consent, which will not occur until after the registration statement with respect to the shares of Windstream common stock to be issued in the merger is declared effective by the SEC and the Major Stockholders have received this information statement/prospectus, the merger agreement provides that, under specified circumstances, if NuVox receives a proposal from a third party to acquire a significant interest in the company that the NuVox board of directors determines in good faith may reasonably be expected to lead to a proposal that is superior to the merger, NuVox may furnish nonpublic information to, and engage in negotiations regarding a transaction with, such third party (but may not terminate the merger agreement in order to enter into any such transaction).

Termination (See Page 64)

Windstream and NuVox may mutually agree to terminate the merger agreement before the effective time of the merger. In addition, either Windstream or NuVox may decide to terminate the merger agreement, even after the NuVox stockholders’ approval, if:

•	the merger is not consummated by April 1, 2010, subject to a two-month extension under certain circumstances;

•	there are final, non-appealable court or governmental entity rulings or orders preventing the merger; or

•	any law prohibiting the consummation of the merger is adopted or issued.

Windstream may also terminate the merger agreement if (i) the NuVox board of directors makes a recommendation change adverse to Windstream or the merger, approves an acquisition agreement other than the merger agreement, or approves or recommends a competing transaction or (ii) NuVox fails to mail this information statement/prospectus within thirty calendar days after the registration statement in which it is included is declared effective by the SEC.

Material United States Federal Income Tax Consequences (See Page 69)

The merger generally will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of NuVox common stock. For a more detailed description of the tax consequences of the exchange of NuVox common stock in the merger, see “Material United States Federal Income Tax Consequences” beginning on page 69.

Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. We urge you to consult your own tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

Comparison of Rights of Common Stockholders of Windstream and Common Stockholders of NuVox (See Page 79)

After the merger, NuVox stockholders will become Windstream stockholders and their rights as stockholders will be governed by the certificate of incorporation and by-laws of Windstream and the DGCL. Although both Windstream and NuVox are subject to the DGCL, there are a number of differences between the certificate of incorporation and by-laws of Windstream and the certificate of incorporation and by-laws of NuVox, and the rights of stockholders in a publicly-traded company rather than a smaller, privately-held company. These differences are summarized under the heading “Comparison of Rights of Common Stockholders of Windstream and Common Stockholders of NuVox.”

Appraisal Rights (See Page 66)

Generally, a holder of shares of a Delaware corporation’s capital stock who does not vote for or consent to a merger and does not wish to accept the consideration provided for in the merger, is entitled under Delaware law to have its shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares as determined by the court. However, NuVox has previously entered into a stockholders’ agreement with certain of its stockholders representing approximately 85% of its issued and outstanding common stock that provides if NuVox stockholders owning more that 62% of the issued and outstanding shares of common stock of NuVox approve a transaction like the merger, then such stockholders have the right to require the other stockholders that are party to the stockholders’ agreement to sell all of the NuVox common stock held by them for the same per share consideration and on the same terms and conditions. More than 62% of the stockholders of NuVox have agreed to consent to the merger. Once a written consent is executed by these stockholders, the “drag-along” provision will be triggered, thereby obligating NuVox stockholders that are party to the stockholders’ agreement to agree to sell their shares in the merger. By agreeing to sell their NuVox common stock pursuant to the terms and conditions and for the merger consideration provided for in the merger agreement, the stockholders who are party to the stockholders’ agreement will effectively waive their appraisal rights.

To the extent that a stockholder wishes to exercise appraisal rights, the stockholder must, among other things: (1) notify NuVox of the stockholder’s intent to exercise appraisal rights and demand the appraisal of the stockholder’s shares within 20 days after the date NuVox mails this information statement/prospectus to such stockholder; and (2) not change the stockholder’s ownership of shares in NuVox through the time of the closing of the merger. NuVox stockholders should carefully read the detailed discussion of appraisal rights of holders of shares of NuVox capital stock under “Appraisal Rights” beginning on page 66, as well as the full text of the requirements of Delaware law to exercise appraisal rights, which is attached as Annex B. If a NuVox stockholder that is a party to the stockholders’ agreement attempts to assert appraisal rights in connection with the merger, NuVox will oppose that stockholder’s right to exercise appraisal rights based upon the provisions in NuVox’s stockholders’ agreement.

Comparative Stock Prices and Dividends (See Page 15)

On December 10, 2009, Windstream voluntarily moved its stock exchange listing from the NYSE to the NASDAQ Global Select Market. Shares of Windstream common stock are traded on the NASDAQ Global Select Market under the symbol “WIN.” On November 2, 2009, the last trading day prior to the announcement of the merger, the last reported sale price of Windstream common stock on the NYSE was $9.79. On January     , 2010, the latest practicable date prior to the printing of this information statement/prospectus, the last reported sale price of Windstream common stock on the NASDAQ Global Select Market was $            . We urge you to obtain current quotations.

There is no established public trading market for NuVox’s common stock.

Windstream Stock Exchange Listing (See Page 44)

Shares of Windstream common stock received by NuVox stockholders pursuant to the merger will be listed on the NASDAQ Global Select Market.

Regulatory Approvals Required for the Merger (See Page 44)

Consummation of the merger is contingent upon the receipt of approvals from the FCC as well as notification to and/or approval by various PUCs. Pursuant to the merger agreement, Windstream and NuVox filed the applications required for the transfer of control of the relevant franchises, licenses and similar instruments issued under the rules and regulations of the FCC on November 18, 2009 and the several PUCs on November 16 and 17, 2009.

In addition, as a condition to the merger, the HSR Act requires Windstream and NuVox to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger, which were completed on November 20, 2009 by the filing of notification and report forms with the U.S. Department of Justice (“DOJ”) and the FTC. On December 3, 2009, the FTC granted early termination of the waiting period under the HSR Act.

Windstream intends to make all required filings under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the merger.

Accounting Treatment of the Merger (See Page 43)

The merger will be accounted for under the acquisition method in accordance with accounting principles generally accepted in the United States (“GAAP”).

Dividend Practices (See Page 83)

Windstream’s board of directors has adopted a current dividend practice for the payment of quarterly cash dividends at a rate of $0.25 per share of Windstream common stock. This practice can be changed at any time at the discretion of Windstream’s board of directors and Windstream common stockholders have no contractual or other legal right to dividends.

NuVox does not have a policy of paying regular dividends on its common stock and has never done so. However, NuVox paid a special dividend of $0.5592 per share of NuVox common stock in June 2007.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary below sets forth selected historical financial data for Windstream. This data should be read in conjunction with Windstream’s audited consolidated historical financial statements and related notes included in Windstream’s Annual Report on Form 10-K for the year ended December 31, 2008 and Windstream’s Quarterly Report on Form 10-Q for the period ended September 30, 2009. See “Where You Can Find More Information.”

Pursuant to SEC rules, Windstream’s acquisition of NuVox will not require Windstream to file financial information with the SEC on NuVox as a significant subsidiary since none of the financial criteria conditions under Rule 3-05 of Regulation S-X will be met at the twenty percent level. However, in accordance with applicable state law, the consolidated balance sheets of NuVox and its subsidiaries as of December 31, 2007 and 2008 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2008, and the unaudited consolidated interim financial statements of NuVox and its subsidiaries for the nine months ended September 30, 2008 and 2009 are attached as Annex D and Annex E, respectively, to this information statement/prospectus. NuVox’s independent registered public accounting firm has not performed the procedures set forth in Statement of Auditing Standards No. 100, “Interim Financial Information” on these unaudited consolidated interim financial statements. NuVox’s interim financial information includes all adjustments, consisting of normal recurring adjustments, that management of NuVox considers necessary for fair presentation of the financial position and results of operations for such periods in accordance with GAAP.

	Year Ended December 31,					Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2008	2009
(Millions, except per share amounts in thousands)						(Unaudited)	(Unaudited)
Revenues and sales	$2,933.5	$2,923.5	$3,033.3	$3,245.9	$3,171.5	$2,394.0	$2,242.2

Operating income	667.6	633.8	898.8	1,149.9	1,132.4	855.8	722.4
Other income, net	13.7	11.6	8.7	11.1	2.1	9.1	(0.8)
Gain on sale of directory publishing business and other assets	—	—	—	451.3	—	—	—
Loss on extinguishment of debt	—	—	(7.9)	—	—	—	—
Intercompany interest income (expense)	(15.2)	23.3	31.9	—	—	—	—
Interest expense	(20.4)	(19.1)	(209.6)	(444.4)	(416.4)	(311.9)	(295.0)

Income from continuing operations before income taxes	645.7	649.6	721.9	1,167.9	718.1	553.0	426.6
Income taxes	259.4	267.9	276.3	251.5	283.2	208.9	167.6

Income from continuing operations	386.3	381.7	445.6	916.4	434.9	344.1	259.0
Discontinued operations, including tax expense	—	—	—	0.7	(22.2)	(12.5)	—
Income before extraordinary item and cumulative effect of accounting change	386.3	381.7	445.6	917.1	412.7	331.6	259.0
Extraordinary item, net of income taxes	—	—	99.7	—	—	—	—
Cumulative effect of accounting change, net of income taxes	—	(7.4)	—	—	—	—	—

Net Income	$386.3	$374.3	$545.3	$917.1	$412.7	$331.6	$259.0

Basic and diluted earnings (loss) per share: (a)
Income from continuing operations	$0.96	$0.95	$1.02	$1.93	$0.98	$0.77	$0.59
Loss from discontinued operations	—	—	—	—	(.05)	(0.03)	—
Extraordinary item	—	—	0.23	—	—	—	—
Cumulative effect of accounting change	—	(.02)	—	—	—	—	—

Net income	$0.96	$0.93	$1.25	$1.93	$.93	$0.74	$0.59

Dividends declared per common share	$—	$—	$0.45	$1.00	$1.00	$0.75	$0.75

Balance sheet data
Total assets	$5,079.2	$4,935.8	$8,030.7	$8,241.2	$8,009.3	$8,060.2	$7,768.1
Total long-term debt (including current maturities)	$282.9	$260.8	$5,488.4	$5,355.5	$5,382.5	$5,395.7	$5,223.1
Total equity	$3,706.8	$3,489.2	$469.8	$699.8	$252.3	$540.6	$189.8

(a)	Basic and diluted earnings per share amounts have been retrospectively adjusted to conform with new authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities, which was adopted by Windstream effective January 1, 2009. For further information on this authoritative guidance and its impact on Windstream, see Notes to Unaudited Interim Consolidated Financial Statements included in Windstream’s Report on Form 10-Q for the period ended September 30, 2009. The effect of adopting this guidance was immaterial to all periods presented.

Notes to Selected Historical Consolidated Financial Data:

•

Explanations for significant events affecting Windstream’s historical operating trends during the periods January 1, 2006 through September 30, 2009 are provided in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Windstream’s Annual Report on Form 10-K for the year ended December 31, 2008 and Windstream’s Quarterly Report on Form 10-Q for the period ended September 30, 2009.

•

During 2005, Windstream incurred $4.5 million of severance and employee benefit costs related to a workforce reduction in its wireline operations. Windstream also incurred $31.2 million of incremental costs, principally consisting of investment banker, audit and legal fees, related to the then pending spin off from Alltel Corporation. These transactions decreased net income by $34.1 million. Effective July 1, 2005, Windstream prospectively reduced depreciation rates for its regulated operations in Florida, Georgia, North Carolina and South Carolina to reflect the results of studies of depreciable lives completed by the Company in the second quarter of 2005. The depreciable lives were lengthened to reflect the estimated remaining useful lives of wireline plant based on expected future network utilization and capital expenditure levels required to provide service to its customers. The effects of this change during the year ended December 31, 2005 resulted in a decrease in depreciation expense of $21.8 million and an increase in net income of $12.8 million. Effective December 31, 2005, Windstream adopted authoritative guidance for accounting for conditional asset retirement obligations. The cumulative effect of this accounting change resulted in a one-time non-cash charge of $7.4 million, net of income tax benefit of $4.6 million.

•

During 2004, Windstream reorganized its operations and support teams and also announced its plans to exit its competitive service operations in the Jacksonville, Florida market due to the continued unprofitability of these operations. In connection with these activities, Windstream recorded a restructuring charge of $13.6 million consisting primarily of severance and employee benefit costs related to a workforce reduction. Effective April 1, 2004, Windstream prospectively reduced depreciation rates for its regulated operations in Nebraska, reflecting the results of a triennial study of depreciable lives completed by Windstream in the second quarter of 2004, as required by the Nebraska Public Service Commission. The effects of this change during the year ended December 31, 2004 resulted in a decrease in depreciation expense of $19.1 million.

CERTAIN HISTORICAL PER SHARE DATA

The following table sets forth for the periods presented certain per share information for Windstream on a historical basis. The historical per share information for Windstream has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Windstream incorporated by reference in this information statement/prospectus. See “Where You Can Find More Information.”

	For the Nine Months Ended September 30, 2009	For the Year Ended December 31, 2008
Windstream Historical
Basic earnings per common share from continuing operations (a)	$0.59	$0.98
Diluted earnings per common share from continuing operations (a)	$0.59	$0.98
Cash dividends declared per share	$0.75	$1.00
Book value per share	$0.44	$0.57

(a)	December 31, 2008 basic and diluted earnings per share amounts have been retrospectively adjusted to conform with new authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities, which was adopted by Windstream effective January 1, 2009. For further information on this authoritative guidance and its impact on Windstream, see Notes to Unaudited Interim Consolidated Financial Statements included in Windstream’s Report on Form 10-Q for the period ended September 30, 2009. The effect of adopting this guidance is immaterial to all periods presented.

COMPARATIVE STOCK PRICES AND DIVIDENDS

On December 10, 2009, Windstream voluntarily moved its stock exchange listing from the NYSE to the NASDAQ Global Select Market. Windstream common stock is listed on the NASDAQ Global Stock Market under the symbol “WIN.” The table below sets forth, for the calendar quarters indicated, the high and low intra-day sales prices per share of Windstream common stock, and the dividends declared on Windstream common stock. The high and low intra-day sales prices per share of Windstream common stock prior to December 10, 2009 are as reported by the NYSE Composite Transaction Tape. The high and low intra-day sales prices per share of Windstream common stock on and after December 10, 2009 are as quoted on the NASDAQ Global Select Market.

	Windstream Common Stock
Fiscal Year	High		Low		Dividends
2007
First Quarter		$15.63		$13.75	$0.25
Second Quarter		$15.30		$14.47	$0.25
Third Quarter		$15.10		$12.46	$0.25
Fourth Quarter		$14.40		$12.38	$0.25

2008
First Quarter		$13.10		$10.40	$0.25
Second Quarter		$15.00		$11.31	$0.25
Third Quarter		$12.94		$10.70	$0.25
Fourth Quarter		$11.13		$6.37	$0.25

2009
First Quarter		$9.48		$6.28	$0.25
Second Quarter		$9.13		$7.85	$0.25
Third Quarter		$10.34		$7.71	$0.25
Fourth Quarter	$		$		$0.25

2010
First Quarter (through January , 2010)	$		$			*

*	Not yet declared.

There is no established public trading market for NuVox’s common stock. NuVox does not have a policy of paying regular dividends on its common stock and has never done so. However, NuVox paid a special dividend of $0.5592 per share of NuVox common stock in June 2007.

On November 2, 2009, the last trading day prior to the announcement of the merger, the last reported sale price of Windstream common stock on the NYSE was $9.79. On January    , 2010, the most recent practicable date prior to the printing of this information statement/prospectus, the last reported sale price of Windstream common stock on the NASDAQ Global Select Market was $            . We urge you to obtain current stock price quotations for Windstream common stock from a newspaper, the Internet or your broker.

No assurance can be given as to the market price of Windstream common stock at the closing of the merger. Because the exchange ratio will not be adjusted for changes in the market price of Windstream common stock, the market value of the shares of Windstream common stock that holders of NuVox common stock will receive at the effective time of the merger may vary significantly from the market value of the shares of Windstream common stock that holders of NuVox common stock would have received if the merger were consummated on the date of the merger agreement or on the date of this information statement/prospectus.

RISK FACTORS

As a result of the merger, NuVox’s business will be subject to the following new or increased risks related to Windstream’s other businesses and/or the structure of the merger. In addition to the risks described below, the combined companies will continue to be subject to the risks described in the documents that Windstream has filed with the SEC that are incorporated by reference into this information statement/prospectus. If any of the risks described below or in the documents incorporated by reference into this information statement/prospectus actually occur, the business, financial condition, results of operations or cash flows of the combined companies could be materially adversely affected. The risks below should be considered along with the other information included or incorporated by reference into this information statement/prospectus.

Risks Related to the Merger

The exchange ratio for the stock portion of the merger consideration will not be adjusted in the event that the price of Windstream common stock declines before the merger is completed. As a result, the value of the shares of Windstream common stock at the time NuVox stockholders receive them could be less than the value of those shares today.

In the merger, NuVox stockholders will be entitled to receive for each share of NuVox common stock owned by them a combination of cash and shares of Windstream common stock. Windstream and NuVox will not adjust the exchange ratio for the portion of the merger consideration to be paid in Windstream common stock as a result of any change in the market price of Windstream common stock between the date of this information statement/prospectus and the date NuVox stockholders receive shares of Windstream common stock in exchange for their shares of NuVox common stock. The market price of Windstream common stock will likely be different, and may be lower, on the date NuVox stockholders receive their shares of Windstream common stock than the market price of Windstream common stock on the date of this information statement/prospectus. Differences in the market price of Windstream common stock may be the result of changes in the business, operations or prospects of Windstream, market reactions to the proposed merger, regulatory considerations, general market and economic conditions or other factors.

Regulators may impose conditions that could prevent completion of the merger or reduce the anticipated benefits from the merger. As a result, the price of Windstream common stock may be adversely affected.

As a condition to Windstream’s and NuVox’s respective obligations to complete the merger, the approval of various regulatory authorities must be obtained. Any of these regulators could object to the merger and/or impose conditions or restrictions on their approvals that are materially adverse to Windstream and the combined company. Depending on their nature and extent, any objections, conditions or restrictions of regulatory authorities may jeopardize or delay completion of the merger or may lessen the anticipated potential benefits of the merger.

Under the terms of the merger agreement, NuVox and Windstream are obligated to use all reasonable efforts to resolve any such objections to permit the merger. However, in no event will Windstream be required to, nor will NuVox be permitted to, agree to any term, condition or restriction or to amend any of NuVox’s licenses in order to obtain any such regulatory approvals if such term, condition or restriction or amendment (i) has had or would reasonably be expected to have a material adverse effect on Windstream, NuVox or the combined company or (ii) would prevent Windstream from consummating the merger on the material terms set forth in the merger agreement.

The combined companies may not realize any benefits from the merger.

Windstream and NuVox entered into the merger agreement with the expectation that the merger will result in benefits to the combined company, as described in “The Merger” beginning on page 28. Achieving the benefits of the merger will depend in part on the successful integration of Windstream’s and NuVox’s operations and personnel in a timely and efficient manner. Integrating Windstream and NuVox will be a complex and time-consuming process. Employees and management of Windstream and NuVox have played a key role in creating and operating each company. The successful integration of these two companies will alter prior relationships and may affect productivity. In addition, the merger is likely to require significant time and attention of management of each company that would otherwise be focused on ongoing operations and could negatively affect the combined companies’ ability to operate and to retain key employees after the merger. Windstream cannot assure its stockholders that the operations of the combined company can be successfully integrated or that any of the anticipated benefits of the merger will be realized, and the failure to do so could have a material adverse effect on Windstream’s business and stock price.

Failure to quickly and efficiently integrate NuVox’s technology, products and services could reduce Windstream’s profitability, affect its stock price, and either delay or prevent realization of many of the potential benefits of the merger.

In order to obtain the benefits of the merger, Windstream must make NuVox’s technology, products and services operate together with Windstream’s technology, products and services. Windstream cannot assure you that it will be able to do so quickly and effectively. Windstream may be required to spend additional time and money on operating compatibility, which would otherwise be spent on developing and selling its own products and services . If Windstream does not integrate operations effectively or uses too many resources on integration issues, it could harm the combined companies’ business, financial condition and results of operations.

The market price of Windstream common stock may decline as a result of the merger.

The market price of Windstream common stock may decline as a result of the merger if the integration of Windstream and NuVox is unsuccessful or takes longer than expected, the perceived benefits of the merger are not achieved as rapidly or to the extent anticipated by financial analysts or investors, or the effect of the merger on Windstream’s financial results is not consistent with the expectations of financial analysts or investors.

Windstream expects to incur significant non-recurring expenses related to the merger.

Windstream is developing a plan to integrate the operations of NuVox after the merger. In connection with that plan, Windstream anticipates that certain non-recurring charges, such as branding, severance and system conversion costs, will be incurred in connection with this integration. Windstream cannot identify the timing, nature and amount of all such charges as of the date of this information statement/prospectus. However, any such charge could affect Windstream’s results of operations in the period in which such charges are recorded.

Windstream’s management may be required to dedicate significant time and effort to the integration of NuVox into Windstream which could divert their attention from other business concerns.

It is possible that the integration process could result in the diversion of Windstream’s management’s attention, the disruption or interruption of, or the loss of momentum in, Windstream’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect Windstream’s ability to maintain relationships with its customers and employees or Windstream’s ability to achieve the anticipated benefits of the merger, or could reduce the earnings or otherwise adversely affect Windstream’s business and financial results.

The merger may result in a loss of Windstream or NuVox employees.

Despite Windstream’s efforts to retain quality employees, Windstream might lose some of NuVox’s or its own employees following the merger. NuVox employees may not want to work for a larger, publicly-traded company instead of a smaller, privately-held company or may not want to assume different duties, positions and compensation that Windstream offers to the NuVox employees to the extent permitted by the merger agreement. NuVox’s contribution to the combined company’s future performance will depend in part on the continued service of key members of NuVox’s personnel. Competitors may recruit employees prior to the merger and during integration, as is common in mergers of communications companies. As a result, employees of NuVox or Windstream could leave with little or no prior notice. Windstream cannot assure you that the combined companies will be able to attract, retain and integrate employees following the merger.

NuVox stockholders will have substantively different rights with respect to their stockholdings following the merger.

Upon consummation of the merger, the NuVox stockholders, who presently hold stock in a private Delaware corporation, will become stockholders of Windstream, a public Delaware corporation. There are material differences between the rights of stockholders of private corporations and the rights of stockholders of public corporations, and between the rights of NuVox stockholders under the NuVox governing documents and the rights of Windstream stockholders under the Windstream governing documents. See “Comparison of Rights of Common Stockholders of Windstream and Common Stockholders of NuVox” beginning on page 79.

The price of Windstream common stock and Windstream’s results of operations may be affected by factors different from those affecting NuVox’s results of operations.

Holders of NuVox common stock will be entitled to receive cash and Windstream common stock in the merger and will thus become holders of Windstream common stock. Windstream’s business is different in certain ways from that of NuVox, and Windstream’s results of operations, as well as the price of Windstream common stock, may be affected by factors different from those affecting NuVox’s results of operations. The price of Windstream common stock may fluctuate significantly following the merger, including as a result of factors over which Windstream has no control. For a discussion of Windstream’s business and certain factors to consider in connection with such businesses, see “Risk Factors—Risks Related to Windstream” below.

Windstream is dependent upon other ILECs for facilities and service in operating territories in which it is not the incumbent.

Following the merger with NuVox, Windstream will have significant operating presences in territories where it will depend upon the incumbent local exchange carrier (“ILEC”) to install and maintain the vast majority of the facilities used to serve its customers (“CLEC territories”). These facilities include certain digital transmission lines, unbundled network elements (“UNEs”) and other network components. The prices for these network components are negotiated with the ILEC or purchased pursuant to the ILEC’s special access tariff terms and conditions. The terms, conditions and prices included in these tariffs may be changed but must be approved by the appropriate regulatory agency before they go into effect. In addition, interconnection agreements with the ILEC must be negotiated whenever Windstream enters a new CLEC market or an existing agreement expires. If interconnection agreements with the ILECs cannot be negotiated on favorable terms, or at all, Windstream may invoke binding arbitration by state regulatory agencies. The arbitration process is expensive and time consuming, and the results of arbitration may be unfavorable to Windstream. The inability to obtain interconnection on favorable terms would be detrimental to operations in the CLEC territories.

Access to the ILEC-provisioned facilities and services is essential for providing communication services in the CLEC territories. Because of this dependence, communications services in these territories are susceptible to changes in the availability and pricing of ILEC facilities and services. If the ILECs become legally entitled to deny or limit access to network elements such as UNEs, or if state commissions allow ILECs to increase their rates for these elements or services, Windstream may not be able to effectively compete in these CLEC territories. In addition, if the ILECs do not adequately maintain or timely install these facilities, which they are legally obligated to do, Windstream’s service to customers may be adversely affected. As a result, Windstream’s business, results of operations and financial condition could be materially impacted as Windstream may have difficulty retaining existing customers and attracting new ones.

Risks Related to Windstream

Windstream faces intense competition in its businesses from many sources that could reduce its market share or adversely affect its financial performance.

Substantial and increasing competition exists in the wireline communications industry. Windstream’s ILEC subsidiaries’ operations have experienced, and will continue to experience, competition in their local service areas. Sources of competition to its local service business include, but are not limited to, wireless communications providers, cable television companies, resellers of local exchange services, interexchange carriers, satellite transmission service providers, electric utilities, competitive access service providers, including, without limitation, those utilizing an Unbundled Network Elements-Platform or UNE-P, VoIP providers, and providers using other emerging technologies.

Many of Windstream’s current and potential competitors (a) have substantially larger operational and financial resources, (b) own larger and more diverse networks, (c) are subject to less regulation and (d) have superior brand recognition.

Competition could adversely affect Windstream in several ways, including (1) the loss of customers and resulting revenue and market share, (2) the possibility of customers reducing their usage of Windstream’s services or shifting to less profitable services, (3) Windstream’s need to lower prices or increase marketing expenses to remain competitive and (4) Windstream’s inability to diversify by successfully offering new products or services.

Windstream may not be able to compete successfully with cable operators that are subject to less stringent industry regulations.

Windstream faces competition from cable television companies providing voice service offerings. Voice offerings of cable operators are offered mainly under competitive local exchange carrier certificates obtained in states where they offer services and therefore are subject to fewer service quality or service reporting requirements. In addition, the rates or prices of the voice service offerings of cable companies are not subject to regulation. In contrast, Windstream’s voice service rates or prices, in Windstream’s capacity as an ILEC, are subject to regulation by various state public service commissions. Unlike cable operators, Windstream is also subject to “carrier of last resort” obligations, which generally obligates it to provide basic voice services to any person regardless of the profitability of such customer. As a result of these disadvantages, Windstream may not be able to compete successfully with cable companies in the offering of voice services.

Competition from wireless carriers is likely to continue to cause access line losses, which could adversely affect Windstream’s operating results and financial performance.

Wireless competition has contributed to a reduction in Windstream’s access lines, and generally has caused pricing pressure in the industry. As wireless carriers continue to expand and improve their network coverage while lowering their prices, some customers choose to stop using traditional wireline phone service and instead rely solely on wireless service. Windstream anticipates that this trend toward solely using wireless services will continue, particularly if wireless prices continue to decline and the quality of wireless services improves. In the future, it is expected that the number of access lines served by Windstream will continue to be adversely affected by wireless substitution and that industry-wide pricing pressure will continue. Windstream may not be able to compete successfully with these wireless carriers.

Windstream could be harmed by rapid changes in technology.

The communications industry is experiencing significant technological changes, particularly in the areas of VoIP, data transmission and wireless communications. Rapid technological developments in wireless, personal communications services, digital microwave, satellite, high-speed Internet radio services, local multipoint distribution services, meshed wireless fidelity, or WiFi, and other wireless technologies could result in the development of products or services that compete with or displace those offered by traditional local exchange carriers. For example, wireless companies are developing the next generation of wireless networks, including networks using long-term evolution (or LTE) and Worldwide Interoperability for Microwave Access (or WIMAX) technologies, that purport to support greater data transmission speeds over wireless networks. These new wireless technologies could result in greater competition and product substitution for Windstream’s high-speed Internet services. Furthermore, the proliferation of replacement technologies impacting Windstream’s wireline business could require Windstream to make significant additional capital investment in order to compete with other service providers that may enjoy network advantages that will enable them to provide services more efficiently or at a lower cost. Alternatively, Windstream may not be able to obtain timely access to new technology on satisfactory terms or incorporate new technology into its systems in a cost effective manner, or at all. If Windstream cannot develop new services and products to keep pace with technological advances, or if such services and products are not widely embraced by its customers, Windstream’s results of operations could be adversely impacted.

Windstream provides services to its customers over access lines, and if Windstream continues to lose access lines as it has historically, its revenues, earnings and cash flows from operations could be adversely affected.

Windstream’s business generates revenue by delivering voice and data services over access lines. Windstream has experienced net access line loss over the past few years. The number of access lines Windstream served declined by approximately 5.2 percent during each of the twelve month periods ended December 31, 2008 and September 30, 2009, due to a number of factors, including increased competition and wireless and high-speed Internet substitution. Windstream expects to continue to experience net access line loss in its markets. Windstream’s inability to retain access lines could adversely affect its revenues, earnings and cash flow from operations.

Windstream is subject to various forms of regulation from the FCC and state regulatory commissions in the 16 states in which it operates, which limits its pricing flexibility for regulated voice and high-speed Internet products, subjects Windstream to service quality, service reporting and other obligations, and exposes it to the reduction of revenue from changes to the universal service fund or the inter-carrier compensation system.

As a provider of wireline communication services, Windstream has operating authority from each of the 16 states in which it conducts local service operations, and Windstream is subject to various forms of regulation from the regulatory commissions in each of these 16 states as well as from the FCC. State regulatory commissions have jurisdiction over local and intrastate services including, to some extent, the rates that Windstream charges customers and other telecommunications companies, and service quality standards. The FCC has primary jurisdiction over interstate services including the rates that Windstream charges other telecommunications companies that use its network and other issues related to interstate service. These regulations restrict Windstream’s ability to adjust rates to reflect market conditions and affect its ability to compete and respond to changing industry conditions.

Future revenues, costs, and capital investment in Windstream’s wireline business could be adversely affected by material changes to these regulations, including, but not limited to, changes in rules governing inter-carrier compensation, state and federal Universal Service Funds (“USF”) support, UNE and UNE-P pricing and requirements, and VoIP regulation. Federal and state communications laws may be amended in the future, and other laws may affect Windstream’s business. In addition, certain laws and regulations applicable to Windstream and its competitors may be, and have been, challenged in the courts and could be changed at any time. Windstream cannot predict future developments or changes to the regulatory environment or the impact such developments or changes would have.

In addition, these regulations could create significant compliance costs for Windstream. Delays in obtaining certifications and regulatory approvals could cause Windstream to incur substantial legal and administrative expenses, and conditions imposed in connection with such approvals could adversely affect the rates that Windstream is able to charge its customers. Windstream’s business also may be affected by legislation and regulation imposing new or greater obligations related to assisting law enforcement, bolstering homeland security, minimizing environmental impacts, or addressing other issues that impact its business. For example, existing provisions of the Communications Assistance for Law Enforcement Act require communications carriers to ensure that their equipment, facilities and services are able to facilitate authorized electronic surveillance. Windstream’s compliance costs could increase if future legislation, regulations or orders continue to increase its obligations.

Changes to regulations could materially reduce Windstream’s revenues from inter-carrier compensation.

Windstream’s local exchange subsidiaries currently receive compensation from other telecommunications providers, including long distance companies, for origination and termination of interexchange traffic through network access charges that are established in accordance with state and federal laws. In 2008, Windstream recognized $315.9 million in inter-carrier compensation, a 3 percent reduction from 2007 levels. In the nine months ended September 30, 2009, Windstream recognized $202.1 million in inter-carrier compensation revenues, a 16 percent reduction compared to the same period in 2008. This reduction in inter-carrier compensation revenue was primarily the result of decreases in minutes of use associated with wireless and cable voice competition and efforts by carriers to mask traffic to avail their traffic of lower inter-carrier compensation rates. Windstream expects inter-carrier revenues to continue to be unfavorably impacted by these trends in 2009.

On November 5, 2008, the FCC issued a further notice of proposed rulemaking (“FNPRM”) that sought comment on proposals that would change the rules governing inter-carrier compensation. Proposals considered by the FNPRM would significantly reduce inter-carrier compensation revenues over a ten-year period, classify VoIP/PSTN traffic as an “information service,” and adopt measures to ensure proper billing of “phantom traffic.” Adoption of the FCC’s proposed plan could materially reduce Windstream’s inter-carrier compensation revenue. Windstream does not know whether the FCC’s proposed plan, or a substantially similar plan, will be adopted.

In 2008, Windstream received approximately 8% of its revenues from state and federal USF support, and any adverse regulatory developments with respect to these funds could adversely affect its profitability.

Windstream receives state and federal USF revenues to support the high cost of providing affordable telecommunications services in rural markets. Such support payments constituted approximately 8 percent of its revenues for the year ended December 31, 2008 and 7 percent of its revenues for the nine months ended September 30, 2009. A portion of such fees are based on relative cost and access line counts, and Windstream expects receipt of such fees to decline as it continues to reduce costs and lose access lines. Pending regulatory proceedings could, depending on the outcome, materially reduce its USF revenues.

In addition, the FCC is currently conducting a rulemaking proceeding to consider changes to the rules governing inter-carrier compensation. Windstream strongly supports regulatory reform. At this time, Windstream cannot predict the ultimate outcome of these proceedings or the impact on its revenues and expenses.

Windstream is required to make contributions to state and federal USF programs each year. Current state and federal regulations allow Windstream to recover these contributions by including a surcharge on its customers’ bills. If state and/or federal regulations change, and Windstream becomes ineligible to receive support, such support is reduced, or Windstream becomes unable to recover the amounts it contributes to the state and federal USF programs from its customers, its earnings and cash flows from operations would be directly and adversely affected.

Windstream’s substantial debt could adversely affect its cash flow and impair its ability to raise additional capital on favorable terms.

As of December 31, 2008 and September 30, 2009, Windstream had approximately $5.4 billion and $5.2 billion in long-term debt outstanding, respectively. In the fourth quarter of 2009, Windstream incurred an additional $1.1 billion in long-term debt. Windstream may also obtain additional long-term debt to meet future financing needs or to fund potential acquisitions, subject to certain restrictions under its existing indebtedness, which would increase its total debt. Windstream’s substantial amount of debt could have negative consequences to its business. For example, Windstream’s substantial amount of debt could:

•	increase Windstream’s vulnerability to general adverse economic and industry conditions;

•

require Windstream to dedicate a substantial portion of cash flows from operations to interest and principal payments on outstanding debt, thereby limiting the availability of cash flow to fund future capital expenditures, working capital and other general corporate requirements;

•	limit Windstream’s flexibility in planning for, or reacting to, changes in its business and the telecommunications industry;

•	place Windstream at a competitive disadvantage compared with competitors that have less debt; and

•	limit Windstream’s ability to borrow additional funds, even when necessary to maintain adequate liquidity.

In addition, Windstream’s ability to borrow funds in the future will depend in part on the satisfaction of the covenants in its credit facilities and its other debt agreements. If Windstream is unable to satisfy the financial covenants contained in those agreements, or is unable to generate cash sufficient to make required debt payments, the lenders and other parties to those arrangements could accelerate the maturity of some or all of its outstanding indebtedness.

Windstream may not generate sufficient cash flows from operations, or have future borrowings available under its credit facilities or from other sources sufficient to enable it to make its debt payments or to fund dividends and other liquidity needs in the future. Windstream may not be able to refinance any of its debt, including its credit facilities, on commercially reasonable terms or at all. If Windstream is unable to make payments or refinance its debt, or obtain new financing under these circumstances, Windstream would have to consider other options, such as selling assets, issuing additional equity or debt, or negotiating with its lenders to restructure the applicable debt. Windstream’s credit agreement and the indentures governing its senior notes may restrict, or market or business conditions may limit, its ability to do some of these things on favorable terms or at all.

As of November 30, 2009, Moody’s Investors Service (“Moody’s”), Standard & Poor’s Corporation (“S&P”) and Fitch Ratings (“Fitch”) had granted Windstream the following senior secured and senior unsecured credit ratings:

Description	Moody’s	S&P	Fitch
Senior secured credit rating	Baa3	BBB-	BBB-
Senior unsecured credit rating	Ba3	BB-	BB+
Corporate/long-term issuer credit rating	Ba2	BB	BB+
Outlook	Stable	Negative	Negative

Factors that could affect Windstream’s short and long-term credit ratings would include, but are not limited to, a material decline in Windstream’s operating results, increased debt levels relative to operating cash flows resulting from future acquisitions, increased capital expenditure requirements, or changes to its dividend policy. If Windstream’s credit ratings were to be downgraded from current levels, it would incur higher interest costs on its borrowings, and its access to the public capital markets could be adversely affected.

Windstream may experience negative impacts in connection with various recent transactions.

In addition to the proposed acquisition of NuVox, Windstream has recently completed or announced acquisitions of Iowa Telecommunication Services, Inc., D&E Communications, Inc. and Lexcom, Inc. For more information, see “The Companies—Recent Developments” beginning at page 71.

Windstream expects to achieve substantial synergies, cost savings and growth opportunities as a result of such acquisitions. However, Windstream’s ability to realize the anticipated synergies, cost savings and growth opportunities will depend upon the successful consummation of pending acquisitions and the integration of the respective businesses of these companies with that of Windstream. Even if Windstream successfully consummates all of these acquisitions and integrates these businesses, there can be no assurance that this integration will result in the realization of the full benefit of the anticipated synergies, cost savings or growth opportunities or that these benefits will be realized within the expected time frames. Despite Windstream’s efforts to retain quality employees, Windstream might lose some employees in connection with these acquisitions. Windstream cannot assure you that the combined companies will be able to attract, retain and integrate employees following these acquisitions. It is possible that the integration process of the respective acquisitions could result in the diversion of Windstream’s management’s attention, the disruption or interruption of, or the loss of momentum in, Windstream’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect Windstream’s ability to maintain relationships with its customers and employees or Windstream’s ability to achieve the anticipated benefits of these acquisitions, or could reduce the earnings or otherwise adversely affect Windstream’s business and financial results. The market price of Windstream common stock may decline as a result of these acquisitions if the consummation of these acquisitions or the integration of these businesses is unsuccessful or takes longer than expected, the perceived benefits of these acquisitions are not achieved as rapidly or to the extent anticipated by financial analysts or investors, or the effect of these acquisitions on Windstream’s financial results is not consistent with the expectations of financial analysts or investors.

Windstream’s operations require substantial capital expenditures.

Windstream requires substantial capital to maintain, upgrade and enhance its network facilities and operations. During 2008, Windstream incurred $317.5 million in capital expenditures. In addition, Windstream’s current dividend practice utilizes a significant portion of its cash generated from operations and therefore limits its operating and financial flexibility and its ability to significantly increase capital expenditures. While Windstream has historically been able to fund capital expenditures from cash generated from operations, the other risk factors described in this section could materially reduce cash available from operations or significantly increase its capital expenditure requirements, and these outcomes could cause capital not to be available when needed. This could adversely affect Windstream’s business.

Unfavorable changes in financial markets could adversely affect Windstream’s pension plan investments resulting in material funding requirements to meet pension obligations.

Windstream’s pension plan invests in marketable securities, including marketable debt and equity securities denominated in foreign currencies, which are exposed to changes in the financial markets. As of December 31, 2008, the fair market value of these investments, totaling $654.0 million, declined 34.7 percent from approximately $1,001.0 million at December 31, 2007, primarily due to declines in the market value of assets held. As a result of the decline in fair market value of these investments, Windstream expects to make future cash contributions to the plan, the amount and timing of which will depend on various factors including the finalization of funding regulations, future investment performance, changes in future discount rates and changes in demographics of the population participating in the Company’s qualified pension plan. Returns generated on plan assets have historically funded a large portion of the benefits paid under Windstream’s pension plan. Continued returns below its currently estimated long term rate of return of 8.0 percent could significantly increase Windstream’s contribution requirements, which could adversely affect Windstream’s cash flows from operations.

For the nine months ended September 30, 2009, the fair market value of Windstream’s pension plan investments increased 9.8 percent to $718.3 million. This increase was primarily due to increases in the value of assets held of $133.9 million and contributions of $2.5 million, partially offset by routine benefit payments of $37.3 million, lump sum distributions of $32.1 million and administrative expenses.

Windstream’s relationships with other communications companies are material to its operations and their financial difficulties may adversely affect Windstream.

Windstream originates and terminates calls for long distance carriers and other interexchange carriers over its network in exchange for access charges that represent a significant portion of Windstream’s revenues. Should these carriers go bankrupt or experience substantial financial difficulties, Windstream’s inability to timely collect access charges from them could have a negative effect on Windstream’s business and results of operation.

Disruption in Windstream’s networks and infrastructure may cause Windstream to lose customers and incur additional expenses.

To be successful, Windstream will need to continue to provide its customers with reliable service over its networks. Some of the risks to its networks and infrastructure include: physical damage to access lines, breaches of security, capacity limitations, power surges or outages, software defects and disruptions beyond its control, such as natural disasters and acts of terrorism. From time to time in the ordinary course of business, Windstream will experience short disruptions in its service due to factors such as cable damage, inclement weather and service failures of its third party service providers. Windstream could experience more significant disruptions in the future. Windstream could also face disruptions due to capacity limitations if changes in its customers’ usage patterns for its high-speed Internet services result in a significant increase in capacity utilization, such as through increased usage of video or peer-to-peer file sharing applications. Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause Windstream to lose customers and incur expenses, and thereby adversely affect its business, revenue and cash flows.

Weak economic conditions may decrease demand for Windstream’s services.

Windstream could be sensitive to economic conditions and downturns in the economy. Downturns in the economy and vendor concentration in the markets Windstream serves could cause its existing customers to reduce their purchases of its basic and enhanced services and make it difficult for Windstream to obtain new customers.

Key suppliers may experience financial difficulties that may impact Windstream’s operations.

Windstream purchases a significant amount of equipment from key suppliers to maintain, upgrade and enhance its network facilities and operations. Should these suppliers experience financial difficulties, it could adversely affect Windstream’s business through increased prices to source purchases through alternative vendors or unanticipated delays in the delivery of equipment and services purchased.

Windstream’s Data Center Migration could result in a material disruption to our operations.

Windstream currently outsources the data centers for its information technology (“IT”) systems and internet service provider systems to a third party under a contract ending June 30, 2010. The third party service provider has provided notice that this contract will not be renewed, and Windstream will be required to relocate each of these data centers to a new location and service provider. The data center services to be migrated include managed mainframe services, output processing, IT support services, and data storage, and these data center services support most of Windstream’s IT systems including billing, financial reporting, customer service, assignment and provisioning. While this data center migration will be a complex process, Windstream believes that it has sufficient time and resources to complete a successful migration. However, our inability to complete this migration successfully could result in a material disruption in our ability to service customers, process bills and perform other support services and could thereby adversely affect our business, revenue and cash flows.

Adverse developments in Windstream’s relationship with its employees could adversely affect its business, financial condition or results of operations.

As of September 30, 2009, approximately 1,730 Windstream employees, or 25 percent of all of Windstream’s employees, at various sites were covered by collective bargaining agreements. Windstream’s relationship with these unions generally has been satisfactory, but occasional work stoppages have occurred. Within the last six years, one work stoppage occurred at its facility in Lexington, Kentucky, which involved approximately 350 employees and lasted approximately 120 days. Any work stoppages in the future could have a material adverse effect on Windstream’s business, financial condition or results of operations.

Windstream is currently party to twenty-one (21) collective bargaining agreements and one (1) national pension agreement with several unions, which expire at various times. In addition, the proposed Employee Free Choice Act (“EFCA”), if enacted, could increase organizational activity at locations where employees are currently not represented by a labor organization. Of its existing collective bargaining agreements, one (1) agreement, covering a total of approximately 104 Kentucky employees as of December 14, 2009, is due to expire in the first quarter of 2010, and remains subject to renewal negotiations. Historically, Windstream has succeeded in negotiating new collective bargaining agreements without work stoppages; however, no assurances can be given that Windstream will succeed in negotiating new collective bargaining agreements to replace the expiring ones without work stoppages. Increases in organizational activity or any future work stoppages could have a material adverse effect on its business, financial condition or results of operations.

Windstream cannot assure you that it will continue paying dividends at the current rate.

Windstream’s board of directors has adopted a current dividend practice for the payment of quarterly cash dividends at a rate of $0.25 per share of Windstream common stock. This practice can be changed at any time at the discretion of the board of directors, and Windstream common stockholders should be aware that they have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations or significantly increase Windstream’s capital expenditure requirements, and these outcomes could cause capital not to be available when needed in an amount sufficient to support Windstream’s current dividend practice. The amount of dividends that Windstream may distribute is also limited by restricted payment and leverage covenants in Windstream’s credit facilities and indentures, and, potentially, the terms of any future indebtedness that Windstream may incur. The amount of dividends that Windstream may distribute is also subject to restrictions under Delaware law. If Windstream’s board of directors were to adopt a change in its current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of Windstream common stock.

In addition, the American Jobs and Growth Tax Relief Reconciliation Act of 2003 designated qualifying dividend payments on capital stock as long term capital gains, which capped the federal tax rate on these payments at fifteen percent (15%). The provisions of this act are set to expire in 2010, and if not renewed, dividends will become taxable as ordinary income to the stockholder at their current federal tax rate. This could adversely effect the market price of Windstream common stock by decreasing the after-tax yield of holding the stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement/prospectus contains or incorporates by reference forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the use of terms such as “will,” “may,” “should,” “continue,” “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions identify forward-looking statements; and any statements regarding the benefits of the merger, or Windstream’s or NuVox’s expected financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, the statements contained in the sections “Questions and Answers about the Merger,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Windstream’s Reasons for the Merger,” “The Merger—NuVox’s Reasons for the Merger” and “The Merger—Opinion of Financial Advisor to NuVox” including, without limitation, any statements as to the expected impact of the merger on Windstream’s free cash flow accretion or dividend payout ratio, any valuation analysis derived from projections or financial forecasts and any descriptions of anticipated cost savings or other synergies referred to therein, and certain statements incorporated by reference from documents filed with the SEC by Windstream including, without limitation, any statements contained herein or therein regarding the possible or assumed future results of operations of Windstream’s businesses, the markets for Windstream’s services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the merger, and other statements contained or incorporated by reference herein regarding matters that are not historical facts constitute forward-looking statements.

These forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	Windstream’s and NuVox’s ability to complete the merger;

•	Windstream’s ability to successfully integrate NuVox’s operations and to realize synergies from the merger;

•	failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals;

•	Windstream’s and NuVox’s ability to effectively manage their regulatory compliance and service quality;

•	Windstream’s and NuVox’s ability to sell product offerings or enhanced services;

•	changes in accounting policies or practices;

•	changes in rates or traffic that are subject to access charges;

•	adverse changes in economic conditions, nationally and in the regions in which Windstream and NuVox operate;

•	the extent, timing, and overall effects of competition in the communications business;

•	continued access line loss;

•	the impact of new, emerging or competing technologies;

•	the adoption of inter-carrier compensation and/or universal service reform proposals by the FCC or the U.S. Congress that results in a significant loss of revenue to Windstream;

•	material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers;

•	material changes in communications technology;

•	the potential for adverse changes in the ratings given to Windstream’s debt by nationally accredited ratings organizations;

•	the availability and cost of financing in the corporate debt markets;

•	the effects of work stoppages;

•	unexpected results of litigation;

•

unexpected or unfavorable rulings by regulatory authorities in proceedings regarding universal service funds, inter-carrier compensation or other matters that could reduce revenues or increase expenses;

•	the impact of equipment failure, natural disasters or terrorist acts;

•	the effects of federal and state legislation, rules and regulations governing the communications industry;

•	changes in Windstream’s and NuVox’s ability to manage their operations, costs and capital expenditures, to pay dividends and to reduce or refinance debt;

•	the effects of any unfavorable outcome with respect to any of Windstream’s or NuVox’s current or future legal, governmental or regulatory proceedings, audits or disputes;

•	increased medical, retiree and pension expenses and related funding requirements;

•	Windstream’s ability to successfully renegotiate expiring union contracts;

•	changes in income tax rates and tax laws;

•	unexpected adverse results relating to the relocation of Windstream’s data center; and

•	those factors listed under the heading “Risk Factors.”

In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) general industry and market conditions and growth rates, economic conditions and governmental and public policy changes. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this information statement/prospectus, including the cautionary information set forth under the heading “Risk Factors” beginning on page 16.

We caution you not to place significant reliance on these forward-looking statements, which speak only as of the date of this information statement/prospectus or the date of the incorporated documents, as applicable, and we undertake no obligation and disclaim any duty to update or revise any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information.”

THE MERGER

General

On November 2, 2009, the NuVox board of directors unanimously approved the merger agreement that provides for the acquisition by Windstream of NuVox through a merger of Merger Sub, a newly formed and wholly-owned subsidiary of Windstream, with and into NuVox. After the merger, NuVox will be the surviving entity and the separate corporate existence of Merger Sub will cease. At the effective time, each share of NuVox common stock (other than shares owned by NuVox, Windstream, Merger Sub or Windstream’s other subsidiaries) will be converted into the right to receive a combination of cash, without interest, and shares of Windstream common stock. The merger agreement provides that the merger consideration and any other amounts payable in conjunction with the merger consideration will be adjusted appropriately if, during the period between the date of the merger agreement and the effective time of the merger, the outstanding shares of NuVox common stock or Windstream common stock are changed in any way by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend on any such outstanding shares with a record date during such period, or any other similar event.

Merger Consideration

The aggregate consideration that will be paid by Windstream to NuVox stockholders in the merger is $279.6 million in cash and 18,714,859 shares of Windstream common stock. This consideration includes the consideration payable to holders of in-the-money NuVox stock options and stock appreciation rights outstanding immediately prior to the effective time of the merger.

NuVox Common Stock

At the effective time of the merger, each share of NuVox common stock will entitle the holder thereof to receive the merger consideration, which will consist of two components: the Windstream stock consideration and the cash consideration. The Windstream stock consideration refers to the number of shares of Windstream common stock payable in the merger for each share of NuVox common stock outstanding at the effective time of the merger. This value is determined by dividing 18,714,859 by the total number of shares of NuVox common stock outstanding immediately prior to the effective time of the merger. The stock component of the merger consideration represented approximately 40% of the aggregate merger consideration at the time the merger agreement was negotiated based on a per share value of $9.96 for Windstream common stock, which was calculated as the average of recent prices for Windstream common stock as reported by the NYSE during the negotiation of the merger. Assuming that NuVox does not issue any shares of common stock following the execution of the merger agreement and that no holders of NuVox stock options that are in-the-money exercise their options, each share of NuVox common stock will entitle the holder thereof to receive .0747 shares of Windstream common stock in the merger. Based on the closing price of Windstream common stock on the NYSE on November 2, 2009, the last trading day prior to the public announcement of execution of the merger agreement, this amount is the equivalent of $0.73 per share of NuVox common stock.

The cash consideration payable for each share of NuVox common stock is determined by dividing (i) the difference obtained by subtracting the aggregate consideration payable to holders of NuVox stock options and stock appreciation rights outstanding immediately prior to the effective time of the merger from the aggregate cash consideration by (ii) the number of shares of NuVox common stock outstanding at closing. The aggregate cash consideration equals $279.6 million plus the aggregate amount of any proceeds received by NuVox from the exercise of NuVox stock options from the date the merger agreement was executed until immediately prior to the effective time of the merger. Assuming that NuVox does not issue any shares of common stock following the execution of the merger agreement and no one exercises NuVox stock options or stock appreciation rights that are in-the-money prior to the effective time of the merger, each share of NuVox common stock will be entitled to receive $1.03 in cash per share in the merger.

Based on the closing price of Windstream common stock of $9.79 on November 2, 2009, the last trading day prior to the public announcement of execution of the merger agreement, and after deducting the cash payment to be made to holders of in-the-money NuVox stock options and stock appreciation rights from the cash portion of the merger consideration, the merger consideration represented approximately $1.76 in value for each share of NuVox common stock outstanding, consisting of $1.03 in cash and $0.73 in the form of Windstream common stock. Based on the closing price of Windstream common stock of $             per share on January    , 2010, the latest practicable date prior to the printing of this information statement/prospectus, and after deducting the cash payment to be made to holders of in-the-money NuVox stock options and stock appreciation rights from the cash portion of the merger consideration, the merger consideration represented approximately $             in value for each share of NuVox common stock outstanding, consisting of $             in cash and $             in the form of Windstream common stock. The amount of merger consideration to be received by NuVox stockholders may fluctuate between the date of this information statement/prospectus and the closing of the merger as a result of changes in the market price for Windstream common stock, the total number of shares of NuVox common stock outstanding at closing, the total number and exercise prices of NuVox stock options and stock appreciation rights outstanding at closing and any proceeds received by NuVox from the exercise of stock options prior to closing.

NuVox Options and Stock Appreciation Rights

Each outstanding NuVox stock option and stock appreciation right granted under NuVox’s stock incentive plans, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option or stock appreciation right will be entitled to receive an amount in cash, without interest and less any applicable tax to be withheld, equal to (i) the excess, if any, of the per share value of the merger consideration (based on a per share value of $9.96 for Windstream common stock, which was calculated as the average of recent prices for Windstream common stock as reported by the NYSE during the negotiation of the merger) over the per share exercise price of such NuVox stock option or stock appreciation right, as applicable, multiplied by (ii) the total number of shares of NuVox common stock underlying such NuVox stock option or stock appreciation right, with the aggregate amount of such payment rounded up to the nearest cent. The amount will be paid in a lump sum as soon as practicable after the effective time of the merger. This means that all out-of-the-money NuVox stock options and stock appreciation rights will be cancelled without any payment.

NuVox Warrants

Each warrant to purchase NuVox common stock outstanding immediately prior to the effective time will be assumed by Windstream and converted into a warrant to purchase shares of Windstream common stock. Each warrant as so assumed and converted shall continue to have the same terms and conditions as set forth in the applicable warrant certificate and any related agreements immediately prior to the effective time, except that, the warrant will be exercisable for that number of whole shares of Windstream common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of NuVox common stock purchasable under such warrant immediately prior to the effective time of the merger multiplied by (ii) the quotient obtained by dividing the per share merger consideration by $9.96. The per share exercise price of Windstream common stock to be issued upon exercise of the warrant (rounded up to the nearest whole cent) will be the equal to the quotient of (A) the per share exercise price of such warrant immediately prior to the effective time divided by (B) the quotient obtained by dividing the per share merger consideration by $9.96.

Fluctuations in Merger Consideration

Changes in Market Value of Windstream Common Stock. Because the total consideration to be paid by Windstream in the merger is based, in part, on a fixed number of shares of Windstream common stock, the total value a NuVox stockholder will receive in the merger is subject to change based on fluctuation in the market price for Windstream common stock. By way of illustration, on November 2, 2009, the last trading day prior to the public announcement of the execution of the merger agreement, and after deducting the cash payment to be made to holders of in-the-money NuVox stock options and stock appreciation rights from the cash portion of the merger consideration, the merger consideration represented approximately $1.76 in value for each share of NuVox common stock, consisting of $1.03 in cash and $0.73 in the form of Windstream common stock. The closing price for Windstream common stock on November 2, 2009 was $9.79. If the market price for Windstream common stock increases to $10.79 on the closing date, the stock portion of the merger consideration would correspondingly increase to $0.80, and the total per share merger consideration to be received by each NuVox stockholder would increase to $1.83. Conversely, if the market price of Windstream common stock decreases to $8.79 on the closing date, the stock portion of the merger consideration would correspondingly decrease to $0.65, and the total per share merger consideration to be received by each NuVox stockholder would decrease to $1.68.

Changes in Number of NuVox Shares. The aggregate merger consideration to be paid by Windstream in the merger is fixed at $279.6 million in cash and 18,714,859 shares of Windstream common stock. Such amounts will be divided among the total number of shares of NuVox common stock outstanding at the effective time of the merger. At November 2, 2009, after deducting the cash payment to be made to holders of in-the-money NuVox stock options and stock appreciation rights from the cash portion of the merger consideration, the merger consideration represented approximately $1.76 in value for each share of NuVox common stock. This amount was based on 250.2 million shares of NuVox common stock outstanding as of November 2, 2009. If NuVox were to issue more shares of common stock or if holders of NuVox stock options that are in-the-money were to exercise such options between November 2, 2009 and the closing date, the per share merger consideration would be reduced. For example, if the total number of NuVox shares increased to 260.2 million by the closing date, the per share amount of merger consideration would be reduced from $1.76 to $1.69.

Changes in Outstanding NuVox Stock Options or Stock Appreciation Rights. The cash portion of the merger consideration to be paid by Windstream to NuVox stockholders in the merger is fixed at $279.6 million. This amount will be divided among all shares of NuVox common stock outstanding at closing and all in-the-money NuVox stock options and stock appreciation rights outstanding immediately prior to closing. Any NuVox stock options or stock appreciation rights that are in-the-money immediately prior to closing will be entitled to receive all cash in exchange for such equity awards. If the total number of such equity awards were to increase, the cash portion of the merger consideration to be received by NuVox stockholders would correspondingly decrease. By way of illustration, on November 2, 2009, the per share amount for the cash portion of the merger consideration was $1.03. The amount was based on 250.2 million shares of NuVox common stock outstanding and 24.4 million outstanding in-the-money stock options and 0.8 million outstanding in-the-money stock appreciation rights at an average exercise price of $0.86. If the total number of these equity awards were to increase by 2.0 million prior to the closing date to 27.2 million outstanding at an average exercise price of $0.86, the per share amount of the cash portion of the merger consideration would decrease to $1.02.

However, if the total amount of these equity awards were to decrease prior to the closing date, the cash portion of the merger consideration would increase as further described below. Equity awards that convert to common stock prior to the closing date will be entitled to receive the merger consideration of cash and Windstream common stock, rather than 100 percent cash paid to equity award holders. As such, a decrease in the total number of equity awards would result in a slight increase to the cash portion of the merger consideration and a decrease in the per share stock consideration to be received by NuVox stockholders at closing due to the increase in shares outstanding as described above. As a result, a decrease in the total number of equity awards of 2.0 million with an average exercise price of $0.86 would result in total merger consideration for each outstanding common share of NuVox of $1.76, $1.03 of which would be cash and $0.73 would represent Windstream common stock.

Background of the Merger

The board of directors of NuVox, together with the company’s senior management and advisors, has periodically reviewed and considered various strategic opportunities available to NuVox, including whether the continued execution of NuVox’s strategy as a stand-alone company or the possible sale of NuVox to, or a combination of NuVox with, a third party offered the best avenue to enhance stockholder value. During the past two and a half years, representatives of NuVox held various conversations with representatives of other telecommunications companies, and conducted negotiations and due diligence activities, in connection with potential business combination transactions. None of these conversations, negotiations or activities, other than those with Windstream, ultimately resulted in an agreement.

On May 14, 2009, at the direction of Windstream, Oppenheimer & Co. Inc. (“Oppenheimer”), financial advisor to Windstream, contacted James B. Fleming, Jr., a member of the NuVox board of directors and informed Mr. Fleming that an unnamed telecommunications company was interested in a potential business transaction involving NuVox.

Also, on May 14, 2009, Mr. Fleming contacted David L. Solomon, chairman of the NuVox board of directors, and informed him that an unnamed telecommunications company had expressed interest in learning more about NuVox and discussing with representatives of NuVox a potential business transaction. Mr. Fleming suggested that Mr. Solomon contact Oppenheimer for a follow-up conversation.

On May 19, 2009, at the direction of Windstream, Oppenheimer contacted Mr. Solomon to learn more about the strategies and operations of NuVox so that Oppenheimer could provide that information to the unnamed telecommunications company in connection with a potential business transaction. Mr. Solomon suggested that he and James W. Akerhielm, Chief Executive Officer of NuVox, should convene and then have a follow-up conversation with Oppenheimer the following day. On May 20, 2009, Mr. Solomon and Mr. Akerhielm had this follow-up conversation with Oppenheimer to further discuss the strategies and operation of NuVox and the potential for a transaction involving NuVox and the unnamed telecommunications company, as well as NuVox’s potential interest in such a transaction. Mr. Solomon and Mr. Akerhielm agreed to provide Oppenheimer with a brief slide presentation containing an overview of the business and operations of NuVox. Mr. Solomon provided this presentation to Oppenheimer on May 22, 2009.

On June 2, 2009, Mr. Solomon, Mr. Akerhielm and Donald G. Donahoe, Vice President, Finance of NuVox, met briefly with Oppenheimer, on behalf of Windstream, to discuss the unnamed telecommunications company’s interest in engaging in a potential business transaction with NuVox. On June 23, 2009, at the direction of Windstream, Oppenheimer informed Mr. Solomon that Windstream was the unnamed telecommunications company and that representatives of Windstream would like to meet with selected executives of NuVox.

Following preliminary discussions between NuVox, Windstream and their respective advisors, on July 13, 2009, NuVox and Windstream executed an Information Exchange and Non-Disclosure Agreement governing the use of information provided to each party by the other in connection with the evaluation of a possible business transaction.

On July 16, 2009, Mr. Solomon, Mr. Akerhielm and Michael P. Gallagher, President, Strategic Markets of NuVox, met with Jeffery R. Gardner, President and Chief Executive Officer of Windstream, Brent K. Whittington, then Executive Vice President and Chief Financial Officer of Windstream, Anthony W. Thomas, then Controller of Windstream, Richard J. Crane, Executive Vice President and Chief Marketing Officer of Windstream, and Windstream’s financial advisor in Charlotte, North Carolina. At this meeting, NuVox and Windstream provided overviews of their respective businesses and operations and discussed key synergy items.

On July 22, 2009, NuVox received a request from Windstream for selected diligence information to more fully evaluate the potential for a business transaction involving NuVox and Windstream. On August 4, 2009, NuVox provided certain due diligence information to Windstream.

On August 11, 2009, Mr. Solomon, Mr. Akerhielm and Mr. Donahoe participated in a conference call with Mr. Whittington, who by that time had been appointed Chief Operating Officer of Windstream, Mr. Thomas, who by that time had been appointed Chief Financial Officer of Windstream, and Windstream’s financial advisor. On this call, the companies discussed the due diligence materials NuVox had provided to Windstream on August 4, 2009.

On August 17, 2009, certain members of the NuVox board of directors and NuVox management participated in a regularly-scheduled telephone conference (which members of the NuVox board of directors typically hold between meetings). The NuVox board of directors discussed NuVox’s strategy for negotiations with Windstream and provided NuVox management with guidance for conducting such negotiations.

On August 18, 2009, Windstream delivered an initial letter of intent to NuVox that formally expressed Windstream’s interest in pursuing a business transaction with NuVox. Over the course of the following week, NuVox management, together with representatives of Deutsche Bank Securities Inc. (“Deutsche Bank”) and Wells Fargo Securities, LLC (“Wells Fargo”), financial advisors to NuVox, reviewed the letter of intent and analyzed the proposed transaction in preparation for a meeting of the NuVox board of directors.

On August 26, 2009, the NuVox board of directors held a special telephonic meeting to discuss Windstream’s letter of intent, NuVox’s planned response to the letter of intent and the valuation of NuVox’s common stock. The NuVox board of directors discussed with NuVox management and representatives of Deutsche Bank and Wells Fargo a preliminary valuation of NuVox common stock based on various metrics, as well as an analysis of Windstream and its common stock, the proposed transaction, other potential transaction partners and certain precedent transactions. Later that day, in accordance with the instructions of the NuVox board of directors, NuVox management responded to Windstream by requesting, among other things, an increase in the proposed purchase price and the modification of certain other terms in the letter of intent. Over the course of the following week, NuVox management and representatives of Deutsche Bank discussed with representatives of Oppenheimer NuVox’s comments on the letter of intent and the terms of a potential transaction.

On September 2, 2009, Windstream delivered a revised letter of intent to NuVox that increased the proposed net equity purchase price for NuVox. Later that day, representatives of Deutsche Bank, Wells Fargo and Oppenheimer held a telephone conference call to review the revised letter of intent. During the next two weeks, NuVox management and representatives of Deutsche Bank and Wells Fargo continued discussions with respect to a potential transaction with representatives of Oppenheimer.

On September 16, 2009, the NuVox board of directors held a regularly-scheduled meeting. Representatives of Deutsche Bank and Wells Fargo reviewed with the NuVox board of directors Windstream’s revised proposal and the NuVox board of directors then discussed NuVox’s strategic options for responding to this proposal and negotiating an improved purchase price and other terms of the proposed transaction. The NuVox board of directors also discussed with NuVox management and representatives of Deutsche Bank and Wells Fargo the potential merits of alternative transactions, including a sale of NuVox to other transaction partners and a potential initial public offering of NuVox’s common stock.

Also, on September 16, 2009, the Windstream board of directors met at a regularly-scheduled meeting at which the board of directors conducted a general review of its strategic alternatives. During the meeting, the Windstream board received a report from Windstream management on a potential transaction with NuVox, including the discussions that had occurred with representatives of NuVox, the historical financial and operating performance of NuVox and related matters.

On September 18, 2009, Windstream delivered to NuVox a term sheet summarizing key financial terms of a further revised proposal, now reflecting a higher net equity purchase price. NuVox management and representatives of Deutsche Bank and Wells Fargo discussed NuVox’s response to this revised proposal and, based on direction from the NuVox board of directors, presented a final, compromise proposal, based on a net equity purchase price of $466.0 million, to Windstream. Representatives of Deutsche Bank presented the compromise proposal on behalf of NuVox to representatives of Oppenheimer on September 20, 2009 and, on September 21, 2009, at the direction of Windstream, Oppenheimer informed Deutsche Bank that Windstream agreed to that proposal.

On September 23, 2009, Windstream delivered to NuVox a signed letter of intent reflecting the compromise agreement including a proposed net equity purchase price of $466.0 million. The letter of intent also included provisions requiring NuVox to negotiate exclusively with Windstream for a period of 30 days and immediately to inform Windstream of any proposal received by a third party for a competing transaction. Later that day, representatives of Deutsche Bank and Oppenheimer discussed the terms of the revised letter of intent and, on behalf of Windstream, Oppenheimer delivered to Deutsche Bank a preliminary due diligence request list with respect to NuVox.

On September 24, 2009, following a meeting among Mr. Solomon, Mr. Akerhielm and Mr. Gardner in Rome, Georgia, NuVox countersigned the letter of intent delivered by Windstream the previous day.

Over the next two weeks, Windstream and NuVox, together with their respective management and advisors, commenced a due diligence investigation concerning the respective businesses and operations of the two companies.

On October 7, 2009, Mr. Gallagher received an unsolicited inquiry from an officer of another telecommunications company expressing interest in exploring a possible strategic transaction with NuVox, and Mr. Gallagher informed Mr. Solomon and Mr. Akerhielm of the inquiry. Mr. Solomon and Mr. Akerhielm discussed the other company and its expression of interest with Mr. Gallagher, and then with Mr. Fleming and James F. Wade, also a member of the NuVox board of directors, and determined that the other company likely would be unable to match the purchase price set forth in the letter of intent. Mr. Solomon and Mr. Akerhielm observed that a combination of NuVox with the other company did not offer the degree of strategic advantages presented by a potential combination of NuVox and Windstream and that the other company did not have a track record of multiple major acquisitions and lacked sufficient cash on its balance sheet to make it an attractive transaction partner. Mr. Solomon and Mr. Akerhielm further noted that NuVox had certain obligations to Windstream pursuant to the letter of intent and that the potential benefits of pursuing a transaction with the other company were outweighed by the resulting risks to the proposed Windstream transaction. At the instruction of Mr. Solomon and Mr. Akerhielm, Mr. Gallagher did not respond to the third party inquiry. As required by the letter of intent, Mr. Solomon and Mr. Akerhielm advised Windstream of the other company’s unsolicited call.

On October 8, 2009, representatives of NuVox and Windstream, together with the parties’ respective advisors, met in Greenville, South Carolina to conduct a series of due diligence meetings.

On October 9, 2009, Kutak Rock LLP (“Kutak Rock”), counsel to Windstream, delivered an initial draft of the merger agreement to NuVox and Cravath, Swaine & Moore LLP (“Cravath”), counsel to NuVox. NuVox and its legal and financial advisors reviewed and discussed the draft merger agreement and, on October 17, 2009, Cravath delivered NuVox’s preliminary comments on the merger agreement to Windstream and Kutak Rock.

Following discussions among NuVox, Windstream and their respective legal and financial advisors, as well as certain NuVox stockholders and their legal advisors, Kutak Rock distributed a revised draft of the merger agreement on October 24, 2009. Over the next week, the parties and their respective advisors continued to negotiate the terms and exchange drafts of the merger agreement and the related transaction documents, including the consent agreement.

On October 30, 2009, the Windstream board of directors held a special telephonic meeting to review a proposal by Windstream management seeking approval of the merger. At the meeting, Windstream management reported to the Windstream board of directors on the proposed transaction, including the status of discussions and negotiations with NuVox, the results of Windstream’s diligence investigation of NuVox, the strategic rationale for the transaction and related matters, certain financial aspects of the transaction and each of the companies and a summary of the material terms of the proposed agreement and plan of merger. After deliberations at the meeting, the Windstream board of directors approved the merger, the merger agreement and the other definitive agreements.

On November 2, 2009, the NuVox board of directors held a special telephonic meeting. At the meeting, NuVox management updated the board of directors on the status of the negotiations with Windstream, including the strategic rationale of, and related matters with respect to, the proposed merger. Representatives of Cravath reviewed and discussed with the board of directors the fiduciary duties of directors in the context of considering NuVox’s strategic alternatives, and reviewed with the board of directors the principal terms of the merger agreement and the other definitive transaction agreements, including the consent agreement. NuVox management, together with representatives of Deutsche Bank and Wells Fargo, also reviewed and discussed with the board of directors certain financial analyses relating to the terms of the proposed merger. The board of directors then considered and discussed the strategic rationale and benefits and risks of the proposed merger. Representatives of Deutsche Bank then presented to the NuVox board of directors Deutsche Bank’s financial analysis of the proposed merger, and indicated that Deutsche Bank was prepared to deliver its opinion to the NuVox board of directors to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of NuVox’s common stock. The members of the board of directors then discussed the proposed merger among themselves and with NuVox management and NuVox’s legal and financial advisors. Following this discussion, the board of directors unanimously determined that the merger agreement and proposed merger were advisable and in the best interests of NuVox and its stockholders, approved the merger agreement, the merger and the other transactions contemplated thereby in accordance with Delaware law and recommended that the stockholders of NuVox adopt the merger agreement and approve the merger and the related transactions. The board of directors also authorized the appropriate officers of NuVox to finalize, execute and deliver the merger agreement and the other transaction documents.

During the night of November 2, 2009, NuVox and Windstream finalized and executed the definitive merger agreement. On November 3, 2009, prior to the commencement of trading on the NYSE, Windstream and NuVox issued a joint press release announcing the execution of the definitive merger agreement.

Windstream’s Reasons for the Merger

Windstream’s board of directors has unanimously approved and adopted the merger agreement. In evaluating the merger, Windstream’s board of directors consulted with Windstream’s management, as well as with Windstream’s legal and financial advisors and, in reaching its conclusions, Windstream’s board of directors considered, among other things, the following material factors:

•	the merger will provide Windstream with the ability to advance its strategy to grow broadband and business revenues;

•

the complementary nature of the respective customer bases, services and skills of Windstream and NuVox is expected to result in increased opportunities to enhance the capabilities of both companies, as the merger adds approximately 90,000 business customers in complementary markets in 16 contiguous states across the Southeast and Midwest;

•	the opportunity to grow NuVox’s product suite, increase penetration and improve customer retention;

•

the expectation that the merger will have a positive impact on Windstream’s free cash flow per share beginning in the first full year of operations (defined as net cash provided from operations less net cash used in the procurement of property, plant and equipment);

•	the expectation that the merger will improve Windstream’s dividend payout ratio in the first full year of operations (defined as dividends paid on common shares divided by free cash flow); and

•

the expectation that the combined company will achieve approximately $30 million in annual cost and capital expenditure savings, coming from, among other things, network and operational efficiencies, consolidating administrative activities, sharing support infrastructure and best practices, and improved broadband penetration.

Windstream’s board of directors considered the above reasons together with various other reasons for approving and adopting the merger agreement. Windstream’s board of directors did not assign relative weights to the above reasons or the other reasons considered by it. Further, individual members of Windstream’s board of directors may have given different weight to different reasons.

NuVox’s Reasons for the Merger

The NuVox board of directors believes that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of NuVox and its stockholders. Accordingly, the NuVox board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby and unanimously recommended that NuVox’s stockholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby.

As described above under “—Background of the Merger,” the NuVox board of directors, prior to and in reaching its decision at its meeting on November 2, 2009 to approve the merger agreement, the merger and the other transactions contemplated thereby, consulted with NuVox management and NuVox’s financial and legal advisors and considered a variety of factors weighing positively in favor of the merger, including, but not limited to, the following:

•	the value to be received by holders of NuVox common stock in the merger;

•

the fact that the approximately 60% cash and 40% stock split in the merger consideration (based on a per share value of $9.96 for Windstream common stock, which was calculated as the average of recent prices for Windstream common stock as reported by the NYSE during the negotiation of the merger) to be paid to NuVox’s stockholders affords NuVox’s stockholders the opportunity both to participate in the growth and opportunities of the combined company through the stock component and to receive cash for a portion of the value of their shares through the cash component;

•

the opportunity, because the stock portion of the merger consideration is a fixed number of shares of Windstream common stock, for NuVox’s stockholders to benefit from any increase in the trading price of Windstream common stock between the announcement of the merger and the completion of the merger;

•

the NuVox board of directors’ analysis of (i) other proposed transactions involving NuVox over the past two and a half years and (ii) other strategic alternatives for NuVox, including continued growth as an independent company, an initial public offering of NuVox common stock and the potential to acquire, be acquired or combine with third parties;

•

the strategic benefits of the transaction, including the complementary nature of the geographic territories and personnel of NuVox and Windstream and the belief that combining the businesses of NuVox and Windstream will create a scalable platform for growth and acquisitions in the competitive local exchange carrier sector and in particular with respect to the small and medium enterprises segment, which are expected to create value for the combined company’s stockholders;

•

the financial benefits of the transaction, including the free cash flow per share accretion that the merger is expected to provide to the combined company’s stockholders and the anticipated cost savings and operating synergies available to the combined company through consolidation and integration of certain functions, which are expected to create value for the combined company’s stockholders;

•	the advantages that the combined entity will have over NuVox as a standalone company, especially in the current economic environment;

•

the belief that the terms of the merger agreement and the other transaction documents, taken as a whole, provide a significant degree of certainty that the merger will be completed, including the facts that (i) the conditions required to be satisfied prior to completion of the merger, such as the receipt of

NuVox stockholder approval and antitrust clearance, are expected to be fulfilled, (ii) the merger agreement does not include a financing condition to Windstream’s obligation to consummate the merger and (iii) there are limited circumstances in which Windstream may terminate the merger agreement;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable; and

•

the financial presentation of Deutsche Bank and its written opinion to the NuVox board of directors, dated November 2, 2009, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of NuVox’s common stock. The full text of the written opinion of Deutsche Bank, which sets forth the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in rendering its opinion, is attached as Annex C to this information statement/prospectus. A summary of the presentation and opinion of Deutsche Bank appears in the section below entitled “—Opinion of the Financial Advisor to NuVox.”

In addition to these factors, the NuVox board of directors also considered the potential adverse impacts of other factors weighing negatively against the merger, including, without limitation, the following:

•

the risk that, because the stock portion of the merger consideration is a fixed number of shares of Windstream common stock, NuVox’s stockholders could be adversely affected by a decrease in the trading price of Windstream common stock after the date of execution of the merger agreement, and the fact that the merger agreement does not provide NuVox with a price-based termination right or other similar protection, such as a “collar” with respect to Windstream’s stock price, for NuVox or its stockholders;

•

the indemnification obligations of certain NuVox stockholders and the related escrow arrangements pursuant to the merger agreement, as a result of which certain NuVox stockholders will receive a portion of the merger consideration after a significant delay, if at all, and may under certain circumstances incur additional liabilities to Windstream after the closing of the merger;

•

the fact that the merger might not be completed in a timely manner or at all, due to a failure of certain conditions, including a failure of the parties to obtain required regulatory approvals in accordance with the terms of the merger agreement;

•

the risks and costs to NuVox if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential adverse effect on NuVox’s customer and other commercial relationships;

•

the fact that some of NuVox’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of NuVox’s stockholders generally, including those interests that are a result of employment and compensation arrangements with NuVox’s executive officers and the manner in which they would be affected by the merger, as described more fully in the section entitled “—Interests of Certain Persons in the Merger” beginning on page 44;

•

the restrictions on NuVox’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, which the NuVox board of directors understood, although having the potential effect of discouraging third parties from proposing a competing business combination transaction, were conditions to Windstream’s willingness to enter into the merger agreement and were reasonable in light of, among other things, the benefits of the merger to NuVox’s stockholders;

•

the inability of NuVox to terminate the merger agreement even if the NuVox board of directors changes its recommendation, which the NuVox board of directors understood, although having the potential effect (in combination with the consent agreement) of preventing NuVox’s stockholders from accepting a competing business combination transaction, was a condition to Windstream’s willingness to enter into the merger agreement and was reasonable in light of, among other things, the benefits of the merger to NuVox’s stockholders;

•

the restrictions on the conduct of NuVox’s business prior to the completion of the merger, which may delay or prevent NuVox from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is completed;

•	the fact that the receipt of the merger consideration will be taxable to NuVox’s stockholders for U.S. federal income tax purposes;

•	the challenges of combining the businesses, operations and workforces of Windstream and NuVox and realizing the anticipated cost savings and operating synergies;

•

the risks that the financial results and the stock price of the combined company might decline, including the possible adverse effects on the stock price and financial results of the combined company if the benefits and synergies expected of the merger are not obtained on a timely basis or at all; and

•	the risks described in the section entitled “Risk Factors” beginning on page 16.

The foregoing discussion of the factors considered by the NuVox board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the NuVox board of directors. In reaching its decision to declare the merger agreement advisable and that the merger is in the best interests of NuVox and NuVox’s stockholders, and, in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, the NuVox board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The NuVox board of directors considered all these factors as a whole, including discussions with, and questioning of, NuVox management and NuVox’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its decision.

For the reasons set forth above, the NuVox board of directors unanimously declared the merger agreement advisable and determined that the merger is in the best interests of NuVox and its stockholders, unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommended that NuVox’s stockholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby.

This explanation of NuVox’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements” on page 26.

Opinion of the Financial Advisor to NuVox

NuVox has retained Deutsche Bank as its financial advisor to advise the board of directors of NuVox in connection with the merger. At the November 2, 2009 meeting of the board of directors of NuVox, Deutsche Bank delivered to the board of directors of NuVox its oral opinion, which opinion was confirmed by delivery of a written opinion dated as of November 2, 2009, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of NuVox’s common stock.

The full text of the written opinion of Deutsche Bank, dated November 2, 2009, which sets forth the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in rendering its opinion, is attached as Annex C to this information statement/prospectus. Deutsche Bank expressed no opinion as to the merits of the underlying decision by NuVox to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, nor did it express an opinion or recommendation as to how any holder of NuVox common stock should vote with respect to the merger or as to whether any holder of NuVox common stock should deliver a consent with respect to the adoption of the merger agreement and the approval of the merger. The summary of the Deutsche Bank opinion set forth in this information statement/prospectus is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex C.

In connection with Deutsche Bank’s role as financial advisor to NuVox, and in arriving at its opinion, Deutsche Bank, among other things:

•

reviewed certain publicly available financial and other information concerning NuVox and Windstream, including certain publicly available financial forecasts relating to the business and financial prospects of Windstream prepared by certain research analysts, referred to below as the “Windstream Street Forecasts”;

•

reviewed certain internal analyses, financial forecasts and other information relating to NuVox prepared by management of NuVox, and held discussions with members of NuVox’s management regarding the businesses and prospects of NuVox;

•

reviewed certain internal analyses, limited near-term financial forecasts and other information relating to Windstream prepared by management of Windstream, and held discussions with members of Windstream’s management regarding the businesses and prospects of Windstream, including Windstream management’s view as to the Windstream Street Forecasts;

•	reviewed the reported prices and trading activity for the Windstream common stock;

•

to the extent publicly available, compared certain financial and stock market information for NuVox and Windstream with similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed the merger agreement and the consent agreement; and

•	performed other studies and analyses and considered any other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning NuVox or Windstream, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the permission of the board of directors of NuVox, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of NuVox or Windstream or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of NuVox or Windstream under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts relating to NuVox and Windstream made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the permission of the board of directors of NuVox that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NuVox and Windstream, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts or the assumptions on which they are based. The Deutsche Bank opinion was necessarily based upon economic, market and other conditions, and the information made available to Deutsche Bank, as of the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of the opinion.

For purposes of rendering its opinion, Deutsche Bank assumed with the permission of the board of directors of NuVox that, in all respects material to its analysis, the merger would be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no material restrictions, terms or conditions will be imposed. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by NuVox and its advisors with respect to such issues.

The Deutsche Bank opinion was approved and authorized for issuance by a fairness opinion review committee and was addressed to, and for the use and benefit of, the NuVox board of directors. The Deutsche Bank opinion was limited to the fairness, from a financial point of view, of the merger consideration to the holders of NuVox’s common stock. Deutsche Bank was not asked to, and the Deutsche Bank opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of NuVox, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by NuVox to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, nor did it express an opinion or recommendation as to how any holder of NuVox common stock should vote with respect to the merger or as to whether any holder of NuVox common stock should deliver a consent with respect to the adoption of the merger agreement and the approval of the merger. Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of NuVox’s officers, directors or employees, or any class of such persons, in connection with the merger whether relative to the amounts to be received by any other person pursuant to the merger agreement or otherwise. Deutsche Bank assumed, with the consent of the NuVox board of directors, that no agreements or arrangements with the holders of any class of securities, creditors or other constituencies of NuVox, other than the agreements and arrangements contemplated in the merger agreement, were being entered into, amended or terminated as part of the merger. The Deutsche Bank opinion did not in any manner address the prices at which Windstream’s stock will trade following the announcement or consummation of the merger.

The Deutsche Bank opinion noted that Deutsche Bank was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of NuVox or any other alternative transaction. The Deutsche Bank opinion also noted that certain holders of NuVox common stock owning more than the requisite percentage of shares required to approve the merger and adopt the merger agreement have entered into a consent agreement to deliver written consents to approve the merger and adopt the merger agreement and Deutsche Bank did not express any view on, and its opinion did not address, that agreement or any other term or aspect of the merger agreement or the merger (other than the merger consideration) or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger.

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to the board of directors of NuVox on November 2, 2009 and that were used by Deutsche Bank in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order of analyses described represent the relative importance or weight given to those analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 30, 2009, and is not necessarily indicative of current market conditions.

Transaction Overview

Based on the closing price per share of Windstream common stock of $9.64 on October 30, 2009, the conversion ratio, as defined in the merger agreement, and the aggregate cash consideration pursuant to the merger agreement of $279.6 million, Deutsche Bank noted that the implied equity value of NuVox as of that date was approximately $460 million, which is referred to below as the “implied equity value”, and the implied enterprise value of NuVox, as of that date, which is referred to below as “TEV”, was approximately $644 million.

NuVox Analysis

Analysis of Selected Publicly Traded Companies. Deutsche Bank reviewed and compared certain financial information for NuVox to the corresponding financial information, ratios and public market multiples for the following publicly traded telecommunications companies, which are referred to below as the “Selected Companies”:

•	AboveNet, Inc.

•	Cbeyond, Inc.

•	Cogent, Inc.

•	Global Crossing Telecommunications, Inc.

•	ITC^DeltaCom, Inc.

•	Level 3 Communications, Inc.

•	PAETEC Holding Corp., and

•	Time Warner Telecom Inc.

Although none of the Selected Companies is directly comparable to NuVox, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of NuVox. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Deutsche Bank opinion, concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of such companies.

In its analysis, Deutsche Bank derived and compared multiples for the Selected Companies, calculated as follows:

•	the ratio of TEV to EBITDA for calendar year 2009, which is referred to below as “TEV/2009E EBITDA”;

•	the ratio of TEV to EBITDA for calendar year 2010, which is referred to below as “TEV/2010E EBITDA”;

•	the ratio of TEV to unlevered free cash flows, or UFCF, calculated as EBITDA minus capital expenditures, for calendar year 2009, which is referred to below as “TEV/2009E UFCF”; and

•	the ratio of TEV to UFCF for calendar year 2010, which is referred to below as “TEV/2010E UFCF”.

The multiples and ratios for each of the Selected Companies were calculated using the closing price of the Selected Companies’ common stock on October 30, 2009 and were based on the most recent publicly available information, as well as Capital IQ and analyst estimates for 2009 and 2010. Using financial forecasts prepared by the management of NuVox, Deutsche Bank also calculated the same ratios for NuVox.

This analysis showed the following:

Multiple	High	Low	NuVox
TEV/2009E EBITDA	8.4x	4.1x	5.5x
TEV/2010E EBITDA	7.7x	4.5x	5.0x
TEV/2009E UFCF	28.5x	9.9x	14.1x
TEV/2010E UFCF	18.7x	9.9x	10.6x

Deutsche Bank then selected certain reference ranges for each of these ratios and calculated the corresponding ranges of implied equity values of NuVox. This analysis indicated the following ranges of implied equity values of NuVox, in each case compared to the implied equity value of $460 million:

•	based on a reference range of a 4.5x – 6.0x for NuVox’s projected 2009 EBITDA, the implied equity values of NuVox were approximately $340 million to $515 million;

•	based on a reference range of 4.5x – 5.5x for NuVox’s projected 2010 EBITDA, the implied equity values of NuVox were approximately $390 million to $517 million;

•	based on a reference range of 9.5x – 13.5x for NuVox’s projected 2009 UFCF, the implied equity values of NuVox were approximately $249 million to $432 million; and

•	based on a reference range of 9.0x – 13.0x for NuVox’s projected 2010 UFCF, the implied equity values of NuVox were approximately $362 million to $604 million.

Illustrative Discounted Cash Flow Analysis. Deutsche Bank performed an illustrative discounted cash flow analysis to determine a range of illustrative implied present equity values of NuVox based on projected UFCF for NuVox on a standalone basis for the years ending December 31, 2010 through 2014, using estimates from NuVox management. The analysis was based on a range of discount rates from 10.0% to 11.5% and perpetuity growth rates ranging from 3.0% to 4.0%. This analysis resulted in a range of implied present equity values of NuVox of approximately $371 million to $567 million, compared to the implied equity value of $460 million.

Windstream Analysis

Historical Stock Price Performance. Deutsche Bank reviewed the historical trading prices for the Windstream common stock for the period from April 30, 2008 to October 30, 2009, separately and in relation to a composite index comprised of the following competitive local exchange carriers:

•	Cbeyond, Inc.

•	ITC^DeltaCom, Inc.

•	PAETEC Holding Corp., and

•	Time Warner Telecom Inc.

Deutsche Bank noted that during this period, Windstream’s trading price decreased by 17.9% while the composite index comprised of those competitive local exchange carriers decreased by 41.8%. Deutsche Bank also calculated the average closing price for the Windstream common stock for the time periods indicated in the table below, in each case compared to the closing price of Windstream common stock of $9.64 on October 30, 2009:

Time Period Ended October 30, 2009	Average Closing Price
10-day average	$9.92
20-day average	$10.00
30-day average	$9.92
60-day average	$9.31
1-year average	$8.58

Analysis of Selected Publicly Traded Companies. Deutsche Bank reviewed and compared certain financial information for Windstream to the corresponding financial information, ratios and public market multiples for the following seven publicly traded telecommunications companies:

•	CenturyTel, Inc.

•	Cincinnati Bell, Inc.

•	Consolidated Communications Holdings, Inc.

•	FairPoint Communications, Inc.

•	Frontier Communications Corporation

•	Iowa Telecommunications Services, Inc., and

•	Qwest Communications International Inc.

Although none of these companies is directly comparable to Windstream, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Windstream. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Deutsche Bank opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of such companies.

In its analysis, Deutsche Bank derived and compared multiples for these companies and Windstream, calculated as follows:

•	the TEV/2009E EBITDA; and

•

the ratio of trading price to projected levered free cash flows for calendar year 2009, which is referred to below as “Price/2009E LFCF”. For purposes of this analysis, levered free cash flows were calculated as EBITDA (excluding pension and stock based compensation) minus cash interest, minus cash taxes, minus capital expenditures, and minus any increase in net working capital or plus any decrease in net working capital.

The multiples and ratios for each of these companies were calculated using the closing price of the companies’ common stock on October 30, 2009 and were based on the most recent publicly available information, and Capital IQ and analyst estimates for 2009. Using financial forecasts prepared by the management of Windstream and publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by selected equity research analysts, Deutsche Bank calculated the TEV/2009E EBITDA and the Price/2009E LFCF for Windstream.

This analysis showed the following:

Multiple	High	Low	Windstream
TEV/2009E EBITDA	8.2x	4.2x	5.6x
Price/2009E LFCF	6.2x	0.8x	6.2x

Analysis of Equity Analyst Price Targets. Deutsche Bank reviewed price targets for Windstream common stock published by certain equity research analysts during the period from October 13, 2008 to September 8, 2009. This analysis showed that the price targets ranged from $8.00 to $16.00 per share of Windstream common stock, with a mean price target of $10.94 and a median price target of $10.75, in each case compared to the closing price of Windstream common stock of $9.64 on October 30, 2009.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Deutsche Bank made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to NuVox or Windstream.

Deutsche Bank prepared these analyses for purposes of providing its opinion to the board of directors of NuVox as to the fairness, from a financial point of view, of the merger consideration to the holders of NuVox’s common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of NuVox or Deutsche Bank or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration to be received in the merger was determined through arm’s-length negotiations between NuVox and Windstream and was approved by the board of directors of NuVox. Deutsche Bank provided advice to NuVox during these negotiations. Deutsche Bank did not, however, recommend the merger consideration to NuVox or its board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

As described above, the opinion from Deutsche Bank to the board of directors of NuVox was one of a number of factors taken into consideration by the board of directors of NuVox in making its determination to approve the merger agreement and the merger. Deutsche Bank’s opinion should not be viewed as determinative of the views of the board of directors of NuVox or management of NuVox with respect to the merger or merger consideration. The foregoing summary does not purport to be a complete description of the analyses performed by Deutsche Bank in connection with its opinion and is qualified in its entirety by reference to its written opinion attached to this information statement/prospectus as Annex C.

NuVox selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to its engagement letter with NuVox, Deutsche Bank will be paid a fee for its services as financial advisor to NuVox in connection with the merger in the amount of approximately $3.0 million, a portion of which was paid upon delivery of its opinion and a substantial portion of which is payable contingent upon completion of the merger. NuVox also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). During the two years preceding the date of the opinion, DB Group has not provided any significant investment banking, commercial banking (including extension of credit) and other financial services to Windstream, NuVox or their respective affiliates. The DB Group may provide investment and commercial banking services to Windstream, NuVox and their respective affiliates in the future for which the DB Group would expect to receive compensation, although no specific material relationship with such parties is currently contemplated by the DB Group. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Windstream, NuVox or their respective affiliates for such members’ own accounts or for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Accounting Treatment of the Merger

The merger will be accounted for by applying the acquisition method with NuVox considered the acquiree and Windstream the acquirer for accounting and financial reporting purposes. NuVox assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Windstream. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of Windstream issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of NuVox.

Regulatory Approvals Required for the Merger

Federal Communications Commission. In order to obtain required FCC approvals, NuVox, each of NuVox’s subsidiaries that holds authorizations from the FCC that need to be transferred, and Windstream are required to file applications with the FCC seeking approval of the transfer of control to Windstream of the FCC licenses and authorizations held by NuVox and its subsidiaries. On November 18, 2009, Windstream and NuVox jointly filed such applications seeking the requisite FCC approvals. A condition to the obligation of Windstream and NuVox to complete the merger is that the requisite FCC consents be granted without any conditions other than conditions of the sort that the parties are required to fulfill (if imposed) by the merger agreement, and that all FCC consents be in full force and effect as of the date of completion of the merger.

Public Utilities Commissions. The consent or approval of the various Public Utilities Commissions will be required to be obtained prior to the effective time of the merger. Pursuant to the merger agreement, on November 16 and 17, 2009, Windstream and NuVox filed the applications and notices required for the transfer of control of the relevant franchises, licenses and similar instruments issued under the rules and regulations in the following jurisdictions: Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, South Carolina and Tennessee.

Antitrust Authorities. As a condition to the merger, the HSR Act requires NuVox and Windstream to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. Windstream and NuVox each filed notification and report forms with the DOJ and the FTC on November 20, 2009, and early termination of the waiting period was granted effective December 3, 2009.

Commitment to Obtain Approvals. NuVox and Windstream have agreed to use their reasonable best efforts to obtain all consents and approvals of any governmental entity or third party required in connection with the merger. Any regulator could object to the merger and/or impose conditions or restrictions on their approvals that are materially adverse to Windstream and NuVox. Under the terms of the merger agreement, NuVox and Windstream are obligated to take any and all steps necessary to avoid or eliminate any impediments under any applicable law that may be asserted by any governmental entity with respect to the merger so as to enable the closing to occur, including proposing, negotiating or effecting any consent decree or authorization with respect to the divestiture or disposition of any of its or its subsidiaries’ assets or businesses. However, Windstream is not required to, and NuVox is not permitted to, agree to any such consents or authorizations that have had or would reasonably be expected to have a material adverse effect on Windstream, NuVox or the combined company or would prevent Windstream from consummating the transactions contemplated by the merger agreement on the material terms set forth in the merger agreement.

Windstream Stock Exchange Listing

Windstream has agreed to use its reasonable best efforts to obtain approval for the listing of the shares of Windstream common stock to be issued pursuant to the merger on the NASDAQ Global Select Market before completion of the merger, and this approval is a condition to the parties’ obligations to consummate the merger. The trading symbol for Windstream common stock is “WIN.”

Interests of Certain Persons in the Merger

Members of the board of directors and executive officers of NuVox may have interests in the merger that are different from, or are in addition to, the interests of NuVox stockholders generally. The NuVox board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in determining to recommend to NuVox’s stockholders to adopt the merger agreement and approve the merger and the other transactions contemplated thereby.

Indemnification; Directors’ and Officers’ Insurance

Windstream has agreed following the closing of the merger to cause the surviving entity in the merger to indemnify each current and former director or officer of NuVox for any and all actions taken by those individuals prior to the effective time to the fullest extent and in the same manner as NuVox provided indemnification to those directors and officers pursuant to its certificate of incorporation, by-laws or any individual indemnity agreement in effect as of the date of the merger agreement. In addition, if any indemnified person becomes a defendant in any actual action, Windstream has agreed to cause the surviving entity in the merger to advance to that individual his or her legal and other expenses consistent with the terms and conditions for that advancement under NuVox’s indemnification provisions, so long as such person agrees to reimburse all amounts so advanced if a court later determines such advancement was inappropriate. The merger agreement also provides that, for six (6) years following the effective time, subject to certain limitations, Windstream and Merger Sub will maintain coverage under the existing director and officer liability insurance policy or policies that are no less favorable to the indemnified parties, with respect to claims arising from facts or events that occurred on or before the effective time, at a level at least equal to that which NuVox or its subsidiaries is maintaining prior to the merger, except that for any policy year, neither Windstream nor Merger Sub will be required to pay more than $350,000 for the annual premium of such insurance policies.

Treatment of Stock Options and Stock Appreciation Rights

At the effective time of the merger, each outstanding NuVox stock option and stock appreciation right, whether or not then exercisable, will be exchanged for cash as described above under the heading “The Merger—NuVox Stock Options and Stock Appreciation Rights.” As of December     , 2009, which represents the latest practicable date prior to printing of this information statement/prospectus, David L. Solomon, James W. Akerhielm, Michael P. Gallagher, Charles J. Norris and Riley M. Murphy held options and/or stock appreciation rights in respect of 3,882,557, 5,469,127, 565,000, 2,956,700 and 1,213,354 shares of common stock, respectively. None of NuVox’s non-employee directors holds stock options or stock appreciation rights.

Executive Officer Employment Arrangements

Each of the NuVox executives listed below is a party to an agreement with NuVox that provides for payment of severance benefits upon certain terminations of employment following a change in control. These severance benefits, in addition to other payments payable due to the merger, could be subject to federal excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that such benefits and payments become subject to federal excise taxes, each of the executives listed below will be entitled to a gross-up payment in an amount sufficient to pay any excise taxes imposed by Section 4999 of the Code and all taxes imposed upon such gross-up payment.

David L. Solomon. Mr. Solomon is a party to an employment agreement with NuVox that provides him with certain change in control benefits. If NuVox terminates Mr. Solomon’s employment agreement without cause or by failing to renew the agreement, or if Mr. Solomon terminates his employment for good reason, during the twelve-month period following a change in control, or if Mr. Solomon terminates his employment for any reason during the thirty-day period following the eleven-month anniversary of a change in control, he will be entitled to receive (i) the greater of (A) his base salary and target bonus that would have been payable had he remained employed through the expiration date of the agreement, or (B) two times (x) his base salary and (y) his target bonus, for the year in which the termination date occurs and (ii) continued coverage under NuVox’s welfare benefit plans for a period of twenty-four months following the termination date.

James W. Akerhielm. Mr. Akerhielm is a party to an employment agreement with NuVox that provides him with certain change in control benefits. If NuVox terminates Mr. Akerhielm’s employment agreement without cause or by failing to renew the agreement, or if Mr. Akerhielm terminates his employment for good reason, during the twelve-month period following a change in control, or if Mr. Akerhielm terminates his employment for any reason during the thirty-day period following the eleven-month anniversary of a change in control, he will be entitled to receive (i) the greater of (A) his base salary and target bonus that would have been payable had he remained employed through the expiration date of the agreement, or (B) two times (x) his base salary and (y) his target bonus, for the year in which the termination date occurs and (ii) continued coverage under NuVox’s welfare benefit plans for a period of twenty-four months following the termination date.

Michael Gallagher. Mr. Gallagher is a party to an employment agreement with NuVox that provides him with certain change in control benefits. If (a) NuVox terminates Mr. Gallagher’s employment agreement without cause or by failing to renew the agreement during the ninety-day period preceding a change in control or during the twelve-month period following a change in control, or (b) Mr. Gallagher terminates his employment for good reason, during the twelve-month period following a change in control and the initial existence of the condition constituting good reason occurred during the ninety-day period preceding such change in control or during the twelve-month period following such change in control, or (c) Mr. Gallagher terminates his employment for any reason during the thirty-day period following the eleven-month anniversary of a change in control, he will be entitled to receive a lump sum equal to (i) the pro-rata amount of his then existing target bonus, (ii) an amount equal to 100% of his then existing base salary, (iii) an amount equal to 100% of this then existing target bonus and (iv) a sum equal to the amount Mr. Gallagher would incur to maintain coverage for him and his family under NuVox’s welfare benefit plans for a period of twelve months.

Charles J. Norris. Mr. Norris is a party to an employment agreement with NuVox that provides him with certain change in control benefits. If (a) NuVox terminates Mr. Norris’s employment agreement without cause or by failing to renew the agreement during the ninety-day period preceding a change in control or during the twelve-month period following a change in control, or (b) Mr. Norris terminates his employment for good reason, during the twelve-month period following a change in control and the initial existence of the condition constituting good reason occurred during the ninety-day period preceding such change in control or during the twelve-month period following such change in control, or (c) Mr. Norris terminates his employment for any reason during the thirty-day period following the eleven-month anniversary of a change in control, he will be entitled to receive a lump sum equal to (i) twenty-four months of his then existing base salary, (ii) twenty-four months of his then existing target bonus and (iii) the amount he would incur to maintain coverage for himself and his family under NuVox’s welfare benefit plans for a period of twelve months following the termination date.

Riley M. Murphy. Ms. Murphy is a party to an employment agreement with NuVox that provides her with certain change in control benefits. If (a) NuVox terminates Ms. Murphy’s employment agreement without cause or by failing to renew the agreement during the ninety-day period preceding a change in control or during the twelve-month period following a change in control, or (b) Ms. Murphy terminates her employment for good reason, during the twelve-month period following a change in control and the initial existence of the condition constituting good reason occurred during the ninety-day period preceding such change in control or during the twelve-month period following such change in control, or (c) Ms. Murphy terminates her employment for any reason during the thirty-day period following the eleven-month anniversary of a change in control, she will be entitled to receive a lump sum equal to (i) twenty-four months of her then existing base salary, (ii) twenty-four months of her then existing target bonus and (iii) the amount she would incur to maintain coverage for herself and her family under NuVox’s welfare benefit plans for a period of twelve months following the termination date.

Transition Award Program

In connection with the merger, NuVox has awarded bonus payments to certain employees, including Ms. Murphy, who will receive bonus payments in an aggregate amount of $395,000. Half of these bonus payments will be payable upon the consummation of the merger and the remaining half of the bonus payments will be payable upon the earlier of (i) the recipient’s termination of employment with the combined company and (ii) six months following the consummation of the merger.

BENEFICIAL OWNERSHIP OF NUVOX COMMON STOCK

The following table sets forth information with respect to the beneficial ownership of NuVox’s common stock as of November 30, 2009 for:

•	each stockholder known by NuVox to beneficially own more than 5% of NuVox’s common stock;

•	each of NuVox’s directors and executive officers; and

•	all of NuVox’s directors and executive officers as a group.

The percentage of ownership indicated in the following table is based on 269,522,071 shares of common stock outstanding as of November 30, 2009, which amount includes shares underlying stock options that are currently exercisable or become exercisable within 60 days of November 30, 2009. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are currently exercisable or exercisable within 60 days. The beneficial ownership information in the table does not include outstanding NuVox stock appreciation rights nor does it give effect to the acceleration of vesting of certain options that would occur upon consummation of the merger. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The information is not necessarily indicative of beneficial ownership for any other purpose.

Name	Total NuVox Common Stock Shares Owned(1)		Percent of Total Common Stock
5% Shareholders
M/C Ventures (2)	69,055,394		25.6%
KKR (3)	28,302,225		10.5%
Columbia Capital (4)	19,529,827		7.2%
Wachovia Capital (5)	19,461,009		7.2%
Centennial Funds (6)	13,898,476		5.2%
Directors and Executive Officers:
James W. Akerhielm	5,477,127	(7)	2.0%
James B. Fleming, Jr.	—	(8)	—
Michael P. Gallagher	2,820,295		1.0%
James H. Greene, Jr.	—	(9)	—
Riley M. Murphy	1,234,014	(10)	0.5%
Charles J. Norris	1,928,775	(11)	0.7%
Scott Perper	—	(12)	—
Robert Savignol	—	(13)	—
David L. Solomon	3,867,081	(14)	1.4%
James F. Wade	—	(15)	—

All Directors and Executive Officers as a Group (10 persons)	34,857,119		12.9%

(1)	Consists of direct and indirect ownership of shares, including stock options that are currently exercisable or exercisable within 60 days of November 30, 2009.

(2)

Represents 59,406,977 shares of common stock held by M/C Venture Partners V, L.P.; 5,874,417 shares of common stock held by Media Communications Partners III Limited Partnership; 723,012 shares of common stock held by M/C Investors L.L.C.; 183,289 shares of common stock held by M/C Venture Investors L.L.C.; and 2,867,699 shares of common stock held by Chestnut Venture Partners, L.P. James F. Wade, David D. Croll, John W. Watkins, Brian M. Clark and Gillis S. Cashman are the managers of M/C VP V LLC, which is the general partner of M/C Venture Partners V, L.P. James F. Wade, David D. Croll, Stephen F. Gormley, Christopher S. Gaffney and John G. Hayes are the managers of M/C III L.L.C., which is the general partner of Media Communications Partners III Limited Partnership. James F. Wade, David D. Croll, Stephen F. Gormley, Christopher S. Gaffney and John G. Hayes are also the managers of M/C Investors L.L.C. James F. Wade, David D. Croll, John W. Watkins, Brian M. Clark and Gillis S. Cashman are the managers M/C Venture Investors L.L.C. James F. Wade and David D. Croll are the sole directors of Chestnut Street Partners, Inc., which is the general partner of Chestnut Venture Partners, L.P. Each of these individuals, as applicable, disclaims beneficial ownership of the securities beneficially owned by M/C Venture Partners V, L.P., Media Communications Partners III Limited Partnership, M/C Investors L.L.C., M/C Venture Investors L.L.C. and Chestnut Venture Partners, L.P. The address for these entities is 75 State Street, Suite 2500, Boston, MA 02109.

(3)	Represents 28,302,225 shares of common stock held by NSHI Ventures LLC. NSHI Ventures LLC is a limited liability company, the members of which are KKR 1996 Fund L.P. and KKR Partners II, L.P. The managing member of NSHI Ventures LLC is KKR 1996 Fund L.P., the general partner of which is KKR Associates 1996 L.P., the general partner of which is KKR 1996 GP LLC. The managing members of KKR 1996 GP LLC are Henry R. Kravis and George R. Roberts, who are executives of Kohlberg Kravis Roberts & Co. L.P. and/or its affiliates. James H. Greene, Jr., a director of NuVox, is also an executive of Kohlberg Kravis Roberts & Co. L.P. and/or its affiliates. Each of these individuals disclaims beneficial ownership of the securities beneficially owned by NSHI Ventures LLC. The address for NSHI Ventures LLC is c/o Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200, New York, New York 10019.

(4)	Represents 10,529,759 shares of common stock held by Columbia Capital Equity Partners III (QP), L.P.; 5,177,628 shares of common stock held by Columbia FDN Partners III, LLC; and 3,822,440 shares of common stock held by Columbia NV Partners III, LLC. Columbia Capital Equity Partners III, L.P. is the general partner of Columbia Capital Equity Partners III (QP), L.P. Columbia Capital III, L.L.C. is the general partner of Columbia Capital Equity Partners III, L.P. and the manager of Columbia FDN Partners III, LLC and Columbia NV Partners III, LLC. Columbia Capital III, L.L.C. has sole voting and investment power over the shares held directly and indirectly by the entities of which they are the general partner and manager as described above. Mr. Fleming is a managing member of Columbia Capital III, L.L.C., and, as a result, may be deemed to beneficially own the shares held by Columbia Equity Partners III (QP), L.P., Columbia FDN Partners III, LLC, and Columbia NV Partners III, LLC. Mr. Fleming disclaims beneficial ownership of the shares held by these entities except to the extent of his direct pecuniary interest therein. The address for these entities is 201 North Union Street, Alexandria, VA 22314.

(5)	Represents 10,202 shares of common stock held by Wachovia Investors, Inc.; 19,268,995 shares of common stock held by WCP Fund I, L.P.; 51,586 shares of common stock held by Wachovia Capital Partners 1998-II, LLC; 22,784 shares of common stock held by Wachovia Capital Partners 2001, LLC; and 107,442 shares of common stock held by Wachovia Capital Partners 1999-II, LLC. Each of Wachovia Capital Partners 1998-II, LLC, Wachovia Capital Partners 2001, LLC and Wachovia Capital Partners 1999-II, LLC are wholly-owned subsidiaries of Wachovia Investors, Inc. WCP Fund I, LP is a majority-owned (70.1%) subsidiary of Wachovia Investors, Inc. Wachovia Investors, Inc. is an indirect, wholly-owned subsidiary of Wells Fargo & Co. The sole investment and voting power for WCP Fund I, L.P. resides with Wachovia Capital Partners GP I, LLC, the general partner of WCP Fund I, L.P. Scott Perper is a Manager of Wachovia Capital Partners GP I, LLC. The address for these entities is 301 South College Street, 12th Floor D1053-121, Charlotte, NC 28288.

(6)	Represents 2,583,637 shares of common stock held by CV Liquidating Trust; 77,013 shares of common stock held by CEF-V Liquidating Trust; 11,077,204 shares of common stock held by Centennial Ventures VII, L.P.; and 160,622 shares of common stock held by Centennial Entrepreneurs Fund VII, L.P. Centennial Holdings V, L.P. (“Holdings V”) is the sole trustee of each of CV Liquidating Trust and CEF-V Liquidating Trust. Accordingly, Holdings V may be deemed to share beneficial ownership of the shares of common stock held by each of CV Liquidating Trust and CEF-V Liquidating Trust. Centennial Holdings VII, LLC (“Holdings VII”) is the general partner of each of Centennial Ventures VII, L.P. and Centennial Entrepreneurs Fund VII, L.P. Accordingly, Holdings VII may be deemed to share beneficial ownership of the shares of common stock held by Centennial Ventures VII, L.P. and Centennial Entrepreneurs Fund VII, L.P. The address for these entities is 1125 17th Street Suite 740, Denver, CO 80202.

(7)	Includes 4,377,127 shares underlying stock options that are currently exercisable or become exercisable within 60 days of November 30, 2009.

(8)	Mr. Fleming is a managing member of Columbia Capital III, L.L.C., and, as a result, may be deemed to beneficially own the shares held by Columbia Equity Partners III (QP), L.P., Columbia FDN Partners III, LLC, and Columbia NV Partners III, LLC. Mr. Fleming disclaims beneficial ownership of the shares held by these entities except to the extent of his direct pecuniary interest therein.

(9)	Mr. Greene is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or its affiliates. Mr. Greene disclaims beneficial ownership of the shares held by NSHI Ventures LLC.

(10)	Includes 952,354 shares underlying stock options that are currently exercisable or become exercisable within 60 days of November 30, 2009.

(11)	Includes 1,928,775 shares underlying stock options that are currently exercisable or become exercisable within 60 days of November 30, 2009.

(12)	Mr. Perper is a Manager of Wachovia Capital Partners GP I, LLC, and as a result may be deemed to beneficially own the shares held by Wachovia Investors, Inc., WCP Fund I, L.P., Wachovia Capital Partners 1998-II, LLC, Wachovia Capital Partners 2001, LLC and Wachovia Capital Partners 1999-II, LLC. Mr. Perper disclaims beneficial ownership of the shares held by these funds.

(13)	Mr. Savignol is a partner of an affiliate of M/C Venture Partners V, L.P., Media Communication Partners III Limited Partnership, M/C Investors L.L.C., M/C Venture Investors, L.L.C. and Chestnut Venture Partners, L.P.

(14)	Includes 3,268,328 shares underlying stock options that are currently exercisable or become exercisable within 60 days of November 30, 2009.

(15)	Mr. Wade is (a) a manager of each of M/C VP V LLC, M/C III L.L.C, M/C Investors L.L.C. and M/C Venture Investors L.L.C. and (b) a director of Chestnut Street Partners, Inc., and as a result may be deemed to beneficially own the shares held by M/C Venture Partners V, L.P., Media Communication Partners III Limited Partnership, M/C Investors L.L.C., M/C Venture Investors, L.L.C. and Chestnut Venture Partners, L.P. Mr. Wade disclaims beneficial ownership of the shares held by these funds.

THE MERGER AGREEMENT

The following is a summary of selected material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is attached to this information statement/prospectus as Annex A. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this document. NuVox stockholders are urged to carefully read the merger agreement in its entirety as well as this document.

In reviewing the merger agreement, please remember that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about Windstream or NuVox. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and (i) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (ii) have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement, and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page 86.

Form of the Merger

If the holders of NuVox common stock approve and adopt the merger agreement and all other conditions to the merger are satisfied or waived, Merger Sub, a newly formed and wholly-owned subsidiary of Windstream, will be merged with and into NuVox. NuVox will survive the merger as a direct, wholly-owned subsidiary of Windstream. Windstream and NuVox anticipate that the closing of the merger will occur no later than the second business day after the satisfaction or waiver of all conditions described below under the heading “The Merger Agreement—Conditions to the Merger,” including the adoption of the merger agreement and approval of the merger and the other transactions by the NuVox stockholders.

Merger Consideration

The aggregate consideration that will be paid by Windstream to NuVox stockholders in the merger is $279.6 million in cash and 18,714,859 shares of Windstream common stock. This consideration includes the consideration payable to holders of in-the-money NuVox stock options and stock appreciation rights outstanding immediately prior to the effective time of the merger.

At the effective time of the merger, each share of NuVox common stock will entitle the holder thereof to receive the merger consideration, which will consist of two components: the Windstream stock consideration and the cash consideration. The Windstream stock consideration refers to the number of shares of Windstream common stock payable in the merger for each share of NuVox common stock outstanding at the effective time of the merger. This value is determined by dividing 18,714,859 by the total number of shares of NuVox common stock outstanding immediately prior to the effective time of the merger. Assuming that NuVox does not issue any shares of common stock following the execution of the merger agreement and that no holders of NuVox stock options that are in-the-money exercise their options, each share of NuVox common stock will entitle the holder thereof to receive ..0747 shares of Windstream common stock in the merger. Based on the closing price of Windstream common stock on the NYSE on November 2, 2009, the last trading day prior to the public announcement of execution of the merger agreement, this amount is the equivalent of $0.73 per share of NuVox common stock.

The cash consideration payable for each share of NuVox common stock is determined by dividing (i) the difference obtained by subtracting the aggregate consideration payable to holders of NuVox stock options and stock appreciation rights outstanding immediately prior to the effective time of the merger from the aggregate cash consideration by (ii) the number of shares of NuVox common stock outstanding at closing. The aggregate cash consideration equals $279.6 million plus the aggregate amount of any proceeds received by NuVox from the exercise of NuVox stock options from the date the merger agreement was executed until immediately prior to the effective time of the merger. Assuming that NuVox does not issue any shares of common stock following the execution of the merger agreement and no one exercises NuVox stock options or stock appreciation rights that are in-the-money prior to the effective time of the merger, each share of NuVox common stock will be entitled to receive $1.03 in cash per share in the merger.

NuVox Options and Stock Appreciation Rights

Each outstanding NuVox stock option and stock appreciation right granted under NuVox’s stock incentive plans, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option or stock appreciation right will be entitled to receive an amount in cash, without interest and less any applicable tax to be withheld, equal to (i) the excess, if any, of the per share value of the merger consideration (based on a per share value of $9.96 for Windstream common stock, which was calculated as the average of recent prices for Windstream common stock as reported by the NYSE during the negotiation of the merger) over the per share exercise price of such NuVox stock option or stock appreciation right, as applicable, multiplied by (ii) the total number of shares of NuVox common stock underlying such NuVox stock option or stock appreciation right, with the aggregate amount of such payment rounded up to the nearest cent. The amount will be paid in a lump sum as soon as practicable after the effective time of the merger. This means that all out-of-the-money NuVox stock options and stock appreciation rights will be cancelled without any payment.

NuVox Warrants

Each warrant to purchase NuVox common stock outstanding immediately prior to the effective time will be assumed by Windstream and converted into a warrant to purchase shares of Windstream common stock. Each warrant as so assumed and converted shall continue to have the same terms and conditions as set forth in the applicable warrant certificate and any related agreements immediately prior to the effective time, except that, the warrant will be exercisable for that number of whole shares of Windstream common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of NuVox common stock purchasable under such warrant immediately prior to the effective time of the merger multiplied by (ii) the quotient obtained by dividing the per share merger consideration by $9.96. The per share exercise price of Windstream common stock to be issued upon exercise of the warrant (rounded up to the nearest whole cent) will be the equal to the quotient of (A) the per share exercise price of such warrant immediately prior to the effective time divided by (B) the quotient obtained by dividing the per share merger consideration by $9.96.

Conversion of Shares; Exchange Agent; Procedures for Exchange of Certificates; Fractional Shares

At the effective time of the merger, each outstanding share of NuVox common stock (other than shares held by Windstream or Merger Sub) will automatically convert into the right to receive the merger consideration. At or prior to the effective time of the merger, Windstream will cause the merger consideration to be provided to the exchange agent. Windstream has appointed Computershare Investor Services, LLC, to act as exchange agent for the merger.

The merger agreement provides that as promptly as practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal to each holder of record of shares of the common stock of NuVox. The letter of transmittal will contain instructions on how to surrender shares of NuVox common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

After receiving the letter of transmittal, each holder of certificates formerly representing shares of NuVox’s common stock will be able to surrender the certificates to the exchange agent and receive the merger consideration and cash in lieu of fractional shares in an amount equal to the fair market value of the holder’s fractional interest.

After the effective time of the merger, each certificate that previously represented shares of NuVox common stock (other than certificates held by Windstream, Merger Sub or any other subsidiary of Windstream) will represent only the right to receive the merger consideration. Windstream will not issue any fractional shares of Windstream common stock to any NuVox stockholder upon surrender of its certificates. Each holder of NuVox common stock who would have otherwise been entitled to receive a fraction of a share of Windstream common stock will receive cash in lieu of a fractional share of Windstream common stock. The amount of cash will be equal to the fair market value of the fractional share, which fair market value shall be determined by multiplying the relevant share fraction by the per share value of the merger consideration (based on a per share value of $9.96 for Windstream common stock, which was calculated as the average of recent prices for Windstream common stock as reported by the NYSE during the negotiation of the merger). No interest will be paid or will accrue on the cash payable upon surrender of those certificates.

If any certificate of Windstream common stock is to be issued in a name other than that in which the NuVox certificate to be exchanged is registered, exchange and payment may be made if the certificate representing those shares of NuVox common stock is properly endorsed or otherwise in proper form for transfer, and the transferee requesting such exchange pays to the exchange agent any transfer taxes or other taxes required.

Shares of NuVox common stock owned by Windstream or any wholly-owned Windstream subsidiary, including Merger Sub, will be cancelled at the effective time of the merger without payment of any merger consideration.

Effective Time of the Merger

The merger will become effective at the time the articles of merger and the certificate of merger relating to the merger are filed with the Secretary of State of the State of Delaware or such later time as is agreed upon by the parties and specified in the articles of merger and the certificate of merger. The filing of the articles of merger and the certificate of merger will take place only after the fulfillment or waiver of the conditions described below under the heading “The Merger Agreement—Conditions to the Merger.”

Management and Organizational Documents after the Merger

Management. The directors and the officers of Merger Sub immediately prior to the merger will become the initial directors and officers of the surviving corporation immediately following the merger. Each such individual will hold office in accordance with the by-laws of the surviving corporation.

Organizational Documents. The certificate of incorporation of the surviving corporation shall be amended and restated at the effective time of the merger to conform to the certificate of incorporation of Merger Sub, and such certificate of incorporation shall be the certificate of incorporation of the surviving corporation. The by-laws of the surviving corporation shall be amended and restated at the effective time to conform to the by-laws of Merger Sub, and such by-laws will be the by-laws of the surviving corporation.

Consent Agreement

As a condition to Windstream and Merger Sub entering into the merger agreement, the Major Stockholders, which represent more than 62% of NuVox’s outstanding common stock, entered into an agreement with Windstream pursuant to which the Major Stockholders agreed, among other things, to execute and deliver a written consent adopting the merger agreement and approving the merger and the other transactions contemplated thereby once the registration statement with respect to which the shares of Windstream common stock to be issued in the merger is declared effective by the SEC and the Major Stockholders have received this information statement/prospectus.

Indemnification

If NuVox breaches any of the representations, warranties, covenants or agreements contained in the merger agreement or incurs any liability relating to certain specified items, the Indemnifying Stockholders will, for a period of 12 months following the closing date, be obligated to indemnify Windstream, its subsidiaries and its affiliates from Adverse Consequences. Indemnification claims will be subject to a per-claim threshold of $25,000 (aggregating all reasonably related claims) and the Indemnifying Stockholders will not be obligated to indemnify Windstream from any Adverse Consequences until Windstream has suffered Adverse Consequences in excess of $1,000,000, at which point the Indemnifying Stockholders will be obligated to indemnify Windstream for all Adverse Consequences incurred in excess of this $1,000,000 deductible. However, indemnification claims due to breaches of NuVox’s representations and warranties relating to organization and qualification, authority relative to the merger agreement and brokers or finders are not subject to the $1,000,000 deductible. The Indemnifying Stockholders will not be obligated to indemnify Windstream from any incidental, consequential, special, punitive or other indirect damages. The indemnification obligations of the Indemnifying Stockholders are subject to an aggregate cap of $25,000,000, other than with respect to fraud and breaches of NuVox’s pre-closing covenants relating to the issuance of capital stock, the payment of dividends and distributions, the incurrence of indebtedness and the making of loans or investments, and an overall aggregate cap of $466,000,000.

The Indemnifying Stockholders will have the right to defend Windstream against any third-party claim with counsel of the Indemnifying Stockholders’ choice reasonably satisfactory to Windstream so long as the third party claim involves only money damages and the Indemnifying Stockholders conduct the defense of the third party claim actively and diligently. In other circumstances, Windstream may defend against the third party claim in any manner it may reasonably deem appropriate. Windstream may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim. The Indemnifying Stockholders agree not to consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of Windstream.

Escrow Fund

On the closing date, Windstream and the Stockholders’ Representative will enter into an escrow agreement pursuant to which Windstream will deposit into an escrow fund $25,000,000 of the merger consideration payable to the Indemnifying Stockholders. The escrowed funds will be used to satisfy any indemnification obligations of the Indemnifying Stockholders arising under the merger agreement. On the six-month anniversary of the closing of the merger, the escrow agent will release fifty percent of any remaining escrowed funds to the Indemnifying Stockholders (less amounts subject to pending indemnification claims). On the one-year anniversary of the closing of the merger, any remaining escrowed funds will be released to the Indemnifying Stockholders (less amounts subject to pending indemnification claims). Amounts to be released from the escrow fund may be applied instead, at the direction of the Stockholders’ Representative, to pay all its charges, fees, costs, liabilities and expenses or other amounts incurred or owed by it under the merger agreement and escrow agreement. The portion of the merger consideration deposited into the escrow funds will only reduce the merger consideration to be paid to the Indemnifying Stockholders at closing. Consequently, unless you are an Indemnifying Stockholder, the merger consideration you will become entitled to receive at the effective time of the merger will not be affected by the escrow.

Stockholders’ Representative

By adopting the merger agreement, the Indemnifying Stockholders are appointing M/C Venture Partners V, L.P. to serve as the Stockholders’ Representative under the merger agreement and escrow agreement. The powers and duties of the Stockholders’ Representative include:

•	executing certain amendments to the merger agreement;

•	executing and delivering waivers and consents related to the merger agreement, the escrow agreement and the exchange agent agreement;

•

using its reasonable efforts to ensure and protect the rights and interests of the Indemnifying Stockholders and to enforce and protect its own rights and interests arising out of or relating to the merger agreement, the escrow agreement or the exchange agent agreement;

•	causing payments permitted by the merger agreement to be disbursed from the escrow account and reserve expense fund;

•	enforcing payment of the escrowed funds;

•	negotiating and settling disputes and controversies with Windstream and Merger Sub; and

•	communicating with Windstream, Merger Sub, the surviving corporation and any other affiliate of Windstream in connection with indemnification claims under the merger agreement and escrow agreement.

Stockholders’ Representative Reserve

All charges, fees, costs, liabilities and other expenses of the Stockholders’ Representative incurred in connection with the merger agreement will be borne by the Indemnifying Stockholders. At the closing, Windstream will deposit $1,000,000 of the merger consideration payable to the Indemnifying Stockholders into a reserve expense fund. The reserve expense fund may be applied as the Stockholders’ Representative determines appropriate to pay all of its charges, fees, costs, liabilities and expenses or other amounts incurred or owed by it under the merger agreement and escrow agreement. The Stockholders’ Representative will distribute the remaining balance of the reserve expense fund to the Indemnifying Stockholders on a pro rata basis, in accordance with their respective ownership of NuVox common stock owned and outstanding immediately prior to the effective time of the merger, when the Stockholders’ Representative determines, in its sole discretion, that such distribution is appropriate.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the parties to each other, including those regarding:

•	due organization, good standing and qualification;

•	capital structure;

•	authority to enter into the merger agreement and to consummate the transactions thereunder;

•	no conflicts with or violations of governance documents, contracts or laws;

•	conduct of business in the ordinary course since December 31, 2008, and no events having occurred which would have a material adverse effect;

•	no litigation or investigations;

•	accuracy of information supplied in connection with this information statement/prospectus and the registration statement of which it is a part;

•	tax matters;

•	compliance with applicable laws;

•	brokers and finders; and

•	no additional representations or warranties.

In addition, NuVox made representations and warranties to Windstream as to:

•	accuracy of financial statements;

•	no undisclosed liabilities;

•	employee benefit plan matters and other labor and employment matters;

•	compliance with environmental laws;

•	intellectual property;

•	assets and properties, including network facilities and agreements;

•	material contracts;

•	affiliate transactions;

•	possession of required licenses and regulatory approvals;

•	corporate records;

•	the receipt of an opinion from its financial advisor;

•	the net value of certain subsidiaries;

•	customer and vendor disputes; and

•	the settlement of specified litigation.

Windstream also represented and warranted to NuVox as to:

•	NuVox equity interests;

•	reports and regulatory matters;

•	tax matters;

•	no vote of Windstream stockholders is required in connection with the merger; and

•	current dividend practice.

In addition, the merger agreement contains representations and warranties made by Merger Sub to NuVox regarding certain of the matters listed above.

Certain of NuVox’s and Windstream’s representations and warranties are qualified as to materiality or “material adverse effect.” When used with respect to NuVox or Windstream, “material adverse effect” means any change, effect, event or occurrence or state of facts that either individually or in the aggregate is materially adverse to the business, assets, operations, properties, condition (financial or otherwise) or results of operations of NuVox and its subsidiaries or Windstream and its subsidiaries, respectively, taken as a whole.

Changes, effects, events or occurrences or a particular state of facts will not be deemed a “material adverse effect” with respect to NuVox or Windstream, as the case may be, if such changes, effects, events or occurrences or state of facts relate to:

•

economic, financial market, regulatory, political or geographical conditions in general, including changes resulting from acts of war or terrorism or other outbreaks or escalations of hostilities that do not have a materially disproportionate adverse effect on NuVox and its subsidiaries or Windstream and its subsidiaries, respectively, taken as a whole;

•

acts of war or terrorism or other outbreaks or escalations of hostilities that do not have a materially disproportionate adverse effect on NuVox and its subsidiaries or Windstream and its subsidiaries, respectively, taken as a whole;

•

changes in law or applicable accounting regulations or principles or interpretations thereof that do not have a materially disproportionate adverse effect on NuVox and its subsidiaries or Windstream and its subsidiaries, respectively, taken as a whole;

•

the telecommunications industry as a whole and do not have a materially disproportionate adverse effect on NuVox and its subsidiaries or Windstream and its subsidiaries, respectively, taken as a whole, relative to other participants in such industry;

•

any change, in and of itself, in, respectively, NuVox’s or Windstream’s stock price or trading volume, or any failure, in and of itself, by NuVox or Windstream, respectively, to meet any internal or published projections, forecasts or revenue or earnings predictions; or

•

the announcement of the merger agreement and the transaction contemplated thereby, the performance of and compliance with the terms of the merger agreement and the identity of Windstream or any of its affiliates as the acquiror of NuVox.

Covenants

Conduct of Business Pending Merger. NuVox has agreed that until the effective time of the merger, unless Windstream otherwise consents in writing or otherwise permitted by the merger agreement, it will, and will cause each of its subsidiaries to, conduct its respective businesses in the ordinary course of business and use commercially reasonable efforts to preserve intact its current business organizations, goodwill, rights and franchises and keep available the service of its officers and employees and preserve their relationships with customers, suppliers and others having business dealings with it.

In addition, NuVox has agreed that until the merger is completed, NuVox and its subsidiaries will not take certain actions listed in the merger agreement, which include the following actions, without Windstream’s prior written consent, except under limited circumstances specified in the merger agreement:

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issue, grant, deliver, sell, dispose, pledge or otherwise encumber its capital stock, or other ownership interests, or any securities or rights convertible into or exchangeable for any such shares or ownership interests or permit or authorize any of the above, other than in connection with the exercise of stock options that were outstanding on November 2, 2009;

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redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire its or its subsidiaries capital stock or indebtedness, or any securities convertible into or exercisable for any shares of its or its subsidiaries capital stock;

•	split, combine, subdivide or reclassify any of its or its subsidiaries capital stock;

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declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of its or its subsidiaries capital stock, or make any other payments to its stockholders or its subsidiaries in their capacity as such, other than dividends by a wholly owned NuVox subsidiary to NuVox or any of its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries;

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amend its certificate of incorporation or by-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries;

•	make any material acquisition or any material disposition of assets or securities of any business organization or division thereof;

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make any material capital expenditures that are not consistent in timing and amount with past practice, incur any indebtedness or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to it or any of its subsidiaries, except as consistent with past practice or to the extent required by a material contract;

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pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of its existing benefit, severance, termination, pension or employment plans or agreements, as in effect on November 2, 2009, to any of its directors, officers, employees, consultants or agents, whether past or present;

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enter into any new or materially amend any existing employment or severance or termination agreement with any of its current or former directors or officers, except as contemplated by the executive officer agreement entered into by Windstream with the officers of NuVox;

•	grant any increases in the compensation of any of its directors or officers;

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increase or commit to increase the compensation of any of its or its subsidiaries’ employees (other than officers and directors), or pay or commit to pay any bonus, profit sharing or other similar payment to such persons, in each case other than (i) merit increases consistent with its budget implemented on or after April 1, 2010, and (ii) promotions or bonuses not in the context of any broad-based plan or program;

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grant or commit to grant to any of its or any of its subsidiaries’ employees, officers, stockholders, directors, consultants or agents any new or modified severance, change of control, termination, retention or similar arrangement or increase or accelerate any benefits payable under its severance, retention or termination pay policies in effect on November 2, 2009;

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except in the ordinary course of business consistent with past practice or as may be required to comply with applicable laws, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on November 2, 2009, or amend any such plan or arrangement in existence on November 2, 2009, if such amendment would have the effect of materially enhancing any benefits thereunder;

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amend, modify or waive the right of it or its subsidiaries to require a release of claims under the terms of any employment agreement, benefit plan, severance policy or other agreement providing a release of claims as a condition to the payment of benefits;

•	make any material tax election, change any material tax election already made, file any amended tax returns or settle or compromise any material federal, state, local or foreign income tax liability;

•	make any change in its accounting principles or methods except insofar as may be required by a change in GAAP or change its or any of its subsidiaries’ independent public accountants;

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(i) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on November 2, 2009, or (ii) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

•	enter into any collective bargaining agreement or other agreement with any labor organization, union or association;

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settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $250,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters will not exceed $500,000;

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(i) other than in the ordinary course of business consistent with past practice or as expressly permitted by the merger agreement, terminate, renew, amend or modify in any material respect, or fail to enforce any material provision of, any of its material contracts or (ii) enter into any material contract not in the ordinary course of business consistent with past practice and not terminable by it or any of its subsidiaries party thereto without penalty on notice of ninety (90) days or less;

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except as required in connection with the transactions contemplated by the merger agreement, take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any PUC or any similar state regulatory body or any other government entity other than in the ordinary course of business consistent with past practice or in response to filings initiated by such government entities or other parties, or discontinue or withdraw any authorized service or voluntarily relinquish any material license or institute any proceeding with respect to, or otherwise materially change, amend or supplement any of its tariffs on file with the FCC, any PUC or similar state regulatory body, except as required by applicable law;

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effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), affecting in whole or in part any site of employment, facility, operating unit or employee of it or any of its subsidiaries, without notifying Windstream in advance and without complying with the notice requirements and other provisions of WARN;

•	enter into or adopt any pension plan or similar agreement in which it or any of its subsidiaries will be liable for the payment of benefits to employees upon retirement;

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enter into, amend or modify any hedge agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case other than in the ordinary course of business consistent with past practice and in consultation with Windstream; or

•	authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Windstream has agreed that until the merger is completed, Windstream will not take certain actions listed in the merger agreement, which include the following actions, without NuVox’s prior written consent, except under limited circumstances specified in the merger agreement:

•	adopt any amendments to its certificate of incorporation or by-laws which would have the effect of altering the terms of Windstream common stock;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	enter into or consummate any transaction or transactions that would reasonably be expected to prevent the consummation of the transactions contemplated by the merger agreement; or

•	authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any agreement to do any of the foregoing.

No Solicitation. The merger agreement precludes NuVox, its subsidiaries, officers, directors, employees, investment bankers, legal counsel and other advisors and other representatives from directly or indirectly:

•	soliciting, initiating, knowingly encouraging or taking any other action which could be reasonably expected to facilitate a competing transaction;

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engaging in negotiations or discussions concerning, or providing any non-public information to any person relating to, or taking any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a competing transaction;

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entering into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document, agreement or commitment relating to or in connection with a competing transaction or requiring NuVox to abandon, terminate or fail to consummate the merger; or

•	waiving, amending, modifying or granting any release under any standstill or similar agreement or confidentiality agreement relating to a competing transaction.

However, prior to the adoption by NuVox stockholders of the merger agreement, the NuVox board of directors may furnish non-public information to, pursuant to an executed confidentiality agreement with terms no less favorable in all material respects than those contained in the confidentiality agreement between Windstream and NuVox, or enter into discussions or negotiations with, any person regarding a bona fide written proposal or offer for a competing transaction, if:

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the board of directors of NuVox determines in good faith, after consultation with NuVox’s outside legal counsel and financial advisor, that such acquisition offer or proposal is, or is reasonably likely to lead to, a superior competing transaction and, after consultation with NuVox’s outside legal counsel, that it is required to do so in order for it to comply with its fiduciary obligations to NuVox stockholders;

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prior to determining that any proposal could result in a superior competing transaction, the NuVox board of directors must notify Windstream of such offer or proposal and indicate, in connection with the notice, the material terms and conditions of the proposed competing transaction and the identity of the person making the competing transaction offer; and

•	such competing transaction, proposal or offer was made after November 2, 2009, and did not result from a breach of the merger agreement.

The NuVox board of directors also may make any disclosure to its stockholders if, in each case, in the good faith judgment of the board of directors, with the advice of outside counsel, making such disclosure to NuVox stockholders is required under applicable law.

NuVox is required to notify Windstream in writing promptly after receipt of any competing transaction offer or proposal or any request for material nonpublic information or access to its properties, books or records from any person, relating to or that could reasonably be expected to lead to a competing transaction. The notice must detail the identity of the offeror and the material terms and conditions of the proposal. NuVox must also keep Windstream informed in all material respects of the status and details of any competing transaction.

“Competing transaction” is defined in the merger agreement as any proposal or offer made by any person, for:

•	the acquisition by any person of assets or businesses that constitute fifteen percent (15%) or more of either the revenues, net income or assets of NuVox and its subsidiaries, taken as a whole;

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the acquisition by any person of fifteen percent (15%) or more of the outstanding shares of NuVox common stock or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of NuVox; or

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any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement.

“Superior competing transaction” is defined in the merger agreement as a bona fide, written proposal or offer for a competing transaction made by a third person, which the NuVox board of directors determines in good faith (after consultation with NuVox’s outside legal counsel and financial advisor) may reasonably be likely to result in a transaction that, if consummated, would result in such third party (or its stockholders) owning, directly or indirectly, more than 65% of the shares of NuVox common stock or all or substantially all the assets of NuVox on terms more favorable to the stockholders of NuVox from a financial point of view than the merger with Windstream and is reasonably capable of being consummated pursuant to the proposed terms.

Change of Recommendation. The NuVox board of directors may not (i) withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify its recommendation that the stockholders of NuVox adopt the merger agreement, (ii) adopt or recommend, or propose publicly to adopt or recommend any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document or agreement, arrangement or understanding constituting or relating to, or that is intended to or could reasonably expected to lead to, a competing transaction, or (iii) adopt or recommend, or propose publicly to adopt or recommend any competing transaction, except in the case where each of the following requirements is satisfied:

•	the stockholders of NuVox have not yet adopted the merger agreement;

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NuVox receives an unsolicited competing transaction that the NuVox board of directors reasonably determines (after consultation with NuVox’s outside counsel and financial advisors) constitutes a superior competing transaction and was made after November 2, 2009, and not withdrawn;

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the NuVox board of directors determines in good faith (after taking into account advice of outside counsel) that, in light of such superior competing transaction, that withdrawing its recommendation or terminating the merger agreement is required in order for the NuVox board of directors to comply with its fiduciary obligations to NuVox stockholders under applicable law;

•	such acquisition proposal was not solicited, initiated, knowingly encouraged or facilitated after November 2, 2009 in breach of, and did not otherwise result from a breach of, the merger agreement;

•	the NuVox board of directors has notified Windstream in writing of the determination described above in accordance with the merger agreement; and

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at least three (3) business days following receipt by Windstream of the notice has elapsed and taking into account any revised proposal by Windstream, the board of directors of NuVox maintains its determination described above.

The NuVox board of directors does not, however, have any right to cause NuVox to terminate the merger agreement in connection with a superior competing transaction.

Information Statement/Prospectus; Registration Statement. Windstream and NuVox agreed to prepare this information statement/prospectus and the registration statement on Form S-4 in which it is included, and to file them with the SEC and use all reasonable efforts to have the registration statement declared effective by the SEC. Windstream is also required to take all necessary actions as may be required under applicable state “blue sky” or securities laws and is required to file listing applications covering the shares of Windstream common stock to be issued in the merger with the Nasdaq Stock Market.

NuVox is required under the terms of the merger agreement to use its reasonable best efforts to mail this information statement/prospectus to its stockholders within fifteen (15) calendar days after the registration statement is declared effective. NuVox has agreed to recommend that NuVox stockholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby, and it, acting through its board of directors, must use its reasonable best efforts to obtain such adoption and approval from the NuVox stockholders by written consent after mailing this information statement/prospectus. This obligation to use such reasonable best efforts to obtain adoption of the merger agreement and approval of the merger and the other transactions contemplated thereby is not to be limited by the commencement, disclosure, announcement or submission of any competing transaction (whether or not it is a superior competing transaction), or by any change, withholding or withdrawal of the NuVox board of directors’ recommendation that NuVox stockholders approve the merger agreement. Except as described above under “—Covenants; Change of Recommendation,” the NuVox board of directors may not withdraw or modify, in a manner adverse to Windstream, the recommendation of the NuVox board of directors that NuVox stockholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby.

Filings; Other Actions. Both Windstream and NuVox will use all reasonable best efforts to take all actions, and do and assist and cooperate in doing all things necessary, proper or advisable to consummate and make effective the merger, including, without limitation, obtaining all necessary or appropriate waivers, consents and approvals to effect all necessary registration filings and submissions (including, without limitation, filings under the HSR Act and any other submissions requested by the FCC, any PUC, the FTC or DOJ). Windstream and NuVox are to use all reasonable efforts to resolve any objections or challenges from any regulatory authorities, provided that Windstream will not be required to, nor will NuVox be permitted to, agree to any term, condition or restriction or to amend any of NuVox’s licenses in order to obtain any such regulatory approvals if such term, condition or restriction or amendment (i) has had or would reasonably be expected to have a material adverse effect on Windstream or NuVox or (ii) would prevent Windstream from consummating the merger on the material terms set forth in the merger agreement.

Windstream will have primary responsibility, with the assistance and cooperation of NuVox, for obtaining all authorizations, consents, orders and approvals with respect to the material licenses held by NuVox, provided that NuVox will be a joint applicant represented by its own counsel with respect to each filing and will have a reasonable advance opportunity to review, comment and approve each filing. The parties are required to use reasonable best efforts to ensure that all necessary applications are filed within ten (10) business days of the merger agreement and to respond as promptly as practicable to any additional requests for information received from the FCC, any PUC and any other governmental entity in connection with the transfer of such licenses.

Access to Information. The merger agreement requires NuVox to provide Windstream reasonable access to its officers, employees, accountants, consultants, representatives, plants, properties, contracts, commitments, books and records, and it must promptly furnish all information concerning its business, properties and personnel as may reasonably be requested. NuVox must also furnish to Windstream unaudited interim consolidated statements of operations of NuVox and its subsidiaries as soon as practicable following the end of each fiscal month and all statistical and financial reports regularly provided to management in the ordinary course of business consistent with NuVox’s past practice. Any such information received by either party will be treated in accordance with the confidentiality agreement executed between Windstream and NuVox.

Publicity. Both Windstream and NuVox will, subject to certain exceptions, consult with each other and will mutually agree upon any press release or public announcement pertaining to the merger before the issuance of such press release or public announcement except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotations system.

Indemnification of Directors and Officers. Under the terms of the merger agreement, Windstream has agreed to cause the surviving corporation to honor all of NuVox’s obligations to indemnify the current and former directors and officers of NuVox for acts or omissions by such directors and officers occurring prior to the effective time of the merger to the extent that such obligations exist on the date of the merger agreement, whether pursuant to NuVox’s certificate of incorporation, by-laws or individual indemnity agreements, and such obligations will survive and continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers. For six (6) years following the effective time, subject to certain limitations, Windstream also agreed to maintain the current policies of directors’ and officers’ liability insurance maintained by NuVox or policies that are no less favorable to the indemnified parties, with respect to claims arising from facts or events that occurred on or before the effective time, except that for any policy year, Windstream will not be required to pay more than $350,000 for the annual premium of such insurance policies.

Employees. Windstream has agreed to provide to all NuVox employees who continue in employment with the surviving company:

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for a period of eighteen (18) months following the effective time of the merger, base salaries and severance benefits that are not less favorable than those provided to NuVox employees before the effective time;

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for a period from the effective time of the merger and continuing at least through December 31, 2010, benefit plans that provide for medical, dental, vision, short- and long-term disability, life insurance, accidental death and dismemberment insurance and paid time off benefits at the benefit levels in effect for such employees immediately prior to the effective time or, for paid time off benefits, that are not less favorable than those provided to NuVox employees before the effective time; and

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for a period from the effective time of the merger until the 12-month anniversary of the effective time, bonus opportunities, commission plans, 401(k) plans, pension plans and other benefit plans and arrangements not otherwise provided for above that, when taken together with the benefits provided for above, are not materially less favorable in the aggregate than all benefits plans and arrangements provided to NuVox employees before the effective time.

For purposes of any waiting period, vesting, eligibility and level of benefits, each NuVox employee will be credited with his or her years of service with NuVox and its subsidiaries before the effective time of the merger, to the same extent as such NuVox employee was entitled, before the effective time, to credit for such service, excluding benefit accruals.

Tax Matters. Both Windstream and NuVox are required to use reasonable best efforts to avail themselves of any available exemptions with respect to transfer taxes and to cooperate with each other to provide any information and documentation necessary to obtain such exemptions. NuVox is required to deliver to Windstream a certificate that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3).

Certain Notices. Each of Windstream and NuVox are required to notify the other party if any representation or warranty that is qualified as to materiality made by it in the merger agreement becomes incorrect in any respect or any such representation or warranty that is not so qualified becomes incorrect in any material respect or if such party fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

NuVox Stockholders’ Agreements and Other Agreements. NuVox is required to take all necessary actions to cause the Third Amended and Restated Stockholders’ Agreement, dated as of May 31, 2007, and the Shareholders Agreement, dated as of August 14, 1998, as amended, both between NuVox and certain of its stockholders, to be terminated without any liability imposed on the part of Windstream or Merger Sub. NuVox is also required to cause the Second Amended and Restated Registration Rights Agreement, dated as of May 21, 2004, between it and certain of its stockholders to be terminated immediately prior to the effective time of the merger without any liability imposed on the part of Windstream or Merger Sub.

Litigation Settlements. NuVox must consult with Windstream prior to settlement or compromise of any litigation if the proposed settlement or compromise involves non-monetary consideration that could reasonably be expected to have a material adverse impact on the ability of Windstream or any of its subsidiaries, including Merger Sub, to operate their respective businesses following consummation of the merger.

Interconnection Agreements. NuVox agreed that, during the period from the date of execution of the merger agreement to the effective time of the merger, it will use its reasonable best efforts to negotiate replacements of certain expiring interconnection agreements on reasonable terms, and that it will keep Windstream reasonably informed of the status and material terms of such negotiations, including consulting with Windstream as to the material terms of any replacement interconnection agreements.

Conditions to the Merger

Conditions to the obligations of each party. The obligations of each party to complete the merger are subject to the satisfaction of the following conditions:

•	the approval and adoption of the merger agreement by NuVox stockholders;

•	the absence of any statute, rule, regulation, executive order, decree, ruling or injunction prohibiting the consummation of the merger;

•	the termination or expiration of the applicable waiting periods pursuant to the HSR Act (which condition was satisfied by early termination received on December 3, 2009);

•	the approval of the shares of Windstream common stock to be issued in connection with the merger for listing on the NASDAQ Global Select Market; and

•	the continuing effectiveness of the registration statement in which this information statement/prospectus is included.

Conditions to the obligations of NuVox. The obligations of NuVox to consummate the merger are subject to the satisfaction of the following further conditions:

•	the representations and warranties of Windstream and Merger Sub relating to:

•	corporate authority, and due authorization and enforceability of the merger agreement;

•	capitalization of Windstream and its subsidiaries;

•	the accuracy of certain reports and financial statements filed by Windstream with the SEC;

•	the absence of litigation or other proceedings that would reasonably be expected to materially delay or interfere with, prevent or otherwise make unduly burdensome, the merger; and

•	the absence of finders’ or brokers’ fees, except with respect to fees and expenses payable by Windstream to its financial advisors,

are correct at and as of the effective time as if made at and as of such time, or if such representations and warranties are made as of a specific date, then at and as of such date;

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all the other representations and warranties of Windstream and Merger Sub contained in the merger agreement are correct (disregarding all exceptions for materiality) at and as of the effective time as if made at and as of such date except for changes permitted by the merger agreement and those representations made as of a specific date (which are correct as of such date), or where the failure of any representation or warranty to be correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Windstream;

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Windstream and Merger Sub have performed and complied with, in all material respects, their material obligations under the merger agreement to be performed or complied with on or prior to the effective time;

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the approvals of the FCC for the transfer of control of the relevant franchises, licenses and similar instruments of NuVox and its subsidiaries and any PUC, in each case, required to permit consummation of the merger, have been obtained; and

•	Windstream must have not experienced a material adverse effect.

Conditions to the obligations of Windstream and Merger Sub. The obligations of Windstream and Merger Sub to consummate the merger are subject to the satisfaction of the following further conditions:

•	the representations and warranties of NuVox relating to:

•	corporate authority, and due authorization and enforceability of the merger agreement, and the consent required by NuVox stockholders to approve and adopt the merger agreement;

•	the capitalization of NuVox and its subsidiaries;

•	the accuracy of certain financial statements provided by NuVox to Windstream;

•	the absence of litigation or other proceedings that would reasonably be expected to materially delay or interfere with, prevent or otherwise make unduly burdensome, the merger; and

•	the absence of finders’ or brokers’ fees, except with respect to fees and expenses payable by NuVox to its financial advisors,

are correct at and as of the effective time as if made at and as of such time, or if such representations and warranties are made as of a specific date, then at and as of such date;

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all the other representations and warranties of NuVox contained in the merger agreement are correct (disregarding all exceptions for materiality) at and as of the effective time as if made at and as of such date except for changes permitted by the merger agreement and those representations made as of a specific date (which are correct as of such date, or where the failure of any representation or warranty to be correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on NuVox;

•	NuVox having performed and complied with, in all material respects, its material obligations under the merger agreement to be performed or complied with on or prior to the effective time;

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the approvals of the FCC for the transfer of control of the relevant franchises, licenses and similar instruments of NuVox and its subsidiaries and any PUC, in each case, required to permit consummation of the merger, have been obtained without the imposition of any term or condition that Windstream would not be required to agree to pursuant to the merger agreement;

•	NuVox must have not experienced a material adverse effect; and

•	No more than seven percent (7%) of holders of the outstanding shares of NuVox common stock shall have demanded appraisal rights for their shares.

Termination

Termination by the parties. The merger agreement may be terminated by the mutual written consent of Windstream and NuVox. Additionally, either Windstream or NuVox may terminate the merger agreement if:

•	NuVox stockholders fail to approve and adopt the merger agreement in accordance with the merger agreement and the consent agreement;

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the merger is not consummated by April 1, 2010 (which date can be extended by Windstream or NuVox to May 28, 2010 if a reason the closing has not occurred is because of failure to obtain approval from one or more regulatory authorities);

•	there are final, non-appealable legal restraints preventing the merger; or

•	any statute, rule, regulation, executive order, decree, ruling or injunction prohibiting the consummation of the merger has been adopted or issued;

provided that, in each case, neither Windstream nor NuVox may terminate the merger agreement if the failure to fulfill any of their respective obligations under the merger agreement results in such failure to close.

Termination by Windstream. The merger agreement may be terminated by Windstream if:

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a breach of any representation, warranty, covenant or agreement on the part of NuVox set forth in the merger agreement has occurred that would cause any of the conditions described under “—Conditions to the Merger” not to be satisfied, and either such condition is not cured, or incapable of being cured, within thirty (30) days of written notice of such breach or inaccuracy;

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the NuVox board of directors makes a recommendation change adverse to Windstream or the merger, approves an acquisition agreement other than the merger agreement, or approves or recommends a competing transaction, as described above under “—Covenants—Change of Recommendation;” or

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NuVox fails to mail this information statement/prospectus within thirty (30) calendar days after the registration statement that contains this information statement/prospectus is declared effective by the SEC.

Termination by NuVox. The merger agreement may be terminated by NuVox if a breach of any representation, warranty, covenant or agreement on the part of Windstream or Merger Sub set forth in the merger agreement has occurred that would cause any of the conditions described under “—Conditions to the Merger—Conditions to the obligations of NuVox” not to be satisfied, and either such condition is not cured, or incapable of being cured, within thirty (30) days of written notice of such breach or inaccuracy.

Modification or Amendment; Waiver

Modification or Amendment. The merger agreement may be modified or amended by the written agreement of NuVox and Windstream at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by the NuVox stockholders. However, following such adoption, no amendment of the merger agreement will be made that changes the consideration payable in the merger or requires further approval of the NuVox stockholders under any applicable laws or rules, without the approval of the NuVox stockholders.

Waiver of Conditions. Either Windstream or NuVox may, to the extent permitted by applicable law, waive the conditions to each respective party’s individual obligations to consummate the merger that are for their sole benefit. Any such waiver will be valid only if set forth in writing and signed by the party granting the waiver. However, following such stockholder adoption of the merger agreement, no such waiver will be made that requires further approval of the NuVox stockholders under any applicable laws or rules, without the approval of the NuVox stockholders.

Transaction Fees and Expenses

The merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, except that the fees and expenses related to any filing made pursuant to the HSR Act or any competition, merger control, antitrust or similar law shall be paid by Windstream.

APPRAISAL RIGHTS

Generally, a holder of shares of a Delaware corporation’s capital stock who does not vote for or consent to a merger and does not wish to accept the consideration provided for in the merger is entitled under Delaware law to have its shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares as determined by the court. However, NuVox has previously entered into a stockholders’ agreement with certain of its stockholders representing approximately 85% of its issued and outstanding common stock that provides if NuVox stockholders owning more that 62% of the issued and outstanding shares of common stock of NuVox approve certain transactions, including the merger, then such stockholders have the right to require the other stockholders that are party to the stockholders’ agreement to sell all of the NuVox common stock held by them on the same per share consideration and on the same terms and conditions. More than 62% of the stockholders of NuVox have agreed to consent to the merger. Once a written consent is executed by these stockholders, the “drag-along” provision will be triggered, thereby obligating NuVox stockholders that are party to the stockholders’ agreement to agree to sell their shares in the merger. By agreeing to sell their NuVox common stock pursuant to the terms and conditions and for the merger consideration provided for in the merger agreement, the stockholders who are party to the stockholders’ agreement will effectively waive their appraisal rights.

To the extent that a NuVox stockholder who is not a party to the stockholders’ agreement wishes to exercise appraisal rights, the stockholder must comply with the procedures provided for in Section 262 of the Delaware General Corporation Law (the “DGCL”). If a NuVox stockholder who is party to the stockholders’ agreement attempts to assert appraisal rights in connection with the merger, NuVox will oppose that stockholder’s right to exercise appraisal rights based upon the provisions in the stockholders’ agreement providing for such stockholder’s waiver of appraisal rights.

Notification of Merger

Delivery of this information statement/prospectus to you constitutes your notice, pursuant to Section 262(d)(2) of the DGCL, that appraisal rights may be available to you. A copy of Section 262 of the DGCL is attached as Annex B.

Electing Appraisal Rights

To exercise appraisal rights, the record holder of shares of NuVox capital stock must, within 20 days after the date NuVox mails this information statement/prospectus to such holder, deliver a written demand for appraisal to NuVox. This demand must reasonably inform NuVox of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of NuVox capital stock.

A demand for appraisal must be delivered to: Riley M. Murphy, Executive Vice President, General Counsel and Secretary, NuVox, Inc., 2 North Main Street, Greenville, South Carolina 29601.

Only Record Holders May Demand Appraisal Rights

Only a record holder of NuVox capital stock may be entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificate(s).

•	If shares of NuVox capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If shares of NuVox capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

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An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

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A holder of record, such as a broker, who holds shares of NuVox capital stock as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to shares of NuVox capital stock held for all or less than all of that beneficial owner’s interest. In that case, the written demand should set forth the number of shares of NuVox capital stock covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of the shares of NuVox capital stock standing in the name of the record holder. Holders of NuVox capital stock who hold their shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their shares of NuVox capital stock.

Court Petition Must Be Filed

Within 120 days after the effective time of the merger, any holder of shares of NuVox capital stock who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of NuVox capital stock, and Windstream may then file a response opposing that petition. Neither Windstream nor NuVox will have any obligation to file such a petition. Holders of NuVox capital stock seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

Within 120 days after the effective time of the merger, any holder of NuVox capital stock who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal rights may make a written request to receive from Windstream a statement of the total number of shares of NuVox capital stock with respect to which demands for appraisal have been received and the total number of holders of these shares. Windstream will be required to mail these statements within ten days after it receives a written request.

Appraisal Proceeding by Delaware Court

If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. With respect to any stockholders the court determines are entitled to appraisal rights, the court will appraise the shares of NuVox capital stock owned by the stockholders and determine their fair value. In determining fair value, the court may consider a number of factors including market values of NuVox capital stock, if any, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of NuVox capital stock to the stockholders entitled to appraisal.

The value determined by the court for shares of NuVox capital stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all shares of NuVox capital stock entitled to appraisal.

Effect of Appraisal Demand on Voting and Right to Dividends

Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

Loss, Waiver or Withdrawal of Appraisal Rights

Holders of NuVox capital stock will lose the right to appraisal if either (i) no petition for appraisal is filed in court within 120 days after the effective time of the merger or (ii) no written demand for appraisal is delivered to NuVox within 20 days after the date this information statement/prospectus is mailed to NuVox stockholders. A stockholder will also lose the right to an appraisal by delivering to NuVox a written withdrawal of the stockholder demand for an appraisal. Any attempt to withdraw a demand for an appraisal that is made more than 60 days after the effective time of the merger requires Windstream’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of Windstream common stock, and cash instead of a fraction of a share of Windstream common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the merger, regardless of the market price of shares of Windstream common stock at the time of delivery.

Dismissal of Appraisal Proceeding

If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of NuVox common stock that exchange their NuVox common stock for Windstream common stock and cash. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Code, the Treasury regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this information statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of NuVox common stock that hold their shares as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of NuVox common stock in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of NuVox common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of NuVox common stock that received such NuVox common stock through the exercise of an employee stock option, pursuant to a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of NuVox common stock that holds such NuVox shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

The determination of the actual tax consequences of the merger to a holder of NuVox common stock will depend on the holder’s specific situation. Holders of NuVox common stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of NuVox common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

The U.S. federal income tax consequences of the merger to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds NuVox common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding NuVox common stock should consult their own tax advisors.

Consequences of the Merger Generally

The receipt of Windstream common stock and cash in exchange for NuVox common stock in the merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of NuVox common stock who receives Windstream common stock and cash in the merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the fair market value of Windstream common stock and cash, including any cash received in lieu of fractional shares of Windstream common stock, received in the merger, and (2) such holder’s adjusted tax basis in its NuVox common stock exchanged therefor. Gain or loss and holding period will be determined separately for each block of NuVox common stock, i.e., shares acquired at the same cost in a single transaction, exchanged in the merger. Any capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its NuVox common stock is more than one year at the time of the merger. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal income tax rate of 15%. If the U.S. holder has held its NuVox common stock for one year or less at the time of the merger, any capital gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

A U.S. holder’s aggregate tax basis in its Windstream common stock received in the merger will equal the fair market value of such stock at the effective time of the merger, and the holder’s holding period for such stock will begin on the day after the merger.

Dissenting Stockholders

A U.S. holder who exercises appraisal rights with respect to the merger will recognize capital gain or loss equal to the difference, if any, between the cash received via appraisal and such holder’s adjusted tax basis in its NuVox common stock with respect to which the appraisal rights were exercised. This capital gain or loss will be long-term or short-term capital gain or loss depending upon the holder’s holding period for its NuVox common stock with respect to which the appraisal rights were exercised, as described above. For more details regarding appraisal rights with respect to the merger, see “Appraisal Rights” beginning on page 66.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder of NuVox common stock who (1) furnishes a correct taxpayer identification number (“TIN”), certifies that such holder is not subject to backup withholding on the substitute Form W-9 (or appropriate successor form) included in the letter of transmittal that such holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner. The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct TIN.

This summary of the material U.S. federal income tax consequences of the merger to holders of NuVox common stock is for general information only and is not tax advice. The determination of the actual tax consequences of the merger to a holder of NuVox common stock will depend on the holder’s specific situation. Holders of NuVox common stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

THE COMPANIES

Windstream

Business Overview. Windstream is one of the largest providers of telecommunications services in rural communities in the United States, and based on the number of telephone lines in service, is the fifth largest local telephone company in the country. Windstream is a customer-focused telecommunications company that provides phone, high-speed Internet and digital television services. Windstream also offers a wide range of IP-based voice and data services and advanced phone systems and equipment to businesses and government agencies. As of September 30, 2009, Windstream had approximately 2.9 million customers primarily located in rural areas in 16 states. Windstream’s strategy is to enhance the value of these customer relationships by providing one-stop shopping for all of its customers’ communications needs and delivering superior customer service.

Windstream’s facilities-based telecommunications services are offered in the following 16 states: Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Missouri, Nebraska, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina and Texas. Windstream also serves as a competitive service provider in four states on both a facilities-based and resale basis, and, where necessary, has negotiated interconnection agreements with the appropriate incumbent local exchange carriers.

As of September 30, 2009, Windstream had approximately 2.9 million access lines, approximately 1,050,500 high-speed Internet customers and approximately 322,700 digital satellite television customers. For the twelve months ended September 30, 2009, Windstream generated revenues of approximately $3,019.7 million and operating income of approximately $999.0 million.

Windstream is incorporated in Delaware. Windstream’s principal executive offices are located at 4001 Rodney Parham Road, Little Rock, Arkansas 72212, and its telephone number is (501) 748-7000. Windstream’s website is located at www.windstream.com. Information on Windstream’s website is not incorporated into this information statement/prospectus.

Windstream common stock is traded on the NASDAQ Global Select Market under the trading symbol “WIN.”

For a further discussion of Windstream’s business, we urge you to read Windstream’s Form 10-K, incorporated by reference herein. See “Where You Can Find More Information.”

Recent Developments

D&E Communications Merger. On May 10, 2009, Windstream entered into an agreement and plan of merger (the “D&E Merger Agreement”), with D&E Communications, Inc. (“D&E Communications”), pursuant to which Windstream agreed to acquire all of the issued and outstanding shares of common stock of D&E Communications. Pursuant to the terms of the D&E Merger Agreement, which was unanimously approved by the boards of directors of both Windstream and D&E Communications, D&E Communications merged with and into a wholly-owned subsidiary of Windstream, with the Windstream subsidiary continuing as the surviving entity (the “D&E Communications Merger”). The D&E acquisition closed on November 10, 2009.

In accordance with the D&E Merger Agreement, D&E Communications shareholders received 0.650 shares of Windstream common tock and $5.00 in cash per each share of D&E common stock. Windstream issued approximately 9.4 million shares of Windstream common stock valued at approximately $95 million, based on Windstream’s closing stock price of $10.06 on November 9, 2009, and paid approximately $74 million in cash as part of the transaction. Windstream also repaid outstanding debt of D&E Communications of approximately $164 million, net of cash acquired. As such, the aggregate cash cost of the D&E Communications Merger approximated $238 million.

As of September 30, 2009, D&E Communications provided service to approximately 114,000 incumbent local exchange carrier access lines, 47,000 competitive local exchange carrier access lines and 46,000 high-speed Internet customers in central Pennsylvania.

Lexcom Acquisition. On September 8, 2009, Windstream entered into a definitive agreement to acquire Lexcom, Inc. (“Lexcom”), based in Lexington, N.C., for approximately $141 million in cash net of working capital to be acquired (the “Lexcom Acquisition”). The Lexcom Acquisition closed on December 1, 2009.

As of September 30, 2009, Lexcom provided service to approximately 23,000 access lines, 9,000 high-speed Internet customers and 12,000 cable TV customers in North Carolina.

Financing Matters. On October 8, 2009, Windstream completed the private placement of $400 million aggregate principal amount of its 7.875% senior notes due 2017. Windstream used the net proceeds of this offering, together with cash on hand, to finance the cash component of the purchase price of the D&E Communications and Lexcom acquisitions, to refinance certain indebtedness of D&E in connection with the D&E acquisition, to pay related transaction fees and expenses and for general corporate purposes.

On October 19, 2009, the amendment and restatement of the credit agreement governing Windstream’s senior secured credit facilities became effective. Under the amendment and restatement, the maturity date of a substantial portion of Windstream’s revolving loans was extended from July 17, 2011 to July 17, 2013, the maturity date of a substantial portion of Windstream’s term loan A loans was extended from July 17, 2011 to July 17, 2013 and the maturity date of a substantial portion of Windstream’s term loan B loans was extended from July 17, 2013 to December 17, 2015. The amendment and restatement, among other things, also increased the interest rate for extended maturity revolving loans, term loan A loans and term loan B loans and revised certain covenants and definitions.

On December 30, 2009, Windstream completed the private placement of $700 million aggregate principal amount of its senior notes due 2017. The notes were issued as additional securities under an existing indenture of Windstream pursuant to which, as discussed above, Windstream previously issued $400 million aggregate principal amount of 7.875% Senior Notes due 2017. Windstream expects to use the net proceeds of this offering to finance the cash portion of the purchase price of the acquisition of NuVox, to repay outstanding indebtedness of NuVox and to pay related transaction fees and expenses. The remaining net proceeds of the offering will be used for general corporate purposes, which may include the funding of all or a portion of the cash payments required in connection with the acquisition of Iowa Telecom.

Sale of Windstream Supply LLC Assets. On August 21, 2009, Windstream sold its out-of-territory product distribution operations to Walker and Associates of North Carolina, Inc., which primarily included inventory and customer accounts. For the year ended December 31, 2008, and the nine months ended September 30, 2009, the out-of-territory product distribution operations generated revenues of $76 million and $38.5 million, respectively, and minimal operating income. In conjunction with this transaction, Windstream recognized a gain of $0.4 million for the three and nine month periods ended September 30, 2009.

Iowa Telecom Acquisition. On November 23, 2009, Windstream entered into an agreement and plan of merger (the “Iowa Telecom Merger Agreement”), pursuant to which Windstream has agreed to acquire all of the issued and outstanding shares of common stock of Iowa Telecommunications Services, Inc. (“Iowa Telecom”). Under the terms of the Iowa Telecom Merger Agreement, Iowa Telecom shareholders will receive 0.804 shares of common stock of Windstream and $7.90 in cash for each share of Iowa Telecom common stock. Windstream expects to issue approximately 26.5 million shares of Windstream common stock valued at approximately $269 million, based on Windstream’s closing price on November 23, 2009, and pay approximately $261 million in cash as part of the transaction. Windstream also will repay estimated net debt of approximately $598 million. Upon completion of the merger, Iowa Telecom will become a wholly-owned subsidiary of Windstream. The merger is expected to close mid-2010 and is subject to certain conditions, including receipt of necessary approvals from federal and state regulators and Iowa Telecom shareholders.

NuVox

Business Overview. NuVox, a Delaware corporation, is a leading communications services provider to approximately 90,000 business customers in 16 contiguous Southeastern and Midwestern states. NuVox’s services include VoIP, local and long-distance voice, broadband internet access, email, voicemail, web hosting, secure electronic data storage and backup, internet security and virtual private networks. NuVox delivers many of its services over a secure, private managed IP network, using an MPLS backbone and distributed IP voice switching architecture. NuVox is headquartered in Greenville, South Carolina, and has approximately 1,700 employees.

Market Price of and Dividends on NuVox’s Common Stock. There were 320 owners of record of NuVox common stock as of November 30, 2009.

There is no established public trading market for NuVox’s common stock. NuVox does not have a policy of paying regular dividends on its common stock and has never done so. However, NuVox paid a special dividend of $0.5592 per share of NuVox common stock in June 2007.

DESCRIPTION OF WINDSTREAM CAPITAL STOCK

The following summary is qualified in its entirety by the DGCL and the Amended and Restated Certificate of Incorporation of Windstream, as amended (the “Windstream Certificate”). The Windstream Certificate is included as an exhibit to Windstream’s Annual Report on Form 10-K (where it is incorporated by reference to Windstream’s Amendment No. 3 to the Registration Statement on Form S-4 filed May 23, 2006), each of which are on file with the SEC. See “Where You Can Find More Information.”

General

Under the Windstream Certificate, the total authorized capital stock of Windstream consists of 200,000,000 shares of preferred stock, par value $.0001 per share and 1,000,000,000 shares of common stock, par value $.0001 per share.

Preferred Stock

The Windstream Certificate provides that Windstream’s board of directors is authorized, without further stockholder approval, to issue from time to time up to a total of 200,000,000 shares of preferred stock in one or more series and to fix or alter the powers, preferences and rights, and any qualifications, limitations or restrictions thereof, of the shares of each series. The board of directors may fix the number of shares of any series of preferred stock, and it may increase or decrease the number of shares of any series of preferred stock, as long as it acts within the limitations or restrictions stated in the original resolution or resolutions that fixed the number of shares in the series and as long as it does not decrease the number of shares of any series below the number then outstanding. If the number of shares of any series of preferred stock is decreased, the shares constituting the decrease will resume the status they had prior to the adoption of the resolution that originally fixed the number of shares of the series, subject to the requirements of applicable law.

Common Stock

Under the Windstream Certificate, the holders of Windstream common stock have one vote per share on matters submitted to a vote of stockholders. Holders of the common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon Windstream’s liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably Windstream’s net assets available after the payment or provision for payment of all debts and subject to the prior rights of any outstanding preferred stock. The holders of Windstream common stock have no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion rights.

To the greatest extent permitted by applicable Delaware law, the shares of common stock will be uncertificated, and transfer will be reflected by book entry.

All rights, preferences and privileges of holders of Windstream common stock stated in this summary are subject to the rights of holders of shares of any series of preferred stock which Windstream may designate and issue in the future without further stockholder approval.

Delaware Anti-Takeover Statute

Section 203 of the DGCL restricts business combinations with certain interested stockholders (defined generally under the DGCL to include persons who beneficially own or acquire 15% or more of a Delaware corporation’s voting stock, and hereinafter as a “Section 203 Interested Stockholder”). Section 203, which applies to Windstream, prohibits business combination transactions between a publicly-held Delaware corporation and any Section 203 Interested Stockholder for a period of three years after the time on which the

Section 203 Interested Stockholder became an interested stockholder unless: (a) prior to that time the corporation’s board of directors approved either the proposed business combination or the transaction which resulted in the Section 203 Interested Stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the Section 203 Interested Stockholder becoming an interested stockholder, the Section 203 Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers; and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% the outstanding voting stock which is not owned by the Section 203 Interested Stockholder.

Rights of Appraisal

Under the DGCL, Windstream stockholders may demand appraisal of and obtain payment of the fair value of their shares. This remedy may be an exclusive remedy, except where the corporate action involves fraud or illegality. The DGCL provides appraisal rights only in certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which the Windstream Certificate does not) for a sale or transfer of all or substantially all of a corporation’s assets or an amendment to its certificate of incorporation. Moreover, the DGCL does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which the Windstream Certificate does not) to the holders of shares of a constituent corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of any fractional shares or any combination of the foregoing. In addition, the DGCL denies appraisal rights if the stockholders of the surviving corporation in a merger did not have to vote to approve the merger. Appraisal rights are not available to Windstream stockholders with respect to the merger.

Board of Directors

The Windstream Certificate provides for a board of directors consisting of not less than three nor more than fifteen members, the exact number of which will be fixed from time to time by the affirmative vote of a majority of the entire board of directors.

Nominations of persons for election to the Windstream board of directors may be made at a meeting of stockholders by or at the direction of the board of directors. In addition, any stockholder may nominate persons for election to the Windstream board of directors by giving timely notice to Windstream’s Secretary. To be timely:

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in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at Windstream’s principal executive offices not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made; and

•

in the case of a special meeting, a stockholder’s notice must be delivered to or mailed and received at Windstream’s principal executive offices not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

Directors will be elected at a stockholders’ meeting by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

Any vacancy on the Windstream board of directors that results from an increase in the number of directors may be filled by the majority vote of the directors then in office as long as a quorum is present. Any other vacancy may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director.

Any or all directors may be removed, with cause, by the affirmative vote of at least a majority of the total voting power of Windstream’s outstanding voting securities, voting together as a single class at a meeting specifically called for such purpose.

Notwithstanding the foregoing, if the holders of any one or more classes or series of Windstream preferred stock have the right to elect directors, the election, term of office, filling of vacancies and other features of such directorships will be established by the board of directors.

The Windstream board of directors will have an annual meeting and may hold regular meetings without notice according to a resolution of the board of directors. Special meetings may be called by the chairman of the board, the president (if the president is a director) or, upon the written request of a majority of the total number of directors then in office. A majority of the total number of Windstream directors will constitute a quorum, and directors present at any meeting at which a quorum is present may act by majority vote.

Stockholders

The amended and restated bylaws of Windstream (the “Windstream Bylaws”) provide that an annual meeting of stockholders for the purpose of electing those directors whose term of office expires at such meeting and of transacting such other business as may properly come before it will be held each year. A stockholder may bring business before an annual meeting of stockholders by giving timely notice in writing to Windstream’s Secretary in accordance with the provisions of the Windstream Bylaws.

Under Delaware law, a special meeting of the stockholders may be called by the board of directors of the corporation or by any other person authorized to do so in the certificate of incorporation or bylaws. The Windstream Certificate states that, as long as any security of the company is registered under Section 12 of the Exchange Act, special meetings of stockholders of Windstream may be called only by a resolution of the board of directors.

In accordance with Delaware law, the Windstream Bylaws provide that written notice of any stockholders meeting must be given to each stockholder entitled to vote not less than 10 or more than 60 days before the date of the meeting. Except as otherwise provided by the DGCL or the Windstream Certificate, the holders of a majority of Windstream’s outstanding shares of stock entitled to vote constitute a quorum for the transaction of business, and except for the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders.

As long as any security of Windstream is registered under Section 12 of the Exchange Act, no stockholder action may be taken without a meeting, and the Windstream Certificate expressly denies the power of stockholders to consent in writing without a meeting.

Voting on Certain Fundamental Issues

Delaware law permits a corporation to include supermajority provisions in its certificate of incorporation and bylaws with respect to the approval of various issues. However, other than the effect of Section 203 of the

DGCL and voting on an amendment to certain sections of the Windstream Certificate, no supermajority voting requirement provisions related to matters upon which the stockholders of Windstream may vote are included in the Windstream Certificate or Windstream Bylaws.

Amendment of the Windstream Certificate

Under Delaware law, unless a higher vote is required in the certificate of incorporation of a corporation, an amendment to such certificate of incorporation generally may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment. Notwithstanding any provision of a corporation’s certificate of incorporation to the contrary, under Delaware law, holders of a class of a corporation’s stock are entitled to vote as a class on the approval of any amendment to the corporation’s certificate of incorporation which would:

•	increase or decrease the aggregate number of authorized shares of such class (subject to certain exceptions);

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or rights of such class so as to affect them adversely.

Under the Windstream Certificate, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of Windstream eligible to be cast in the election of directors is required in order to amend, alter, change or repeal the sections of the Windstream Certificate related to the limitation of liability of directors and indemnification of directors and officers, the prohibition of stockholder action by written consent, the calling of special meetings of stockholders, the election to be covered by DGCL Section 203, and the procedures required to amend the Windstream Certificate.

Amendment of the Windstream Bylaws

Under the Windstream Certificate, the board of directors is expressly authorized to amend, alter, change or repeal the Windstream Bylaws. The stockholders also have the ability to amend, alter, change or repeal the Windstream Bylaws by the affirmative vote of a majority of the outstanding shares, except that a two-thirds vote is required for the stockholders to amend the bylaws sections related to bringing matters before an annual stockholder meeting, nominating and electing directors and filling vacancies on the board of directors, and the procedures required to amend the Windstream Bylaws.

Limitation of Liability of Directors

The DGCL provides that a corporation can, by a provision in its certificate of incorporation, limit a director’s liability for monetary damages for breach of fiduciary duty as a director; however, a corporation cannot limit a director’s liability for: any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or any transaction from which the director derived an improper personal benefit.

The Windstream Certificate provides that to the fullest extent permitted by the DGCL, no Windstream director will be liable to the corporation or its stockholders for damages arising from a breach of fiduciary duty owed to Windstream or its stockholders.

Indemnification

The Windstream Certificate requires the corporation to indemnify any person to the fullest extent permitted by the DGCL who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he is or was a director or officer of Windstream, or, while a director, officer or other employee of Windstream, is or was serving at the request of Windstream as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In addition, Windstream, to the fullest extent authorized under Delaware law will pay in advance of the final disposition of any such proceeding all expenses incurred by any director or officer in connection with such proceeding. The right to indemnification is not exclusive of any other right which that individual may have or hereafter acquire under the Windstream Certificate or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Windstream may, by action of its board of directors, provide indemnification to its employees and agents with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

Windstream is authorized to purchase and maintain insurance on its own behalf and on behalf of any person required or permitted to be indemnified.

The rights to indemnification and to the advance of expenses conferred in the Windstream Certificate are not be exclusive of any other right which any person may have or acquire.

Transfer Agent and Registrar

The transfer agent and registrar for the Windstream common stock is Computershare Investor Services, LLC.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF WINDSTREAM AND COMMON STOCKHOLDERS OF NUVOX

Windstream and NuVox are incorporated under the laws of the State of Delaware. If the merger is completed, NuVox securityholders, whose rights are currently governed by the DGCL, the amended and restated certificate of incorporation of NuVox (the “NuVox Certificate”) and the amended and restated by-laws of NuVox (the “NuVox By-laws”), will become stockholders of Windstream, and their rights as such will be governed by the DGCL, the Windstream Certificate and the Windstream Bylaws. The material differences between the rights of holders of NuVox common stock and the rights of holders of Windstream common stock, resulting from the differences in their governing documents, are summarized below.

The following summary does not purport to be a complete statement of the rights of holders of Windstream common stock under applicable Delaware law, the Windstream Certificate and the Windstream Bylaws, nor does the following purport to be a complete summary of the rights of the holders of NuVox common stock under applicable Delaware law, the NuVox Certificate and the NuVox By-laws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing corporate instruments of Windstream and NuVox. We urge you to read those documents carefully in their entirety. Copies of the applicable governing corporate instruments of Windstream are available, without charge, to any person, including any beneficial owner to whom this information statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” on page 86.

	Windstream Stockholder Rights	NuVox Stockholder Rights
Capitalization	Windstream’s authorized capital stock is described under “Description of Windstream Capital Stock.”	The total authorized shares of capital stock of NuVox consist of 500,000,000 shares of common stock, par value $0.01 per share. As of November 30, 2009, 250,221,629 shares of NuVox common stock were issued and outstanding.

Number of Directors	The Windstream Bylaws provide that the total number of Windstream directors will be not less than three and not more than fifteen, as fixed by the board of directors of Windstream from time to time. Windstream currently has nine directors.	The NuVox By-laws provide that, subject to the Stockholders’ Agreement dated May 31, 2007, between NuVox and certain of its stockholders (the “Stockholders’ Agreement”), the total number of NuVox directors will be not less than one. NuVox currently has eight directors.

Election of Directors	Nominations of persons for election to the Windstream board of directors may be made at a meeting of stockholders by or at the direction of the board of directors. In addition, any stockholder may nominate persons for election to the Windstream board of directors by giving timely notice to Windstream’s Secretary. Directors will be elected at a stockholders’ meeting by a plurality	Directors will be elected at a stockholders’ meeting by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. Each stockholder party to the Stockholders’ Agreement agreed to vote all of its NuVox shares to elect eight, and, in no event, less than seven, directors to the NuVox board of directors. The stockholders further

	Windstream Stockholder Rights	NuVox Stockholder Rights
	of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.	agreed that their votes would be cast in favor of seven specifically designated directors, including four directors designated by certain of NuVox’s institutional stockholders (the “Institutional Directors”) and three management directors, including Mr. David L. Solomon, Mr. James W. Akerhielm and Mr. Michael Gallagher. In addition, NuVox, pursuant to the Stockholders’ Agreement, agreed to include each of the designated directors in the slate of nominees recommended by its board of directors and to use its best efforts to facilitate the election of these designated directors.

Removal of Directors	Any or all directors may be removed, with cause, by the affirmative vote of at least a majority of the total voting power of Windstream’s outstanding voting securities, voting together as a single class at a meeting specifically called for such purpose.	The NuVox By-laws provide that, subject to the Stockholders’ Agreement, a director may be removed with or without cause by the holders of a majority of the shares of stock entitled to vote for the election of directors. The Stockholders’ Agreement provides that, unless the institutional stockholder who is entitled to designate an Institutional Director requests such action and except as may be required to enforce other provisions of the Stockholders’ Agreement, no stockholders party to the Stockholders’ Agreement that own 1.0% or more of NuVox common stock shall take any action to cause the removal of an Institutional Director. If, however, by failure to maintain minimum stock ownership requirements, as provided for in the Stockholders’ Agreement, an institutional stockholder entitled to appoint an Institutional Director loses such right, then the Institutional Director is required to resign, or be otherwise removed, and the remaining directors have the option to either decrease the size of the NuVox board of directors to eliminate the vacancy or fill the vacancy with an independent director selected by the remaining directors.

	Windstream Stockholder Rights	NuVox Stockholder Rights
Vacancies on the Board of Directors	Any vacancy on the Windstream board of directors that results from an increase in the number of directors may be filled by the majority vote of the directors then in office as long as a quorum is present. Any other vacancy may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director.	Pursuant to the Stockholders’ Agreement, if there is a vacancy on the board of directors typically filled with an Institutional Director, the remaining directors and NuVox are to fill the vacancy with a new designee of the institutional stockholder entitled to designate such Institutional Director.

Amendments to Charter Documents	Under the DGCL, a proposed amendment to a corporation’s certificate of incorporation requires approval by its board of directors and adoption by an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment. The Windstream Certificate provides that the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of Windstream eligible to be cast in the election of directors is required in order to amend, alter, change or repeal the sections of the Windstream Certificate related to the limitation of liability of directors and indemnification of directors and officers, the prohibition of stockholder action by written consent, the calling of special meetings of stockholders, the election to be covered by DGCL Section 203, and the procedures required to amend the Windstream Certificate.	The NuVox Certificate provides that the corporation reserves the right to amend, alter, change or repeal any provision therein, provided that the number of authorized shares may only be increased or decreased by the affirmative vote of the holders of record of a majority of all outstanding shares of NuVox common stock.

Amendments to By-laws	Under the Windstream Certificate and Windstream Bylaws, the board of directors is expressly authorized to amend, alter, change or repeal the Windstream Bylaws. The stockholders also have the ability to amend, alter, change or repeal the Windstream Bylaws by the affirmative vote of a majority of the outstanding shares, except that a two-thirds vote is required for the stockholders to amend the bylaws sections related to bringing matters before an annual stockholder meeting, nominating and electing directors and filling vacancies on the	The NuVox Certificate expressly authorizes the board of directors to adopt, amend or repeal the NuVox By-laws, subject to the rights of stockholders to vote for such adoption, amendment or repeal. The NuVox By-laws provide that the by-laws may be altered, amended or repealed by (i) the affirmative vote of the directors holding at least a majority of votes held by all members of the board of directors present at a meeting at which a quorum is present, which vote shall include the affirmative vote of the Institutional Directors holding at least a majority

	Windstream Stockholder Rights	NuVox Stockholder Rights
	board of directors, and the procedures required to amend the Windstream Bylaws.	of the votes held by all Institutional Directors, or (ii) the affirmative vote of at least a majority of the holders of all the issued and outstanding shares of NuVox common stock entitled to vote generally at a meeting of stockholders, voting as a single class.

Action by Written Consent	The Windstream Certificate states that action by written consent in lieu of a meeting of the stockholders is prohibited.	The NuVox Certificate, which was adopted and approved by written consent of the holders of the required number of shares, does not prohibit action by written consent in lieu of a meeting of the stockholders.

Notice of Stockholder Meeting/Stockholder Actions

The DGCL and the Windstream Bylaws provide that written notice of the time, place and purpose or purposes of every meeting of stockholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting. The Windstream Bylaws further provide that the only matters that may be considered and acted upon at an annual meeting of stockholders are those matters brought before the meeting:

•     through the notice of meeting;

•     by the board of directors of Windstream; or

•     by a stockholder of record entitled to vote at such meeting.

Generally, the Windstream Bylaws require a stockholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The notice must contain, among other things, a brief description of the business desired to be brought before the meeting, the reason for conducting such business and any material interest of the stockholder and any person associated with the

The NuVox By-laws require that written notice of each stockholder meeting must be given not less than 10 days nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The NuVox By-laws also require that such notice state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The NuVox By-laws are silent as to the procedure stockholders must follow in order to bring matters before an annual meeting of stockholders.

	Windstream Stockholder Rights	NuVox Stockholder Rights
stockholder, individually or in the aggregate, in such business. The person presiding at the meeting will have the discretion to determine whether any item of business proposed by a stockholder was properly brought before such meeting.

Special Stockholder Meetings	Under the Windstream Bylaws, a special meeting of the stockholders may only be called by resolution of a majority of the board of directors.	Under the NuVox By-laws, a special meeting of the stockholder may be called by any two members of the board of directors or the chairman of the board of directors, or upon written request signed by the holders of at least twenty percent of the outstanding shares entitled to vote at a special meeting.

Stockholder Inspection Rights; Stockholder Lists	Under the DGCL, a stockholder of a corporation has the right, for any proper purpose and upon written demand under oath stating the purpose for such demand, to inspect and make copies and extracts from the corporation’s stock ledger, a list of its stockholders, and its other books and records. A proper purpose is any purpose reasonably related to such person’s interest as a stockholder.	The NuVox Certificate expressly authorizes the NuVox board of directors to determine whether and to what extent the accounts and books of NuVox will be open to any NuVox stockholder. It further provides that no stockholder has any right to inspect any NuVox account, book or document except as provided by applicable law, the NuVox By-laws, any resolutions duly adopted by the board of directors or NuVox stockholders, or any agreement between NuVox and its stockholders.

Limitation of Personal Liability and Indemnification of Directors and Officers	The Windstream Certificate provides that a director will not be personally liable to Windstream or to its stockholders for monetary damages for a breach of fiduciary duty as a director.	The NuVox Certificate and NuVox By-laws provide that a director or any person acting at the direction of the board of directors will not be personally liable to NuVox or to its stockholders for monetary damages for a breach of fiduciary duty by such director.

Dividend Practices	Windstream’s board of directors has adopted a current dividend practice for the payment of quarterly cash dividends at a rate of $0.25 per share of Windstream common stock. This practice can be changed at any time at the discretion of Windstream’s board of directors and Windstream common stockholders have no contractual or other legal right to dividends.	NuVox does not have a policy of paying regular dividends on its common stock and has never done so. However, NuVox paid a special dividend of $0.5592 per share of NuVox common stock in June 2007.

	Windstream Stockholder Rights	NuVox Stockholder Rights
Voting Rights with respect to a Merger or Consolidation

Windstream is subject to the general provisions of the DGCL, which provide that the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and:

•     such corporation’s certificate of incorporation is not amended;

•     the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•     either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

Under the DGCL, a sale of all or substantially all of such corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

The Stockholders’ Agreement directs that the NuVox By-laws must provide that the affirmative vote of the directors holding at least a majority of votes present at a meeting at which a quorum is present be required to take any action by NuVox’s board of directors. The Stockholders’ Agreement further provides that, in addition to any vote or consent of the NuVox board of directors, the approval of the Institutional Directors holding a majority of the votes held by all of the Institutional Directors is required for authorizing, effecting or validating any change of control or acquisition. “Change of control” is defined to include any merger, consolidation or other business combination where the stockholders of NuVox immediately prior to such transaction, in the aggregate, cease to own 50% or more of the voting securities of the entity surviving or resulting from the transaction, or where any person becomes the beneficial owner of 50% or more of the voting securities of the entity surviving or resulting from the transaction.

	Windstream Stockholder Rights	NuVox Stockholder Rights
Right to Receive Stock Certificate	Windstream’s stockholders do not have the right to receive certificates representing the shares of the common stock of Windstream they own. To the fullest extent permitted by applicable Delaware law, shares of Windstream common stock are uncertificated and transfers of Windstream common stock are reflected by book entry.	NuVox stockholders have the right to receive certificates representing the shares of the common stock of NuVox they own.

WHERE YOU CAN FIND MORE INFORMATION

Windstream files annual, quarterly and current reports, proxy statements and other information with the SEC. Windstream’s SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov or Windstream’s website at www.windstream.com. You may also read and copy any reports, statements or other information filed by Windstream at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows Windstream to “incorporate by reference” the information Windstream files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this information statement/prospectus, and information that Windstream files later with the SEC will automatically update and supersede this information. We incorporate by reference Windstream’s documents listed below and any future filings Windstream makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the date on which the transaction is consummated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March, 31, 2009, June 30, 2009, and September 30, 2009;

•	Proxy Statement on Schedule 14A filed March 23, 2009;

•

Current Reports on Form 8-K, filed with the SEC on February 6, 2009, May 11, 2009 (as to item 8.01 only), August 6, 2009 (as to Item 8.01 only), August 14, 2009, September 29, 2009, September 30, 2009, October 14, 2009, October 22, 2009, November 3, 2009 (as to item 8.01 only), November 24, 2009, December 1, 2009, December 15, 2009, December 16, 2009, December 22, 2009, and December 30, 2009; and

•

Description of the common stock of Windstream Corporation contained in the Registration Statement on Form S-4 (Reg. No. 333-132073), filed with the SEC on February 28, 2006, as amended, and Current Reports on Form 8-K filed on February 9, 2007 and February 6, 2009.

You may request a copy of these filings at no cost, by writing or telephoning Windstream at the following address or telephone number:

Windstream Corporation

Investor Relations

4001 Rodney Parham Road

Little Rock, Arkansas 72212-2442

(866) 320-7922

You should rely only on the information incorporated by reference or provided in this information statement/prospectus. Windstream’s website has been provided for textual reference only.

Any statements made in a document incorporated by reference in this information statement/prospectus is deemed to be modified or superseded for purposes of this information statement/prospectus to the extent that a statement in this information statement/prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this information statement/prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this information statement/prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this information statement/prospectus.

The information relating to Windstream contained in this information statement/prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this information statement/prospectus or incorporated by reference in this information statement/prospectus should be read in conjunction with documents Windstream has filed with the SEC.

Only one copy of this information statement/prospectus is being delivered to multiple NuVox stockholders sharing an address unless NuVox has received contrary instructions from one or more of the stockholders. Upon written or oral request, NuVox will promptly deliver a separate copy of this information statement/prospectus statement to a NuVox stockholder at a shared address to which a single copy of this information statement/prospectus has been delivered. NuVox stockholders at a shared address who would like to receive a separate copy of this information statement/prospectus, or a separate copy of future Windstream proxy statements or annual reports following completion of the merger, should contact Windstream at the telephone number or mailing address provided above. In the event that you are receiving multiple copies of annual reports or proxy statements at an address to which you would like to receive a single copy, multiple NuVox stockholders sharing an address may also contact Windstream at the above listed telephone number or mailing address to receive a single copy of annual reports and proxy statements in the future.

LEGAL MATTERS

The validity of the shares of Windstream common stock offered by this information statement/prospectus will be passed upon by Kutak Rock LLP, counsel to Windstream.

EXPERTS

The consolidated financial statements of Windstream as of December 31, 2007 and 2008, and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this information statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NuVox, Inc. and its subsidiaries as of December 31, 2007 and 2008, and for each of the years in the three-year period ended December 31, 2008, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

MISCELLANEOUS

No person has been authorized to give any information or make any representation on behalf of Windstream or NuVox not contained in this information statement/prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. The information contained in this information statement/prospectus is accurate only as of the date of this information statement/prospectus and, with respect to material incorporated into this document by reference, the dates of such referenced material.

If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WINDSTREAM CORPORATION,

NIGHT MERGER SUB, INC.,

NUVOX, INC.

AND

THE STOCKHOLDERS’ REPRESENTATIVE

NOVEMBER 2, 2009

A-i

A-ii

A-iii

COMPANY DISCLOSURE SCHEDULE

Section Number	Title
Section 1.5(b)	Escrow; Stockholders’ Representative Reserve
Section 4.2(b)	Subsidiaries; Capitalization
Section 4.2(c)	Subsidiaries; Capitalization
Section 4.2(d)	Subsidiaries; Capitalization
Section 4.4	Consents and Approvals; No Violation
Section 4.5(c)	Financial Statements
Section 4.5(d)	Financial Statements
Section 4.6	Absence of Certain Changes or Events
Section 4.8(a)	Litigation
Section 4.8(b)	Litigation
Section 4.10(d)	Taxes
Section 4.10(f)	Taxes
Section 4.11(a)	Employee Benefits Matters; ERISA Compliance
Section 4.11(e)	Employee Benefits Matters; ERISA Compliance
Section 4.11(g)	Employee Benefits Matters; ERISA Compliance
Section 4.12(c)	Labor Matters
Section 4.12(d)	Labor Matters
Section 4.14(a)	Intellectual Property
Section 4.15(c)	Assets and Properties; Network
Section 4.15(d)	Assets and Properties; Network
Section 4.16	Material Contracts
Section 4.18	Transactions with Affiliates
Section 4.19	Licenses; Tariffs
Section 6.1(a)	Pre-Closing Covenants
Section 6.4(c)	Reasonable Best Efforts
Section 6.16	Interconnection Agreements
Section 7.2(c)	Conditions to the Company’s Obligations to Effect the Merger
Section 10.12	Definitions

PARENT DISCLOSURE SCHEDULE

Section Number	Title
Article V	Representations and Warranties of Parent and Newco
Section 5.8(f)	Reports; Regulatory Matters
Section 5.10(b)	Taxes
Section 7.3(c)	Conditions to Parent’s and Newco’s Obligations to Effect the Merger
Section 10.12	Definitions

A-iv

TABLE OF DEFINITIONS

Term	Section
2007 Stockholders’ Agreement	6.13
409A Authorities	4.11(h)
Acquisition Agreement	6.3(a)
Adverse Consequences	9.2
Affiliate	10.12
Aggregate Cash Consideration	3.1(a)(iii)
Aggregate Option Consideration	3.1(a)(iii)
Aggregate Stock Consideration	3.1(a)(iii)
Agreement	Preface
Antitrust Division	6.4(b)
Audited Balance Sheets	4.5(a)
Audited Financial Statements	4.5(a)
Benefit Plans	4.11(a)
Board Recommendation	4.3(b)
Business Day	10.12
Cash Consideration	3.1(a)(iii)
CERCLA	4.13(b)
Certificate of Merger	1.2
Closing	1.4
Closing Date	1.4
Code	3.7
Company	Preface
Company Adverse Recommendation Change	6.3(e)
Company Board of Directors	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Financial Statements	4.5(a)
Company In-the-Money Options Proceeds	3.1(a)(iii)
Company Licenses	4.19
Company Options	3.5(a)
Company Shares	Recitals
Company Stock Plans	3.5(a)
Company Stockholder Approval	4.3(c)
Company Rollover Warrant	3.6
Competing Transaction	6.3(a)
Confidentiality Agreement	6.5
Conflicts	4.4
Consent Agreement	Recitals
Continuing Employee	6.8(a)(i)
Conversion Ratio	3.1(a)(iii)
Deductible Amount	9.2
DGCL	1.1
Dissenting Shares	3.4
Effective Time	1.2
Employee Agreements	4.11(a)
Encumbrances	4.2(d)
Environmental Claims	4.13(b)
Environmental Laws	4.13(a)
Environmental Permits	4.13(a)

A-v

Term	Section
ERISA	4.11(a)
ERISA Affiliate	4.11(a)
Escrow Account	1.5(a)
Escrow Agent	1.5(a)
Escrow Agreement	1.5(a)
Escrow Amount	1.5(b)
Escrow Period	9.1
Exchange	6.2(e)
Exchange Act	5.8(b)
Exchange Agent	3.2(a)
Exchange Agent Agreement	3.2(a)
Excluded Shares	Recitals
Expiring Interconnection Agreements	6.16
FCC	2.1
FCC Licenses	4.19
Fraud and Key Pre-Closing Covenants Cap	9.2
FTC	6.4(a)
GAAP	4.5(a)
Governmental Entity	10.12
Hazardous Materials	4.13(c)
Hedge Agreement	4.16(p)
HSR Act	4.4
Indebtedness	10.12
In-the-Money Company Options	3.1(a)(iii)
Indemnification Cap	9.2
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Indemnifying Stockholders	1.5(b)
Indemnifying Stockholder Shares	1.5(b)
Indemnity Items	10.12
Information Statement/Prospectus	6.2(c)
Intellectual Property	4.14(a)
Interconnection Agreements	4.15(d)
IRS	4.11(b)
IRUs	4.6(e)
Key Pre-Closing Covenants	9.2
knowledge	10.12
Latest Balance Sheet	4.5(a)
Law	10.12
Letter of Transmittal	3.2(b)
Majority Stockholders	Recitals
Material Adverse Effect	10.12
Material Contracts	4.16
Maximum Premium	6.7(b)
Merger	1.1
Merger Consideration	3.1(a)(i)
Newco	Preface
Notice of Superior Competing Transaction	6.3(f)(iv)
Option Payment	3.5(a)
Parent	Preface
Parent Audited Balance Sheets	5.8(d)

A-vi

Term	Section
Parent Audited Financial Statements	5.8(d)
Parent Board of Directors	Recitals
Parent By-Laws	6.1(b)(i)
Parent Charter	6.1(b)(i)
Parent Common Stock	Recitals
Parent Companies	Recitals
Parent Disclosure Schedule	Article V
Parent Financial Statements	5.8(d)
Parent Indemnitees	9.2
Parent Latest Balance Sheet	5.8(d)
Parent Options	5.2(b)
Parent Preferred Stock	5.2(a)
Parent Representatives	6.5
Parent SEC Reports	5.8(b)
Parent Stock Consideration	3.1(a)(iii)
Per Share Amount	3.1(a)(iii)
Per Share Escrow Amount	1.5(b)
Permitted Encumbrances	4.15(a)
Person	10.12
PUC Licenses	4.19
PUCs	4.4
Registration Rights Agreement	6.14
Registration Statement	6.2(b)
Representative	6.3(a)
SEC	Recitals
Securities Act	4.16(n)
Settlement Agreement	4.25
Specified Litigation	10.12
Specified Person	9.6
Specified Plaintiff	10.12
Stockholders’ Agreements	6.13
Stockholders’ Representative	Preface
Stockholders’ Representative Expenses	1.6(b)
Stockholders’ Representative Reserve	1.5(b)
Subsidiary	10.12
Superior Competing Transaction	6.3(b)
Surviving Corporation	1.1
Tax Return	4.10
Taxes	4.10
Telecommunications Act	4.15(d)
Third Party	6.3(a)
Third-Party Claim	9.3(a)
Transactions	1.1
UNEs	4.15(d)
Voting Company Debt	4.2(b)
Voting Parent Debt	5.2(b)
WARN	6.1(a)(xvii)
Warrant Exchange Ratio	3.6

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 2, 2009, by and among Windstream Corporation, a Delaware corporation (“Parent”), Night Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Newco”), and NuVox, Inc., a Delaware corporation (the “Company”) and M/C Venture Partners V, L.P. in its capacity as the stockholders’ representative (the “Stockholders’ Representative”) as referenced in Section 1.6 of this Agreement.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has, subject to the conditions of this Agreement, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement and approval of the Merger and the other Transactions by the stockholders of the Company;

WHEREAS, the Board of Directors of each of Parent (the “Parent Board of Directors”) and Newco has approved this Agreement and declared it advisable for Parent and Newco, respectively, to enter into this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” or “Company Shares”), immediately prior to the Effective Time, other than Company Common Stock owned by Parent, Newco or any direct or indirect wholly-owned subsidiary of Parent (collectively, the “Parent Companies”) or held by the Company as treasury shares (collectively, the “Excluded Shares”), will be converted into the right to receive cash and shares of the common stock of Parent, par value $0.0001 per share (the “Parent Common Stock”);

WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and

WHEREAS, as a condition and inducement to Parent and Newco entering into this Agreement, concurrently with the execution and delivery of this Agreement, stockholders of the Company representing not less than 62% of the Company Shares (the “Majority Stockholders”) have entered into a Consent Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the “Consent Agreement”), pursuant to which such stockholders have agreed, among other things, to execute and deliver a written consent adopting the Merger Agreement and approving the Merger and the other Transactions promptly following the receipt by the Majority Stockholders of an information statement/prospectus under cover of a registration statement with respect to the shares of Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger that has been declared effective by the Securities and Exchange Commission (the “SEC”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, Newco and the Company hereby agree as follows:

ARTICLE I—THE MERGER; EFFECTIVE TIME; CLOSING

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Newco shall, in accordance with Delaware General Corporation Law (“DGCL”), consummate a merger (the “Merger”) in which Newco shall be merged with and into the Company and the separate corporate existence of

Newco shall thereupon cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). In accordance with Section 259 of the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of Newco and the Company shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Newco and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation. The Merger, the payment of cash in connection with the Merger and the other transactions contemplated by this Agreement and the Escrow Agreement are referred to herein as the “Transactions”.

1.2 Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date or as soon as practicable thereafter the Surviving Corporation shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such subsequent time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Kutak Rock LLP, 124 West Capitol Avenue, Suite 2000, Little Rock, Arkansas, at 9:00 a.m. Little Rock, Arkansas time on a date (the “Closing Date”) which shall be no later than the second Business Day following the date on which the last of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may mutually agree in writing.

1.5 Escrow; Stockholders’ Representative Reserve.

(a) On the Closing Date, Parent and the Stockholders’ Representative will execute and deliver an escrow agreement substantially similar to Exhibit B attached hereto (the “Escrow Agreement”), by and among Parent, the Stockholders’ Representative and Wells Fargo Bank, N.A. (the “Escrow Agent”), and Parent will deliver to the Escrow Agent, as agent, the Escrow Amount. The Escrow Amount shall be applied to satisfy any indemnity claims of Parent arising under Article IX of this Agreement. The Escrow Amount will be held by the Escrow Agent in an escrow account (the “Escrow Account”) in accordance with the terms and conditions of the Escrow Agreement. On the date that is six (6) months following the Closing Date, fifty percent (50%) of the Funds in the Escrow Account that have not otherwise been demanded for payment pursuant to any outstanding claim for indemnification made in accordance with (i) Article IX hereof and (ii) Section 7 of the Escrow Agreement will be disbursed from the Escrow Account to the Indemnifying Stockholders pursuant to the terms of the Escrow Agreement. On the date that is twelve (12) months following the Closing Date, the remaining funds in the Escrow Account that have not otherwise been demanded for payment pursuant to any outstanding claim for indemnification made in accordance with (i) Article IX hereof and (ii) Section 7 of the Escrow Agreement will be disbursed from the Escrow Account to the Indemnifying Stockholders pursuant to the terms of the Escrow Agreement.

(b) Definitions. For purposes of this Agreement, the following terms have the following respective meanings:

“Escrow Amount” shall mean $25,000,000.

“Per Share Escrow Amount” shall mean a number equal to (x) the sum of the Escrow Amount and the Stockholders’ Representative Reserve divided by (y) the Indemnifying Stockholder Shares.

“Indemnifying Stockholders” means the Persons listed in Section 1.5(b) of the Company Disclosure Schedule.

“Indemnifying Stockholder Shares” means the aggregate amount of Company Shares owned by the Indemnifying Stockholders and outstanding immediately prior to the Effective Time, other than Excluded Shares. The amount of Company Shares owned by each Indemnifying Stockholder is set forth on Section 1.5(b) of the Company Disclosure Schedule.

“Stockholders’ Representative Reserve” means $1,000,000.

(c) Tax Matters. The U.S. Federal income taxation of the Escrow Amount shall be determined under the principles set forth in proposed Treasury Regulation Section 1.468B-8. Accordingly, for periods prior to the determination date (as defined in proposed Treasury Regulation Section 1.468B-8(b)), Parent shall be treated as owning the assets of the escrow for U.S. Federal income tax purposes; provided, however, that in no event shall this Section 1.5(c) affect the treatment of the Escrow Amount under any other provision of Law.

(d) Stockholders’ Representative Reserve. On the Closing Date, Parent shall cause to be deposited, in an account designated by the Stockholders’ Representative at least three (3) Business Days prior to Closing, the Stockholders’ Representative Reserve. The Stockholders’ Representative Reserve may be applied as the Stockholders’ Representative, in its sole discretion, determines appropriate to pay the Stockholders’ Representative Expenses and other amounts incurred or owed by the Stockholders’ Representative under this Agreement and the Escrow Agreement and in connection with the Transactions. The Stockholders’ Representative shall distribute, or cause the Exchange Agent to distribute, the balance of the Stockholders’ Representative Reserve held pursuant to this Section 1.5(d), if any, to the Indemnifying Stockholders on a pro rata basis in accordance with their respective ownership of Indemnifying Stockholder Shares as set forth on Section 1.5(b) of the Company Disclosure Schedule. Notwithstanding the foregoing, the Stockholders’ Representative Reserve shall only be so distributed when the Stockholders’ Representative determines, in its sole discretion, that such distribution is appropriate.

1.6 Stockholders’ Representative.

(a) Upon adoption of this Agreement by the Indemnifying Stockholders, the Stockholders’ Representative hereby is appointed, authorized and empowered to act, on behalf of each of the Indemnifying Stockholders, in connection with and to facilitate the consummation of the Transactions, and in connection with the activities to be performed on behalf of the Indemnifying Stockholders under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Section 1.6, which shall include the power and authority:

(i) to execute and deliver this Agreement, the Escrow Agreement and the Exchange Agent Agreement and to agree to such amendments or modifications thereto as the Stockholders’ Representative, in its sole discretion, may deem necessary or desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreement and the Exchange Agent Agreement and the consummation of the Transactions as the Stockholders’ Representative, in its sole discretion, may deem necessary or desirable;

(iii) to use reasonable efforts to ensure and protect the rights and interests of the Indemnifying Stockholders and to enforce and protect the rights and interests of the Stockholders’ Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement, the Exchange Agent Agreement and each other agreement, document, instrument or certificate referred to herein or the Transactions and, in connection therewith to (A) assert any claim or institute any action, proceeding or investigation relating to this Agreement or the Escrow Agreement, (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by any Parent Indemnitee, or any person, firm or corporation or by any federal, state or local governmental or regulatory authority against the Stockholders’ Representative or the Escrow Account; (C) settle or compromise any claims asserted under this Agreement or the Escrow Agreement; (D) assume, on behalf of all of the Indemnifying Stockholders, the defense of any third-party claim that is the basis of any claim asserted under this Agreement or the Escrow Agreement; (E) on behalf of the Indemnifying Stockholders, indemnify and hold harmless the Escrow Agent under the Escrow Agreement; and (F) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing actions, proceedings or investigations, it being understood that the Stockholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv) to cause to be paid:

(A) out of the Escrow Account, (i) the amounts payable to the Indemnifying Stockholders pursuant to the terms of this Agreement and the Escrow Agreement; (ii) any judgment or judgments and legal interest and costs awarded in favor of a Parent Indemnitee for Adverse Consequences, or any amounts payable to a Parent Indemnitee in respect of any agreement, compromise or settlement of any claim for Adverse Consequences agreed to by the Stockholders’ Representative in its sole discretion; and (iii) any Stockholders’ Representative Expenses (defined below) and other amounts owed to the Stockholders’ Representative pursuant to this Agreement or the Escrow Agreement or in connection with the Transactions; and

(B) out of the Stockholders’ Representative Reserve, (i) the amounts payable to the Indemnifying Stockholders pursuant to this Agreement; and (ii) any Stockholders’ Representative Expenses and other amounts owed to the Stockholders’ Representative pursuant to this Agreement or the Escrow Agreement or in connection with the Transactions;

(v) to enforce payment of the Escrow Amount and any other amounts payable to the Indemnifying Stockholders, in each case on behalf of the Indemnifying Stockholders to the extent of each of their respective interests thereto;

(vi) to make, execute, acknowledge and deliver all such other agreements, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in its sole and absolute discretion, may consider necessary, proper or convenient in connection with the Transactions, or to carry out the activities described in this Agreement, the Escrow Agreement, the Exchange Agent Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith or therewith;

(vii) to negotiate and settle disputes and controversies with Parent and the Surviving Corporation; and

(viii) to communicate to, and receive all communications from, Parent, Newco, the Surviving Corporation and any other Parent Indemnitee.

(b) Stockholders’ Representative Expenses. All charges, fees, costs, liabilities and expenses of the Stockholders’ Representative incurred in connection with this Agreement and the Escrow Agreement and in connection with the Transactions, including attorneys’ fees incurred in connection with the negotiation and consummation of the Transactions (collectively, “Stockholders’ Representative Expenses”) shall be borne by the Indemnifying Stockholders jointly and severally. In connection with the performance of its obligations hereunder, the Stockholders’ Representative shall have the right at any time and from time to time to select and engage attorneys, accountants, investment bankers, advisors and consultants and obtain such other professional and expert assistance, and maintain such records, in each case as reasonably necessary or desirable, and incur other reasonable out-of-pocket expenses. The Stockholders’ Representative Expenses may be paid to the Stockholders’ Representative out of the Stockholders’ Representative Reserve and/or the Escrow Amount held in the Escrow Account pursuant to the terms of the Escrow Agreement.

(c) Indemnification.

(i) In dealing with this Agreement and any instruments, agreements or documents relating hereto, and in exercising or failing to exercise any or all of the powers conferred upon the Stockholders’ Representative hereunder, (A) the Stockholders’ Representative assumes and shall incur no liability whatsoever to any Indemnifying Stockholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, or any such other agreement, except in the case of fraud or willful misconduct, and (B) the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Representative (which is not the result of fraud or willful misconduct) whether or not pursuant to such advice shall in no event subject the Stockholders’ Representative to liability to the Indemnifying Stockholders.

(ii) All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Closing or any termination of this Agreement.

(iii) The Indemnifying Stockholders, jointly and severally, shall indemnify the Stockholders’ Representative from and against all Adverse Consequences incurred or suffered by the Stockholders’ Representative arising out of or in connection with its performance of its duties and obligations as Stockholders’ Representative under this Agreement or the Escrow Agreement or in connection with the Transactions, unless arising out of the Stockholders’ Representative’s fraud or willful misconduct.

(d) Any amounts due to the Stockholders’ Representative pursuant to this Agreement or the Escrow Agreement by an Indemnifying Stockholder shall be due and payable within fifteen (15) days of demand by the Stockholders’ Representative.

(e) The Indemnifying Stockholders shall have a right of contribution among themselves with respect to any payments made to the Stockholders’ Representative pursuant to this Agreement or the Escrow Agreement.

(f) Successor Stockholders’ Representative. Upon the resignation of the Stockholders’ Representative, a successor shall be appointed by Indemnifying Stockholders representing a majority of the Indemnifying Stockholder Shares.

(g) Power of Attorney. Upon the adoption of this Agreement by the Indemnifying Stockholders, each Indemnifying Stockholder hereby appoints the Stockholders’ Representative as such Indemnifying Stockholder’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in such Indemnifying Stockholder’s name, place and stead, in any and all capacities, in connection with the Transactions, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the Merger and the other Transactions. Each such Indemnifying Stockholder recognizes and intends that the power of attorney referred to in this Section 1.6: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Representative; and (iii) shall survive the death, dissolution or incapacity of any such Indemnifying Stockholder. All decisions and actions by the Stockholders’ Representative shall be binding upon all of the Indemnifying Stockholders and no Indemnifying Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Parent shall be entitled to rely upon any communication, whether oral or written, given by or to, or executed by, the Stockholders’ Representative. All notices to be sent to any of the Indemnifying Stockholders pursuant to this Agreement or any other agreement contemplated hereby or delivered in connection herewith may be addressed to the Stockholders’ Representative and any notice so sent or delivered shall be deemed proper and sufficient notice to each stockholder hereunder. The Indemnifying Stockholders hereby consent and agree, by adoption of this Agreement, that the Stockholders’ Representative is authorized to accept and deliver notice on behalf of each Indemnifying Stockholder pursuant hereto and pursuant to all other agreements contemplated hereby or delivered in connection herewith and to deliver waivers and consents on behalf of each such stockholder.

(h) Amendment. Notwithstanding Section 10.2, the provisions of this Section 1.6 may be amended by the written consent of the Stockholders’ Representative, Indemnifying Stockholders representing a majority of the Indemnifying Stockholder Shares and, to the extent that such amendment would materially and adversely affect Parent’s rights under this Agreement or the Escrow Agreement, Parent. The Stockholders’ Representative shall provide Parent a copy of any proposed amendment of this Section 1.6 to which the Parent is not a party before any such amendment will become effective.

ARTICLE II—SURVIVING CORPORATION

2.1 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the certificate of incorporation of Newco, as in effect immediately prior to the Effective Time, and, as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, including all applicable rules, regulations, directives or policies of the Federal Communications Commission (the “FCC”), state regulators or any other Governmental Entity.

2.2 By-Laws. The by-laws of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the by-laws of Newco, as in effect immediately prior to the Effective Time, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

2.3 Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

2.4 Officers. The officers of Newco at the Effective Time shall, from and after the Effective Time, become the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III—MERGER CONSIDERATION; CONVERSION OR CANCELLATION

OF SHARES IN THE MERGER

3.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.

(a) Merger Consideration.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any Company Common Stock, each issued and outstanding Company Share (other than Excluded Shares and Dissenting Shares) shall, by virtue of the Merger, be automatically cancelled and extinguished, in accordance with Section 3.2 herein, and be converted into the right to receive, pursuant to Section 3.2, upon the surrender of the share certificates evidencing the Company Common Stock, the Parent Stock Consideration and the Cash Consideration, without interest thereon (collectively, the “Merger Consideration”); provided, however, at Closing the Indemnifying Stockholders will receive the Cash Consideration less the Per Share Escrow Amount.

(ii) Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. For purposes of clarification, there shall be no adjustment to the Merger Consideration as a result of an exchange or issuance of Parent Common Stock which occurs in connection with an acquisition or merger by Parent in which Parent continues as the surviving corporation. As provided in Section 3.7, the right of any holder of a certificate of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable tax Law.

(iii) Definitions. For purposes hereof, the following terms have the following respective meanings:

“Aggregate Cash Consideration” means $279,600,000 plus the aggregate amount of any proceeds received by the Company from the exercise of Company Options from and including the date of this Agreement until immediately prior to the Effective Time.

“Aggregate Stock Consideration” means $186,400,000.

“Cash Consideration” means (A) the Aggregate Cash Consideration less the Aggregate Option Consideration divided by (B) the number of Company Shares outstanding immediately prior to the Effective Time.

“Conversion Ratio” means 18,714,859 divided by the number of Company Shares outstanding immediately prior to the Effective Time.

“Company In-the-Money Options Proceeds” means the aggregate value of the exercise or grant price per share, as applicable, of the In-the-Money Company Options.

“In-the-Money Company Options” means Company Options having an exercise or grant price per share, as applicable, that is less than $1.7708.

“Aggregate Option Consideration” means total of all Option Payments.

“Parent Stock Consideration” means that number of shares of Parent Common Stock payable in the Merger for each Company Share outstanding immediately prior to the Effective Time at a rate of one share of Parent Common Stock multiplied by the Conversion Ratio.

“Per Share Amount” means (x) the sum of (A) the Aggregate Cash Consideration, (B) the Aggregate Stock Consideration and (C) the Company In-the-Money Options Proceeds divided by (y) the sum of (A) the number of Company Shares outstanding immediately prior to the Effective Time and (B) the number of shares underlying or covered by the In-the-Money Company Options immediately prior to the Effective Time.

(iv) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional shares (taking into account all shares of Parent Common Stock exchanged by such holder), each former stockholder of Company shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the Per Share Amount.

(v) Cancelled Company Common Stock. The Excluded Shares shall not be converted into Parent Common Stock and shall be automatically cancelled and cease to exist at the Effective Time.

(b) At the Effective Time, each Company Share issued and outstanding and owned by any of the Parent Companies or any of the Company’s direct or indirect wholly-owned Subsidiaries or authorized but unissued shares held by the Company immediately prior to the Effective Time shall cease to be outstanding, and shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall be owned by Parent.

3.2 Exchange of Stock Certificates. Company Common Stock certificates (or evidence of shares in book entry form) shall be exchanged for (i) certificates (or evidence of shares in book entry form) evidencing the Parent Stock Consideration and (ii) the Cash Consideration, in accordance with the following procedures:

(a) Parent shall appoint Computershare Investor Services, LLC, as the Person to act as exchange agent under this Agreement (the “Exchange Agent”) and which shall serve pursuant to an agreement among Parent, the Exchange Agent and the Stockholders’ Representative (the “Exchange Agent Agreement”) that is approved by the Company, which approval shall not be unreasonably withheld or delayed. At or prior to the Effective Time, Parent shall deliver to the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, (i) certificates (or evidence of shares in book entry form) representing, as nearly as practicable, the aggregate number of shares of Parent Common Stock to be delivered to holders of the Company Common Stock as the Parent Stock Consideration and (ii) an amount in cash equal to the Cash Consideration to be paid to holders of Company Common Stock less the Escrow Amount and the Stockholders’ Representative Reserve.

(b) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval), together with instructions thereto. Upon (i) in the case of shares of Company Common Stock represented by a certificate, the surrender of such certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive (and the Exchange Agent shall deliver) (A) certificates (or electronic equivalents) representing the number of shares of Parent Common Stock into which such Company Common Stock shall have been converted in the Merger and (B) a bank check for an amount equal to the Cash Consideration multiplied by the number of Company Shares to be converted.

(c) No dividends or distributions that have been declared, if any, with respect to Parent Common Stock with a record date after the Effective Time will be paid to Persons entitled to receive certificates (or electronic equivalents) for shares of Parent Common Stock until such Persons surrender their certificates (or electronic equivalents) for Company Common Stock in accordance with the procedure described in Section 3.2(b), at which time all such dividends and distributions shall be paid. In no event shall the Persons entitled to receive such dividends be entitled to receive interest on such dividends. If any certificate (or electronic equivalent) for such Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate (or electronic equivalent) surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Common Stock for any Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) In no event shall the holder of any such surrendered certificates (or electronic equivalents) be entitled to receive interest on any of the Cash Consideration to be received in the Merger except as set forth in any agreement between Parent and the Exchange Agent. If such check is to be issued in the name of a Person other than the Person in whose name the certificates (or electronic equivalents) surrendered for exchange therefor are registered, it shall be a condition of the exchange that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a Person other than the registered holder of the certificates (or electronic equivalents) surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Except for funds deposited with the Exchange Agent pursuant to Section 3.2(h), any funds deposited with the Exchange Agent (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article III, in each case without any interest thereon. Parent or the Exchange Agent shall be authorized to pay the Merger Consideration to any holder of Company Common Stock whose certificate has been lost or destroyed, upon receipt of appropriate indemnification and satisfactory evidence of ownership of the shares of Company Common Stock represented thereby.

(f) None of Parent, the Company, Newco, the Exchange Agent or the Stockholders’ Representative shall be liable to any Person in respect of any portion of the funds deposited with the Exchange Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Except for funds deposited with the Exchange Agent pursuant to Section 3.2(h), any portion of such funds which remains undistributed to the holders of certificates of Company Common Stock for two years after the Effective Time (or immediately prior to such earlier date on which the funds would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Except for funds deposited with the Exchange Agent pursuant to Section 3.2(h), Exchange Agent shall invest any cash in the funds deposited with the Exchange Agent as directed by Parent. Except for funds deposited with the Exchange Agent pursuant to Section 3.2(h), any interest and other income resulting from such investments shall be paid to Parent. No investment losses resulting from such investments shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration or any holder of a Company Option to receive the Option Payment, as provided in Section 3.5.

(h) In accordance with this Agreement and the Escrow Agreement, upon receipt of written instructions from the Stockholders’ Representative, the Exchange Agent shall distribute to the Indemnifying Stockholders on a pro rata basis in accordance with their respective ownership of Indemnifying Stockholder Shares as set forth on Section 1.5(b) of the Company Disclosure Schedule (i) all or a portion of the Escrow Amount held in the Escrow Account released to the Exchange Agent by the Escrow Agent, at the written direction of the Stockholders’ Representative, pursuant to Section 5 of the Escrow Agreement and (ii) all or a portion of the Stockholders’ Representative Reserve released to the Exchange Agent by the Stockholders’ Representative pursuant to Section 1.5. The Exchange Agent Agreement shall contain provisions and agreements of the Exchange Agent to effect the foregoing.

3.3 No Further Rights or Transfers; Cancellation of Treasury Shares. Except for the right to surrender of the certificate(s) (or evidence of shares in book entry form) representing the Company Common Stock in exchange for the right to receive the Merger Consideration with respect to each Company Share and any cash in lieu of fractional shares of Parent Common Stock, at and after the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time and each holder of Company Common Stock shall cease to have any rights as a stockholder of the Company, and no transfer of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation. Each Company Share held in the Company’s treasury immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and cease to exist without any conversion thereof.

3.4 Dissenting Shares. Notwithstanding the provisions of Section 3.1(a), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has demanded appraisal for such share of Company Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration to be paid with respect to such share of Company Common Stock, pursuant to Section 3.1(a), unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, but shall be converted into the right to receive such amounts as may be determined to be due pursuant to Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, such Dissenting Share shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration to be paid with respect to such share pursuant to Section 3.1(a). The Company shall give Parent prompt notice and a copy of any notice of any demands received by the Company for appraisal of shares of Company Common Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

3.5 Stock Options.

(a) At the Effective Time, each option and stock appreciation right (collectively, the “Company Options”) that has been granted under the NuVox, Inc. 2002 Stock Incentive Plan, NuVox, Inc. 2004 Incentive Stock Plan, Amended and Restated Florida Digital Network, Inc. 1999 Stock Option Plan, Florida Digital Network, Inc. 2001 Equity Compensation Plan, Florida Digital Network, Inc. 2003 Equity Compensation Plan and Amended and Restated NewSouth Holdings, Inc. Equity Incentive Plan (collectively, the “Company Stock Plans”) and that is outstanding as of the Effective Time, whether or not then exercisable, will be exchanged for, and the holder of each such Company Option will be entitled to receive, upon the surrender of the Company Option for cancellation, cash in an amount equal to the number of shares of Company Common Stock underlying or covered by such Company Option multiplied by the excess, if any, of the Per Share Amount over the exercise price or grant price per share, as applicable, of such Company Option (the “Option Payment”). For avoidance of doubt, each Company Option with an exercise price or grant price at or above the Per Share Amount shall be cancelled without any right to receive any consideration thereof.

(b) Prior to Closing, the Company shall (i) take any and all actions necessary (acting through the Compensation Committee of the Company Board of Directors or other applicable administrator) to effectuate the provisions of this Section 3.5, and (ii) use its reasonable best efforts to obtain releases in the form of Exhibit C from the holders of the Company Options.

(c) Parent, Newco, the Company and the Stockholders’ Representative agree to treat the Option Payment (other than any payment with respect to a stock appreciation right) as income properly allocable to the portion of the date on which the Effective Time occurs that is prior to the Effective Time for purposes of Treasury Regulation Section 1.1502-76(b).

3.6 Warrants. Each warrant to purchase Company Common Stock outstanding immediately prior to the Effective Time (a “Company Rollover Warrant”) shall be assumed by Parent and converted into a warrant to purchase shares of Parent Common Stock in accordance with this Section 3.6. Each Company Rollover Warrant as so assumed and converted shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable warrant certificate and any related agreements immediately prior to the Effective Time, except that, as of the Effective Time, each Company Rollover Warrant as so assumed and converted shall be exercisable for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock purchasable under such Company Rollover Warrant immediately prior to the Effective Time multiplied by (ii) the Warrant Exchange Ratio, with a per share exercise price of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the per share exercise price of such Company Rollover Warrant immediately prior to the Effective Time divided by (B) the Warrant Exchange Ratio. For purposes of this Agreement, the “Warrant Exchange Ratio” means an amount equal to (x) the Per Share Amount, divided by (y) $9.96.

3.7 Withholding. The Exchange Agent or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or holder of Company Options such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provisions of state, local or foreign tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, or the holder of Company Options, as the case may be, in respect of which such deduction and withholding was made.

3.8 Reservation of Shares. Parent agrees that (a) prior to the Effective Time, it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Parent Common Stock to be issued in accordance with this Agreement, and (b) at the Effective Time, Parent will issue and reserve for issuance shares of Parent Common Stock to the extent set forth in, and in accordance with, this Agreement.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent on or prior to the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection of this Article IV to the extent that it is readily apparent that such information is relevant to such other section or subsection), the Company represents and warrants to Parent as of the date of this Agreement and as of the Closing Date (except for changes permitted by this Agreement and those representations and warranties which address matters only as of a particular date) that the statements contained in this Article IV are correct.

4.1 Organization and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (or its equivalent) under the laws of its jurisdiction of incorporation or formation, as applicable, and has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as it is now being conducted in all material respects. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or limited liability company or other organization, as applicable, and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent a correct and complete copy of the certificate of incorporation, certificate of formation, by-laws and limited liability company agreement, or other organizational documents, as applicable, of the Company and each of the Company’s Subsidiaries, as currently in effect.

4.2 Capitalization; Subsidiaries.

(a) The total authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock. As of October 31, 2009, 250,221,629 shares of Company Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Company Common Stock are held in the treasury of the Company and no shares of Company Common Stock are held by Subsidiaries of the Company.

(b) Except for: (i) issued and outstanding Company Common Stock referenced in Section 4.2(a), (ii) the capital stock of the Subsidiaries of the Company as set forth in Section 4.2(d) of the Company Disclosure Schedule, (iii) up to, but not to exceed, 25,775,256 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Options and (iv) up to, but not to exceed, 75,109 shares of Company Common Stock reserved for issuance upon exercise of outstanding warrants to purchase Company Common Stock, at the time of execution of this Agreement and at the Closing, no shares of capital stock or other voting securities of the Company or any of its Subsidiaries are issued, reserved for issuance or outstanding. As of the date of this Agreement, there are 25,775,256 outstanding Company Options and outstanding warrants to purchase 75,109 shares of Company Common Stock. Section 4.2(b) of the Company Disclosure Schedule sets forth for each outstanding warrant to purchase Company Common

Stock the total number of shares of Company Common Stock underlying such warrant and the per share exercise price for each such warrant. None of the warrants to purchase Company Common Stock have the right to participate in, or to be adjusted in any manner (including adjustments to the exercise price) for, dividends or other distributions declared or made by the Company or any of its Subsidiaries or any successor company thereof. During the period from October 31, 2009 to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Options outstanding on such date as required by their terms as in effect on the date of such issuance and (B) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other voting securities of the Company. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation, by-laws or any contract to which the Company is a party or otherwise bound. All outstanding shares of Company Common Stock, Company Options and warrants to purchase Company Common Stock have been issued in compliance with and not in violation of any applicable federal or state securities laws (other than state “blue sky” laws). There are no bonds, debentures, notes or other indebtedness or debt securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote (“Voting Company Debt”). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries.

(c) The name of the optionee of each Company Option, the date of grant of each Company Option, the number of shares subject to each such Company Option, the expiration date of each such Company Option and the price at which each such Company Option may be exercised under the Company Stock Plans as of October 31, 2009 are set forth in Section 4.2(c) of the Company Disclosure Schedule. All outstanding Company Options are evidenced by the forms of Company Option agreements delivered or made available to Parent, and no Company Option agreement contains terms that are materially inconsistent with, or in addition in any material respect to, the terms contained therein.

(d) Section 4.2(d) of the Company Disclosure Schedule sets forth a correct and complete list of all of the Company’s Subsidiaries, together with their respective authorized capital stock and record ownership of all issued and outstanding shares of capital stock of such Subsidiaries. Except as set forth in Section 4.2(d) of the Company Disclosure Schedule, the Company does not have any other Subsidiaries or own or hold, directly or indirectly, any equity membership interest, partnership interest, joint venture interest or other equity interest in any other Person. All issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by the Company free and clear of all liens, pledges, charges, mortgages, security interests and other encumbrances or other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, but excluding any restrictions imposed by the registration provisions of applicable securities Laws) (collectively, “Encumbrances”).

4.3 Authority Relative to This Agreement.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly approved by the Company Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than, with respect to the Merger, the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Company Board of Directors, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the other Transactions to be performed or consummated by the Company, (ii) determining that the terms of the Merger and the other Transactions to be performed or consummated by the Company are fair to and in the best interests of the Company and its stockholders, (iii) directing that this Agreement be submitted to a vote at a meeting of the Company’s stockholders, or directing that written consents to the adoption of this Agreement and the approval of the Merger and the other Transactions be obtained from the Company’s stockholders in lieu of such a meeting, (iv) recommending that the Company’s stockholders adopt this Agreement and approve the Merger and the other Transactions (the “Board Recommendation”), and (v) declaring the advisability of this Agreement, and none of the aforesaid actions by the Company Board of Directors in clauses (i) and (iii) has been amended, rescinded or modified except as expressly permitted by Section 6.3 hereof. Assuming that the representation set forth in Section 5.7 is correct, such resolutions of the Company Board of Directors are sufficient to render inapplicable to Parent and Newco and this Agreement, the Merger and the other Transactions the restrictions on “business combinations” contained in Section 203 of the DGCL. To the Company’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

(c) The affirmative vote or written consent of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement and to approve the Merger and the other Transactions (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the Merger and the other Transactions. The stockholders of the Company have the authority to take action by written consent in lieu of a meeting of stockholders under the Company’s certificate of incorporation and under applicable Law. The affirmative vote or written consent of the holders of Company Common Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

4.4 Consents and Approvals; No Violation. Subject to (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, and (c) the required consents, approvals and licenses of the FCC, state public service and public utility commissions (“PUCs”) and local Governmental Entities listed on Section 4.4 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement or the Escrow Agreement by the Company nor the consummation of the Transactions will (i) violate any provision of the certificate of incorporation, certificate of formation, by-laws or limited liability company agreements, or other organizational documents, as applicable, of the Company or any of its Subsidiaries; (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation, prepayment or acceleration), or result in the creation of any Encumbrances upon any of the shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any of the assets or properties of the Company or any of its Subsidiaries, under any of the terms, conditions or provisions of any agreement, understanding or undertaking to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or the loss of any benefit under any agreement, understanding or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets are bound or affected; (iii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or any of their properties or assets; or (iv) require on the part of the Company or any of its Subsidiaries any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity (the issues set forth in clauses (i) through (iv) are collectively referred to as “Conflicts”); except in the case of clauses (ii), (iii) and (iv) for such Conflicts which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and would not materially adversely affect or materially delay the consummation of the Transactions.

4.5 Financial Statements.

(a) The Company has delivered or made available to Parent correct and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2006, 2007 and 2008 (the “Audited Balance Sheets”), and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended as of December 31, 2006, 2007 and 2008 (together with the Audited Balance Sheets, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2009 (the “Latest Balance Sheet”) and the related unaudited statement of operations, stockholders’ equity and cash flows for the period then ended (together with the Audited Financial Statements and the Latest Balance Sheet, the “Company Financial Statements”). The Company Financial Statements (including the notes and schedules thereto) have been prepared from the books and records of the Company and its Subsidiaries in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in the case of unaudited Company Financial Statements, for the absence of footnotes and for normal year-end adjustments.

(b) The Company Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, all in accordance with GAAP.

(c) Since December 31, 2006, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, any Governmental Entity rule or policy or application of Law. The Company’s financial books and records accurately reflect the assets and liabilities of the Company and its Subsidiaries in all material respects.

(d) Since January 1, 2007, none of the Company, the Company’s independent accountants, the Company Board of Directors or the audit committee of the Company Board of Directors has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company, or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

4.6 Absence of Certain Changes or Events. Except as permitted by this Agreement or consented to hereunder, from December 31, 2008 to the date of this Agreement the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices there has not been:

(a) any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(c) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

(d) any incurrence, assumption, prepayment or guarantee of any Indebtedness except (i) intercompany Indebtedness, and (ii) pursuant to any customer contract or vendor contract entered into in the ordinary course of business consistent with past practice;

(e) any sale or transfer of any of the Company’s or its Subsidiaries’ material assets, including any sale, license or lease of any material indefeasible rights of use of capacity infrastructure (“IRUs”), except to the extent such sale, transfer, license or lease occurs in the ordinary course of business consistent with past practice;

(f)(i) any grants of severance or termination pay to any director or officer of the Company or any of its Subsidiaries, except in the ordinary course of business or as required under any Benefit Plan, (ii) any entry by the Company or any of its Subsidiaries into any employment, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any director or officer of the Company or any of its Subsidiaries, (iii) any increases in benefits payable under any existing severance or termination pay policy, (iv) except in the ordinary course of business consistent with past practice or as required under any Benefit Plan, any increases in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, (v) any entry by the Company or any of its Subsidiaries into any Company Benefit Plan or any material amendment thereto or (vi) any broad based changes in employee compensation generally, other than such changes that are consistent with past practice;

(g) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law; or

(h) any material elections with respect to Taxes by the Company or any of its Subsidiaries or settlement or compromise by the Company or any of its Subsidiaries of any material Tax liability or refund, other than in the ordinary course of business.

4.7 No Undisclosed Liabilities. Except for liabilities and obligations (a) incurred in the ordinary course of business consistent with past practice after December 31, 2008, (b) disclosed, reflected or reserved for in the Company Financial Statements or (c) incurred in connection with the Transactions and not in violation of the terms and conditions of this Agreement, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations (whether accrued, contingent, absolute or otherwise) of a nature and type required to be set forth as a liability on a balance sheet or in the notes thereto prepared in accordance with GAAP.

4.8 Litigation.

(a) There is no legal action, suit, complaint, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any of their respective properties, assets, businesses or governmental approvals before any Governmental Entity or arbitrator of competent jurisdiction, which, individually or in the aggregate, (i) has had or would reasonably be expected to have a Material Adverse Effect on the Company, or (ii) would reasonably be expected to materially delay or interfere with, prevent or otherwise make unduly burdensome, the Transactions, nor is there any judgment, decree, injunction, rule or order of any nature of any Governmental

Entity or arbitrator outstanding or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries having or which would be reasonably expected to have any such effect.

(b) There are no material unresolved complaints, claims or disputes, or litigation or, to the knowledge of the Company, threatened litigation, between the Company or any of its Subsidiaries, on the one hand, and any inter-exchange carrier, local exchange carrier, wireless carrier, Voice Over Internet Protocol provider or other provider, on the other hand, challenging any access charges or other interstate, intrastate, or local telecommunications traffic received from or delivered to any third-party carrier or provider or its end users. Without limiting the generality of the foregoing, there are no proceedings pending, or to the knowledge of the Company threatened, before the FCC or any state regulatory agency directed specifically at the Company or any of its Subsidiaries, or in the case of matters of general applicability to the telecommunications industry, in which the Company or any of its Subsidiaries is identified for possible disparate treatment whose outcome may have disparate impact on the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

4.9 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Information Statement/Prospectus will, at the date it is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.10 Taxes.

(a) Except for matters that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company: (i) each of the Company and its Subsidiaries has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are correct and complete; (ii) each of the Company and its Subsidiaries has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed in writing by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) The Company Financial Statements reflect, in accordance with GAAP, an adequate reserve, in all material respects, for all Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such Company Financial Statements.

(c) Except for such Encumbrances which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no Encumbrances for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Encumbrances for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements.

(d) Neither the Company nor or any of its Subsidiaries has received notice in writing of any claim made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to the Company or such Subsidiary.

(e) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against the Company or any of its Subsidiaries, except, in each case, with respect to Taxes or Tax deficiencies, as the case may be, which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes will be effective after the Closing Date.

(f) Neither the Company nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except for such adjustments which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date of this Agreement, except for such inclusions or exclusions which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(h) The Company and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes, except for such failures to comply which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(i) Neither the Company nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and any wholly owned Subsidiary).

(j) Within the past three years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(k) Neither the Company nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

(l) The Company and each of its Subsidiaries have made all payments of estimated Taxes required to be made under Section 6655 of the Code and any similar provisions of state, local, foreign and other Law, except for such payments of estimated Taxes which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(m) Neither the Company nor any of its Subsidiaries has, or will as of the Closing Date have, any deferred gain or loss arising from deferred intercompany transactions, within the meaning of Treasury Regulation 1.1502-13, except for any such deferred gain or loss which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

“Taxes” means all domestic or foreign, federal, state, local or other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

4.11 Employee Benefit Matters; ERISA Compliance.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a complete list, of all material employee benefit plans (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pension, profit sharing, 401(k), severance, welfare, disability and deferred compensation, and all other material employee benefit plans, agreements, programs, policies or arrangements, including stock purchase, stock appreciation rights, stock option, employment, change-in-control, fringe benefit, bonus and incentive plans and agreements, whether or not subject to ERISA), established, contributed to or maintained by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company and its Subsidiaries would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, in any case, for the benefit of employees or former employees of the Company or any of its Subsidiaries (“Benefit Plans”), and all employment, severance or similar agreements (“Employee Agreements”) with employees of the Company or any of its Subsidiaries. Correct and complete copies of all material Employee Agreements, including all material amendments to date, have been made available to Parent by the Company. Neither the Company nor its Subsidiaries has promised any employee, former employee, director or former director, any material benefit other than pursuant to the terms of the Benefit Plans set forth in Section 4.11(a) of the Company Disclosure Schedule or any Employee Agreement. Neither the Company nor any of its Subsidiaries has agreed to materially modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by or to ensure compliance with ERISA or the Code, or any other applicable Laws or administrative changes that do not increase the liabilities or obligations of the Company or any of its Subsidiaries under any such plans. None of the Benefit Plans is subject to Title IV or Section 302 of ERISA or Section 412 of the Code nor has the Company or any of its ERISA Affiliates incurred nor does the Company or any of its ERISA Affiliates reasonably expect to incur any liability pursuant to Title IV of ERISA, whether contingent or otherwise.

(b) Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company with respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan has received an opinion letter from the Internal Revenue Service (the “IRS”) stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code and no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Benefit Plan or trust; and (ii) such plan has been administered in all material respects in accordance with its terms and applicable Law. No Benefit Plan is a “Multiemployer Plan” within the meaning of Section 3(37) of ERISA or a “Multiple Employer Plan” within the meaning of Section 413(c) of the Code.

(c) With respect to each Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), no such plan provides medical benefits with respect to current or former employees of the Company or its Subsidiaries beyond their termination of employment (other than to the extent required by applicable Law).

(d) There are no pending or, to the knowledge of the Company, threatened or anticipated material claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

(e) Section 4.11(e) of the Company Disclosure Schedule sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount that could be paid to each “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) as a result of the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent events) and (ii) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such disqualified individual, in each case calculated as of the date of this Agreement.

(f) To the extent permitted by applicable Law, each Benefit Plan and related trust may be terminated by the Company, its Subsidiaries or (following the Closing) Parent in accordance with its terms and without material liability to the Company, its Subsidiaries or Parent as a result of such termination.

(g) Neither the negotiation and execution of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan that will or may result in any payment (whether severance or otherwise), acceleration of payment, forgiveness of indebtedness, vesting (or acceleration or continuation thereof), distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Company or any of its Subsidiaries.

(h) Each Benefit Plan, Company Stock Plan and Employee Agreement that is a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation Section 1.409A-1(a)(i) (i) was operated in compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code or (B) guidance issued by the IRS thereunder (including IRS Notice 2005-1), to the extent applicable and effective (clauses (A) and (B), together, the “409A Authorities”), (ii) has been operated in material compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009, and (iii) has been in material documentary compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009. Each Company Option was granted in compliance with applicable Law and with an exercise price or grant price that was not less than the fair market value of the underlying Company Common Stock on the date the Company Option was granted based upon a reasonable valuation method. The Company is not a party to, or otherwise obligated under, any Benefit Plan or Employee Agreement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code. None of the Company Options provides for a deferral of compensation within the meaning of Section 409A of the Code.

(i) The Company has made available to Parent, to the extent applicable, correct and complete copies of the following: (i) the Benefit Plans (or to the extent no such copy exists, an accurate written description thereof); (ii) the annual report (Form 5500) filed with the IRS for the most recent plan year; (iii) the most recently received IRS determination letter or opinion letter, if any, relating to a Benefit Plan; (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Benefit Plan; (v) the most recent summary plan description, if any, for such Benefit Plan; and (vi) all material written correspondence with the United States Department of Labor or the IRS with respect to any Benefit Plan during the past 12 months.

4.12 Labor Matters.

(a) There are no collective bargaining or other labor union contracts applicable to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, as of the date of this Agreement, has entered into any written agreement, arrangement or understanding with any union or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or the Transactions or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(b)(i) There is no pending or, to the Company’s knowledge, threatened, labor dispute, strike or work stoppage, slowdown, lockout, arbitration or grievance against any of the Company or its Subsidiaries, (ii) no employees of the Company or any of its Subsidiaries are represented by any labor organization, (iii) no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) to the knowledge of the Company, there are no formal organizing activities involving a material number of employees of the Company or any of its Subsidiaries pending with, or threatened by, any labor organization.

(c) Section 4.12(c) of the Company Disclosure Schedule lists every former employee entitled to (i) receive compensation from the Company or any of its Subsidiaries or (ii) participate in any Benefit Plan of the Company or any of its Subsidiaries (except for maintenance of an account balance in a 401(k) plan, with respect to outstanding equity awards held by a former employee, where required by Law or where the full cost of which is borne by a present or former employee). There are no Employee Agreements with any past or former employees of the Company or any of its Subsidiaries that provide or create a right to continued employment or compensation. All employees of the Company or any of its Subsidiaries are employed for an indefinite period and are terminable at will, with or without cause.

(d) Each of the Company and its Subsidiaries (i) is in compliance in all material respects with all federal, state and other applicable Laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) has provided for the withholding of all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to such employees, except for any immaterial failures to so withhold; (iii) is not liable for any penalty for failure to pay any wages or other compensation, benefits or related Taxes when due, and (iv) is not liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending material claims, charges, actions, investigations or lawsuits filed against the Company or any of its Subsidiaries or affecting any of their respective properties, assets or businesses, with any court or any Governmental Entity involving the employment of or termination of any current or former employees pertaining to their involvement in the operation of the Company or any of its Subsidiaries’ respective businesses and, to the Company’s knowledge, no such material claims, charges, actions, investigations or lawsuits are threatened.

(e) To the knowledge of the Company, (i) any individual engaged by the Company or any of its Subsidiaries as an independent contractor in connection with the Company’s or any of its Subsidiaries’ respective businesses has been accurately classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment insurance and benefits, and (ii) neither the Company nor any of its Subsidiaries has received notice of any pending or threatened inquiry from any Governmental Entity concerning such independent contractor status, or any pending or threatened claim by any party that any such independent contractor be reclassified as an employee for any purpose.

4.13 Environmental Laws and Regulations. Except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) The Company and its Subsidiaries have obtained, or have timely applied for, all permits, licenses, approvals, identification numbers and other authorizations (collectively, “Environmental Permits”) required under any applicable federal, national, state, provincial or local Laws, judgments, or contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or safety (as it relates to Hazardous Materials) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) (“Environmental Laws”).

(b) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits, and neither the Company nor any of its Subsidiaries has received any communication from any Person or Governmental Entity that (i) alleges that the Company and/or any of its Subsidiaries is not in such compliance or is liable for remediation, cost recovery or contribution under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”) or any other Environmental Law or (ii) requests information pursuant to any Environmental Law (collectively, “Environmental Claims”), in either case arising out of (A) any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or (B) any current or former operations of the Company or any of its Subsidiaries (and, to the knowledge of the Company, there is no basis for any Environmental Claim).

(c) Neither the Company nor any of its Subsidiaries (i) has entered into or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto, or (ii) to the knowledge of the Company, is an indemnitor in connection with any claim threatened or asserted by any third-party indemnitee for any liability under any Environmental Law. “Hazardous Materials” means any chemical, substance, waste, material, pollutant or contaminant defined as or regulated as hazardous or toxic or otherwise regulated under any Environmental Law, including the Resource Conservation and Recovery Act, hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, asbestos and polychlorinated biphenyls (PCBs).

(d) There has not been any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by the Company or any of its Subsidiaries. “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including source code, executable code, data, databases and related documentation); and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

(b) The Company or a Subsidiary of the Company is the sole and exclusive owner of or has a valid license to use or otherwise possess, free and clear of all material Encumbrances except Permitted Encumbrances, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted.

(c) All material Intellectual Property disclosed in Section 4.14(a) of the Company Disclosure Schedule is in all material respects valid, enforceable, in full force and effect and has not been abandoned or cancelled, and no material claims are pending or, to the knowledge of the Company, have been threatened challenging the validity of the material Intellectual Property disclosed in Section 4.14(a) of the Company Disclosure Schedule or the Company’s and its Subsidiaries’ ownership thereof.

(d) The Company or a Subsidiary of the Company has the right to bring actions for the infringement, misappropriation or other violation of all material Intellectual Property owned by the Company or its Subsidiaries.

(e) The conduct of the business and operations of the Company and its Subsidiaries does not infringe or otherwise conflict in any material respect with the rights of any Person in respect of any Intellectual Property and no material claim has been made, is pending, or, to the knowledge of the Company, is threatened that the business and operations of the Company and its Subsidiaries violates the Intellectual Property rights of any Person; and no material licensing requests or other demands or notices of any kind have been made to the Company or its Subsidiaries with respect to Intellectual Property used by the Company or its Subsidiaries in their business and operations.

(f) None of the material Intellectual Property owned by the Company or its Subsidiaries is being infringed or otherwise violated by a third Person in any material respect, no material claims, suits, arbitrations or other adversarial proceedings with respect to such material Intellectual Property have been brought or threatened against any Person by the Company or any of its Subsidiaries, and none of the material Intellectual Property owned by the Company or any of its Subsidiaries is subject to any material outstanding order by or with any court, tribunal, arbitrator or other Governmental Entity.

(g) The Company and its Subsidiaries have taken all actions reasonably necessary to ensure full ownership (including by assignment from employees and from other Persons performing services for the Company or any of its Subsidiaries), protection and enforceability, in each case in all material respects, of all material Intellectual Property owned by the Company or its Subsidiaries under any applicable Laws (including making and maintaining in full force and effect all necessary material filings, registrations and issuances).

(h) No former or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or, to the knowledge of the Company, has any ownership in any Intellectual Property used by the Company or any of its Subsidiaries in the operation of their respective businesses.

(i) The Company and its Subsidiaries have taken all actions reasonably necessary to maintain the secrecy of all non-public material Intellectual Property, including trade secrets, used in the business of the Company and its Subsidiaries (including requiring the execution of confidentiality agreements by employees or any other Person to whom such Intellectual Property has been made available).

(j) The consummation of the Transactions will not result in the loss or impairment of or payment of any material additional amounts with respect to the right of the Company or any of its Subsidiaries to own or use any material Intellectual Property.

4.15 Assets and Properties; Network.

(a) Each of the Company and its Subsidiaries is the sole owner of and has good and valid title to or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets (real and personal), in each case free and clear of all material Encumbrances, except for (i) easements, rights of way, restrictive covenants, encroachments, imperfections of title, zoning Laws and other land use restrictions that do not materially impair the present use or occupancy of the property subject thereto, (ii) any Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or due and being contested in good faith and (iii) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Encumbrances arising in the ordinary course of business, consistent with past practice or being contested in good faith (the items described in clauses (i), (ii) and (iii), collectively, “Permitted Encumbrances”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each such asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and is presently proposed to be used. Neither the Company nor any of its Subsidiaries has received any written notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the knowledge of the Company, no such action or proceeding has been threatened.

(b) All leases, including all collocation agreements to which the Company or any of its Subsidiaries is a party, in respect of real property leased by the Company or any of its Subsidiaries are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach thereunder, and, to the Company’s knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Section 4.15(c) of the Company Disclosure Schedule sets forth the following information related to the network of the Company and its Subsidiaries: (i) all switches and switch locations of the Company and its Subsidiaries; (ii) a description of fibers and fiber miles owned or leased by the Company and its Subsidiaries; (iii) any pending asset sale of any of the foregoing; and (iv) any material agreement, arrangement or understanding with municipalities governing access to municipal rights of way involving payments in excess of $750,000 in any one year. The Company has made available to Parent correct and complete copies of all material leases with respect to the network of the Company and its Subsidiaries. Each of the network facilities described in Section 4.15(c) of the Company Disclosure Schedule is in all material respects in good operating condition and repair, ordinary wear and tear excepted.

(d) Section 4.15(d) of the Company Disclosure Schedule lists material interconnection agreements entered into pursuant to Sections 251 and 252 of the Telecommunications Act of 1996 (the “Telecommunications Act”), including amendments to implement the FCC’s Triennial Review Remand Order, to the extent such amendments have been adopted (the “Interconnection Agreements”) between the Company or its Affiliates and incumbent local exchange carriers in its markets. All Interconnection Agreements include the general terms, conditions and pricing for any unbundled network elements (“UNEs”), collocation or other network facilities or services provided under Sections 251 and 252 of the Telecommunications Act. The facilities and services ordered under the Interconnection Agreements are at UNE rates that are equal to those approved in the most recent TELRIC UNE cost order from each respective PUC in states in which the Company or its Affiliates has Interconnection Agreements.

4.16 Material Contracts. Section 4.16 of the Company Disclosure Schedule lists all loans, guarantees of Indebtedness, credit agreements, notes, bonds, mortgages, indentures, leases, agreements, arrangement, commitments, contracts, instruments, permits, concessions, franchises, rights or licenses to which the Company or any of its Subsidiaries is a party or by which any of their assets or operations may be bound that are of a type described below (the “Material Contracts”):

(a) joint venture agreements or partnership agreements;

(b) agreements containing covenants that expressly (i) restrict the business activity of any Person or (ii) limit the freedom of any Person from engaging in any business or pursuing any strategic initiative or competing in any manner;

(c) powers of attorney that grant broad or significant discretionary power;

(d) agreements not made in the ordinary course of business involving material indemnification for obligations of or losses or damages incurred by third parties;

(e) any Employee Agreements;

(f) contracts relating to Indebtedness in excess of $750,000 (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any Indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business) in excess of $750,000;

(g) contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of the Company or any of its Subsidiaries;

(h) letters of credit or similar arrangements relating to the Company or any of its Subsidiaries;

(i) management, consulting or advisory agreements involving fixed payments after the date of this Agreement under any such agreement in excess of $500,000 and which are not terminable upon less than 60 days’ notice;

(j) agreements relating to the acquisition or divestiture of the capital stock or other equity securities of any Person (other than the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries;

(k) agreements pursuant to which network access and interconnection services are provided by or to the Company or any of its Subsidiaries involving fixed payments after the date of this Agreement, or resulted in payments in the previous 12 months, under any such agreement in excess of $500,000;

(l) any lease, collocation agreement or similar agreement for switch sites and points of presence involving fixed payments after the date of this Agreement, or which resulted in payments in the previous 12 months, under any such agreement in excess of $100,000;

(m) agreements relating to (i) the sale, outbound license or outbound lease by the Company or any of its Subsidiaries of any IRUs or peering arrangements that involve future payments to the Company or any of its Subsidiaries in excess of $750,000 or (ii) the purchase, inbound license or inbound lease by the Company or any of its Subsidiaries of any IRUs or peering arrangements that involve future payments by the Company or any of its Subsidiaries in excess of $750,000;

(n) agreements pursuant to which the Company or any of its Subsidiaries may be required to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to any securities issued by the Company or any of its Subsidiaries;

(o) any agreement pursuant to which the Company or any of its Subsidiaries has acquired substantially all of the assets or business of any other Person since January 1, 2004, where the purchase price therefor exceeded $5,000,000;

(p) any hedge, collar, forward purchasing, swap, derivative or similar contract (a “Hedge Agreement”), pursuant to which Company and its Subsidiaries could reasonably incur a liability or obligation in excess of $500,000 either individually or in the aggregate with all such Hedge Agreements;

(q) any agreement with customers or vendors requiring fixed annual payments in an aggregate amount in excess of $500,000;

(r) any other agreement, contract or binding commitment requiring fixed payments after the date of this Agreement under any such agreement exceeding $500,000 per year and which is not terminable upon less than 60 days’ notice, other than those agreements, contracts and commitments required to be scheduled pursuant to the other provisions of this Section 4.16;

(s) any agreements by and among the Company and its stockholders;

(t) any other agreements, contracts, understandings or commitments not made in the ordinary course of business that are material to the Company and its Subsidiaries, taken as a whole; or

(u) amendments, modifications or supplements to any of the foregoing.

The Company has delivered or made available to Parent a correct and complete copy of each Material Contract (or in the case of any oral Material Contract, a correct and complete summary thereof). With respect to each Material Contract (i) such agreement is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies; (ii) there are no existing material defaults or breaches by the Company or any of its Subsidiaries thereunder; (iii) to the Company’s knowledge, no event has occurred which, with notice, or lapse of time or both, would constitute a material breach or default thereof by the Company or its Subsidiary or by any other party thereto; and (iv) consummation of the Transactions will not result in a material breach or termination of such contract or acceleration of amounts due thereunder.

4.17 Compliance with Laws. The Company and its Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws (including any requirement of applicable Law related to privacy, data protection or the collection and use of personal information gathered or used by the Company and its Subsidiaries) except for such failure to be in compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor

any of its Subsidiaries has received any written communication during the past two years from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any applicable Law, except for such failure to be in compliance as, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.18 Transactions With Affiliates. There are no Material Contracts, other written or oral material contracts, agreements, understandings or transactions or any loan arrangements, guarantees or other liabilities for advanced funds, between the Company and/or any of its Subsidiaries, on the one hand, and any (a) officer or manager of the Company and/or any of its Subsidiaries, (b) record or beneficial owner of five percent (5%) or more of the capital stock or other equity interests of the Company or any of its Subsidiaries or (c) Affiliate of any such officer, manager or beneficial owner. No officer, director or manager of the Company or any of its Subsidiaries nor any beneficial owner of five percent (5%) or more of the capital stock or other equity interests of the Company or any of its Subsidiaries owns, directly or indirectly, in whole or in part, or has any other interest in, any material real or personal property, tangible or intangible, used in the business of the Company or any of its Subsidiaries.

4.19 Licenses. Listed in Section 4.19 of the Company Disclosure Schedule are all material approvals, authorizations, certificates and licenses issued by the FCC (the “FCC Licenses”) and all material approvals, authorizations, certificates and licenses issued by the PUCs and any local Governmental Entities or similar state regulatory bodies (the “PUC Licenses” and collectively with the FCC Licenses, the “Company Licenses”), held by the Company or any of its Subsidiaries. Section 4.19 of the Company Disclosure Schedule also identifies each such license or approval in reasonable detail, including the type of such license or approval and the entity holding such license or approval. The Company and its Subsidiaries hold all material approvals, authorizations, certificates and licenses, including all FCC Licenses and PUC Licenses, and all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company or any of its Subsidiaries by a state or federal agency or commission or other federal, state or local or foreign regulatory bodies regulating competition and telecommunications businesses that are required for the Company or any of its Subsidiaries to conduct in all material respects its business, as presently conducted. Each Company License is in all material respects valid and in full force and effect in accordance with its terms, has not been suspended, revoked, cancelled, terminated or adversely modified and there is no outstanding notice of suspension, revocation, cancellation, termination or modification or, to the knowledge of the Company, any threatened suspension, revocation, cancellation, termination or modification in connection therewith nor are any of such Company Licenses subject to any restrictions or conditions that limit the operations of the Company or any of its Subsidiaries (other than restrictions or conditions generally applicable to licenses of that type). No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) any pending regulatory proceeding (other than those affecting the wireline industry generally) or judicial review before a Governmental Entity, unless such pending regulatory proceedings or judicial review have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there has occurred no event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms). The licensee of each Company License is in compliance with each Company License and has fulfilled and performed all of its material obligations with respect thereto, including all reports, notifications and applications required by applicable FCC Laws, the rules and regulations promulgated thereunder or similar rules, regulations, policies, instructions and orders of the applicable PUC, and the payment of all regulatory fees, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.20 Corporate Records. The respective corporate record books relating to the Company and each of its Subsidiaries made available to Parent by the Company contain accurate and complete records, in all material respects, of (a) all corporate actions of the stockholders and directors (and committees thereof) of the Company and, as applicable, all corporate actions of the respective stockholders, directors (and committees thereof) of the Company’s Subsidiaries, in each case since July 1, 2006, (b) the organizational documents of the Company and its Subsidiaries, and (c) the issuance and transfer of stock of the Company and its Subsidiaries since July 1, 2006; provided, however, that with respect to meetings of the Company Board of Directors (and committees thereof) since September 1, 2009, minutes are not yet available as of the date of this Agreement.

4.21 Opinion of Financial Advisor. The Company has received the opinion of Deutsche Bank Securities Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of the Company Common Stock is fair from a financial point of view to such holders, a signed copy of which opinion shall be delivered to Parent, solely for informational purposes, as soon as reasonably practicable following the date of this Agreement.

4.22 Brokers or Finders. No broker, investment banker, financial advisor or other person, other than Deustche Bank Securities Inc. and Wells Fargo Securities, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a correct and complete copy of all agreements between the Company and Deustche Bank Securities Inc. or Wells Fargo Securities, LLC, relating to the Merger and the other Transactions.

4.23 Certain Subsidiaries. Each of FNA Supra, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, and New South Communications of Virginia, Inc., a Virginia corporation and wholly-owned subsidiary of the Company, has a net book value of not more than $5,000,000.

4.24 Customer and Vendor Disputes. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is involved in any dispute with, has received any written notice of an intention to dispute from, or has received any request for audit, accounting or review from, any customer carrier, supplier or vendor of the Company or any of its Subsidiaries involving an aggregate amount in question under such dispute in excess of $750,000 relating to any transactions or commitments made, or any contracts or agreements entered into, by the Company or any of its Subsidiaries, on one hand, and such customer or vendor, on the other hand.

4.25 Specified Litigation. The Company has entered into a written agreement (the “Settlement Agreement”) in settlement of certain claims filed by the Specified Plaintiff in the Specified Litigation. The Settlement Agreement is in full force and effect and is valid and enforceable in accordance with its terms and constitutes a complete and final release of all claims alleged by the Specified Plaintiff against the Company and its Subsidiaries with respect to the Specified Litigation.

4.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries in connection with the Transactions.

ARTICLE V—REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Except (a) as disclosed in any filed Parent SEC Report (excluding any disclosures in the Parent SEC Reports under the headings “Risk Factors” and “Forward-Looking Statements” and any other disclosures of risks and uncertainties, including disclosures about potential regulatory developments, that are predictive and forward looking in nature, and solely to the extent the relevance of the information disclosed in the Parent SEC Reports to the representations and warranties set forth in this Article V is readily apparent on its face) or (b) as set forth in the disclosure schedule delivered by Parent to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to each other section or subsection of this Article V to the extent that it is readily apparent that such information is relevant to such other section or subsection), Parent represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (except for changes permitted by this Agreement and those representations and warranties which address matters only as of a particular date) that the statements contained in this Article V are correct.

5.1 Organization and Qualification. Each of Parent and its Subsidiaries is duly organized, validly existing and in good standing (or its equivalent) under the laws of its jurisdiction of incorporation or formation, as applicable, and has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as it is now being conducted in all material respects. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or limited liability company or other organization, as applicable, and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has heretofore delivered to the Company a correct and complete copy of the certificate of incorporation and by-laws of Parent and Newco, as currently in effect.

5.2 Capitalization.

(a) The total authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock and 200,000 shares of preferred stock (“Parent Preferred Stock”). As of October 30, 2009, 427,390,506 shares of Parent Common Stock were outstanding and 3,519,508 shares of Parent Common Stock were available for issuance under Windstream’s 2006 Equity Incentive Plan. As of the date of this Agreement, no shares of Parent Preferred Stock were outstanding and no shares of Parent Common Stock are held in the treasury of Parent and no shares of Parent Common Stock are held by Subsidiaries of Parent.

(b) Except for shares of Parent Common Stock reserved for issuance in connection with Parent’s pending acquisition of D&E Communications, Inc., at the time of execution of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. As of the date of this Agreement, there are no outstanding options (“Parent Options”) under the Windstream 2006 Equity Incentive Plan. During the period from October 30, 2009 to the date of this Agreement, (A) there have been no issuances by Parent of shares of capital stock or other voting securities of Parent other than issuances of shares of Parent Common Stock pursuant to the exercise of Parent Options outstanding on such date as required by their terms as in effect on the date of such issuance and (B) there have been no issuances by Parent of options, warrants or other rights to acquire shares of capital stock or other voting securities of Parent. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent By-Laws or any contract to which Parent is a party or otherwise bound. All outstanding shares of Parent Common Stock and Parent Options have been issued in compliance with and not in violation of any applicable federal or state securities laws. There are no bonds, debentures, notes or other indebtedness or debt securities of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or such Subsidiary may vote (“Voting Parent Debt”). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any of its Subsidiaries or any Voting Parent Debt (ii) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Parent Common Stock. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of Parent or any of its Subsidiaries.

5.3 Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Parent and Newco of this Agreement and the consummation by Parent and Newco of the Transactions have been duly and validly approved by the Parent Board of Directors and the Board of Directors of Newco, and no other corporate proceedings on the part of Parent or Newco are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Newco, enforceable against Parent and Newco in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.4 Consents and Approvals; No Violation. Subject to (a) filings pursuant to the HSR Act, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the required consents, approvals and licenses of the FCC and the PUCs, and (d) any filings with and approvals required under the rules and regulations of the Exchange, neither the execution, delivery or performance of this Agreement by Parent or Newco nor the consummation of the Transactions will (i) violate any provision of the certificate of incorporation or by-laws, of Parent or Newco; (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation, prepayment or acceleration), or result in the creation of any Encumbrances upon any of the shares of capital stock or other equity interests of Parent or Newco or any of the assets or properties of Parent or Newco, under any of the terms, conditions or provisions of any agreement, understanding or undertaking to which Parent or Newco is a party or by which any of them or any of their properties or assets may be bound or the loss of any benefit under any agreement, understanding or undertaking to which Parent or Newco are a party or by which Parent or Newco or any of their respective assets are bound or affected; (iii) conflict with or violate any Law applicable to Parent or Newco or any of their properties or assets; or (iv) require on the part of Parent or Newco any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such Conflicts which has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

5.5 Absence of Certain Changes or Events. From December 31, 2008 to the date of this Agreement, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

5.6 Litigation. There is no legal action, suit, complaint, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Parent, threatened against or affecting Parent or Newco, or any of their respective properties, assets, businesses or governmental approvals before any Governmental Entity or arbitrator of competent jurisdiction, which, individually or in the aggregate, (a) has had or would reasonably be expected to have a Material Adverse Effect on Parent, or (b) would reasonably be expected to materially delay or interfere with, prevent or otherwise make unduly burdensome, the Transactions, nor is there any judgment, decree, injunction, rule or order of any nature of any Governmental Entity or arbitrator outstanding or, to the knowledge of Parent, threatened against Parent or Newco having or which would be reasonably expected to have any such effect.

5.7 Company Equity Interests. As of the date of this Agreement, neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock and none of Parent or any of its affiliates is an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

5.8 Reports; Regulatory Matters.

(a) Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2008 and prior to the date of this Agreement with the SEC and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2008 and prior to the date of this Agreement.

(b) A correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2008 and prior to the date of this Agreement (the “Parent SEC Reports”) and (ii) communication mailed by Parent to its stockholders since January 1, 2008 and prior to the date of this Agreement is publicly available. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. To the knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports is the subject of ongoing SEC review.

(c) As of the date of this Agreement, no executive officer of Parent has failed in any respect to make any certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act or Rule 13a-14 or 15d-14 under the Exchange Act; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. The statements contained in all certifications filed with the SEC pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and Rules 13a-14 and 15d-14 under the Exchange Act were true as of the date thereof. Neither Parent nor any Subsidiary of Parent has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Parent is in substantial compliance with the Sarbanes-Oxley Act, except for such failure to be in compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(d) Parent has delivered or made available to Company correct and complete copies of (i) the audited consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2006, 2007 and 2008 (the “Parent Audited Balance Sheets”), and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended as of December 31, 2006, 2007 and 2008 (together with the Parent Audited Balance Sheets, the “Parent Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of June 30, 2009 (the “Parent Latest Balance Sheet”) and the related unaudited statement of operations, stockholders’ equity and cash flows for the period then ended (together with the Parent Audited Financial Statements and the Parent Latest Balance Sheet, the “Parent Financial Statements”). The Parent Financial Statements (including the notes and schedules thereto) (i) have been prepared from the books and records of Parent and its Subsidiaries in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited Parent Financial Statements, for the absence of footnotes and for normal year-end adjustments and (ii) fairly present in all material respects the financial condition, results of operations, and cash flows of Parent and its Subsidiaries as of the dates and for the periods indicated, all in accordance with GAAP (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

(e) Since December 31, 2007, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, any Governmental Entity rule or policy or application of Law. Parent’s financial books and records accurately reflect the assets and liabilities of Parent and its Subsidiaries in all material respects.

(f) Since January 1, 2007, none of Parent, Parent’s independent accountants, the Parent Board of Directors or the audit committee of the Parent Board of Directors has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Parent, (ii) “material weakness” in the internal controls over financial reporting of Parent, or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(g) PricewaterhouseCoopers LLP is and has been (i) since January 1, 2007, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act, (ii) throughout the periods covered by the Parent Financial Statements, “independent” with respect to Parent within the meaning of Regulation S-X, and (iii) since January 1, 2007, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. The Parent SEC Reports describe the types of non-audit services performed by PricewaterhouseCoopers LLP for Parent and its Subsidiaries since January 1, 2007.

(h) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent in conformity with GAAP; (iii) access to Parent’s assets is permitted only in accordance with management’s authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(i) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all information concerning Parent and its Subsidiaries required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports. To the knowledge of Parent, except as set forth in the Parent SEC Reports, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2007. As used in this Section 5.8(i), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(j) Except for liabilities and obligations (i) incurred in the ordinary course of business after December 31, 2008, (ii) disclosed, reflected or reserved for in the Parent Financial Statements or (iii) incurred in connection with the Transactions and not in violation of the terms and conditions of this Agreement, neither Parent nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise of a nature and type required to be set forth as a liability on a balance sheet or in the notes thereto prepared in accordance with GAAP.

5.9 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Information Statement/Prospectus will, at the date it is first mailed to the Company’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.10 Taxes.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent: (i) each of Parent and its Subsidiaries has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are correct and complete; (ii) each of Parent and its Subsidiaries has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings, or the most recent Parent Financial Statements reflect an adequate reserve, if such a reserve is required by GAAP, for all such Taxes for taxable periods ending on or before the date of such Parent Financial Statements; and (iii) no deficiency for any Tax has been asserted or assessed in writing by a taxing authority against Parent or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) Within the past three years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax free treatment under Section 355 of the Code.

(c) Neither Parent nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

5.11 Compliance with Laws. Parent and its Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws (including any requirement of applicable Law related to privacy, data protection or the collection and use of personal information gathered or used by Parent and its Subsidiaries) except for such failure to be in compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any written communication during the past two years from a Governmental Entity that alleges that Parent or any of its Subsidiaries is not in compliance in any material respect with any applicable Law, except for such failure to be in compliance as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

5.12 Voting Requirements. No vote of the holders of any class or series of capital stock of Parent is necessary for Parent to adopt this Agreement or to approve the Merger and the other Transactions.

5.13 Dividend Practice. As of the date of this Agreement, the Parent Board of Directors has (i) adopted a current dividend practice for the payment of quarterly cash dividends at a rate of $0.25 per share of Parent Common Stock and (ii) not changed this practice since the last dividend declaration date.

5.14 Brokers or Finders. No broker, investment banker, financial advisor or other person, other than Oppenheimer & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

5.15 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Parent nor any Person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries in connection with the Transactions.

ARTICLE VI—ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Pre-Closing Covenants.

(a) The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise provide prior written consent) and except as otherwise contemplated by this Agreement or as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to, conduct its businesses in the ordinary course of business, and use commercially reasonable efforts to preserve intact its current business organizations, goodwill, rights and franchises, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, as set forth in Section 6.1(a) of the Company Disclosure Schedule or as may be required by applicable Laws, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) except for shares of Company Common Stock issued or delivered upon the exercise of Company Options outstanding on the date of this Agreement in accordance with their terms in existence as of the date of this Agreement issue, grant, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company, any of its Subsidiaries or any successor thereto, or (B) any other securities in respect of, in lieu of, or in substitution for, shares of the Company Common Stock outstanding on the date of this Agreement;

(ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding capital stock or Indebtedness of the Company or its Subsidiaries or any securities convertible into or exercisable for any shares of capital stock of the Company or any of its Subsidiaries;

(iii) split, combine, subdivide or reclassify any capital stock of the Company or its Subsidiaries or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any capital stock of the Company or its Subsidiaries or otherwise make any payments to stockholders of the Company or its Subsidiaries in their capacity as such, other than dividends by a wholly owned Subsidiary of the Company to the Company or any of its Subsidiaries;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(v) amend the certificate of incorporation of the Company or the by-laws of the Company or organizational documents of any Subsidiary or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

(vi) make any material acquisition, by means of merger, consolidation or otherwise, or any material disposition, of assets, including any investments or securities of any business or corporation, partnership, joint venture or other business organization or division thereof;

(vii)(A) make any material capital expenditure that is not consistent in timing and amount with past practice, (B) incur any Indebtedness or guarantee any such Indebtedness other than pursuant to any customer contract or vendor contract in the ordinary course of business consistent with past practice, or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Subsidiary of the Company, except in the ordinary course of business consistent with past practice or to the extent required by a Material Contract;

(viii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Benefit Plans or Employee Agreements as in effect on the date of this Agreement to any director, officer, employee, consultant or agent, whether past or present;

(ix)(A) except as contemplated by the Executive Officer Agreement dated as of the date of this Agreement among Parent and the officers of the Company party thereto, enter into any new or materially amend any existing Employee Agreement or severance or termination agreement with any current or former director or officer; (B) grant any increases in the compensation of any of its directors or officers; (C) increase or commit to increase the compensation of any employee (other than directors and officers) of the Company or any of its Subsidiaries, or pay or commit to pay any bonus, profit sharing or other similar payment to such Persons, in each case, other than (x) merit increases consistent with the Company’s budget as disclosed to Parent and implemented on or after April 1, 2010 and (y) promotions or bonuses not in the context of any broad-based plan or program; (D) grant or commit to grant to any director, officer, employee, stockholder, consultant or agent of the Company or any of its Subsidiaries any new or modified severance, change of control, termination, retention or similar arrangement or increase or accelerate any benefits payable under its severance, retention or termination pay policies in effect on the date of this Agreement; (E) except in the ordinary course of business consistent with past practice or as may be required to comply with applicable Laws, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; or (F) amend, modify or waive the right of the Company or its Subsidiaries to require a release of claims under the terms of any Employee Agreement, the Company’s severance policies, any Benefit Plan, or any other agreement that provides for a release of claims as a condition to the payment of benefits thereunder;

(x) make any material tax election, change any material tax election already made, file any material amended tax returns or settle or compromise any material federal, state, local or foreign income tax liability;

(xi) make any change in its accounting principles or methods except insofar as may be required by a change in GAAP or change the independent public accountants of the Company and its Subsidiaries;

(xii)(A) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (x) liabilities or obligations in the ordinary course of business consistent with past practice (including any payment, discharge or satisfaction with respect to access charge disputes) or in accordance with their terms as in effect on the date of this Agreement or (y) expenses incurred in connection with the Transactions and not in violation of the terms and conditions of this Agreement, or (B) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(xiii) enter into any collective bargaining or other agreement with any labor organization, union or association;

(xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $250,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $500,000;

(xv)(A) other than in the ordinary course of business consistent with past practice or as expressly permitted by this Agreement, terminate, renew, amend or modify in any material respect, or fail to enforce any material provision of, any Material Contract or (B) enter into any Material Contract not in the ordinary course of business consistent with past practice and not terminable by the Company or any of its Subsidiaries party thereto without penalty on notice of ninety (90) days or less;

(xvi) except as required in connection with the Transactions, take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any PUC or similar state regulatory body or any other Governmental Entity other than in the ordinary course of business consistent with past practice or in response to filings initiated by such Governmental Entities or other parties, or discontinue or withdraw any authorized service or voluntarily relinquish any Company Licenses or institute any proceeding with respect to, or otherwise materially change, amend or supplement any of its tariffs on file with the FCC, any PUC or similar state regulatory body, except as required by applicable Law;

(xvii) effectuate a “plant closing” or “mass layoff”, as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Subsidiary, without notifying Parent or its Affiliates in advance and without complying with the notice requirements and other provisions of WARN;

(xviii) enter into or adopt any pension plan or similar agreement in which the Company or any of its Subsidiaries will be liable for the payment of benefits to any of their employees upon retirement;

(xix) enter into, amend or modify any Hedge Agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions in each case other than ordinary course of business consistent with past practice and in consultation with Parent; or

(xx) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(b) Neither Parent nor any of its Subsidiaries will, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) adopt any amendments to the certificate of incorporation of Parent (the “Parent Charter”) or the by-laws of Parent (the “Parent By-Laws”) which would alter the terms of the Parent Common Stock;

(ii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent (other than with respect to the Merger or in connection with other Parent acquisitions);

(iii) enter into or consummate any transaction or series of related transactions that would reasonably be expected to prevent the consummation of the Transactions; or

(iv) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

6.2 Company Stockholder Approval.

(a) The Company, acting through the Company Board of Directors, shall use its reasonable best efforts to obtain the Company Stockholder Approval by written consent in accordance with the Consent Agreement (and the Company’s obligation to use such reasonable best efforts in accordance with this Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Competing Transaction or other Competing Transaction, or by any withdrawal or modification of the Board Recommendation).

(b) Parent shall promptly prepare, with the cooperation and assistance of (and after review by) the Company and its counsel and accountant, and file with the SEC a registration statement on Form S-4 (or any successor or other appropriate forms) (the “Registration Statement”) for the purpose of registering under the Securities Act the shares of Parent Common Stock to be issued to stockholders of the Company under the provisions of this Agreement (and, if reasonably practicable, any interests in the Company Stock Plans or the Parent Common Stock issuable thereunder). Parent shall provide a draft of the Registration Statement to the Company and its counsel for comment and review at least five (5) Business Days in advance of the anticipated filing date. Company and Parent shall use their reasonable best efforts to cause the Registration Statement to be filed no later than fifteen (15) Business Days after the date of this Agreement. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

(c) The Company shall prepare an information statement/prospectus relating to the Transactions (the “Information Statement/Prospectus”), which shall comply as to form in all material respects with applicable Law; provided, however, that prior to the mailing of the Information Statement/Prospectus, the Company shall consult with Parent with respect to the Information Statement/Prospectus and shall afford Parent a reasonable opportunity to comment thereon and the Company shall work with Parent in good faith to consider all revisions to the Information Statement/Prospectus as Parent shall reasonably propose; and Parent shall provide the Company with any information reasonably requested by the Company for inclusion in the Information Statement/Prospectus. The Company will use its reasonable best efforts to cause the Information Statement/Prospectus to be mailed to the stockholders of the Company within fifteen (15) calendar days after the Registration Statement is declared effective under the Securities Act.

(d) Except as may be required by Law, no amendment or supplement to the Registration Statement will be made by Parent or the Company without the approval of the other party, which will not be unreasonably withheld or delayed. Parent will advise the Company promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Registration Statement or comments thereon or requests for additional information by the SEC.

(e) Parent shall promptly prepare and submit to the New York Stock Exchange or the Nasdaq National Market (the “Exchange”) a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use reasonable best efforts to obtain, prior to the Effective Time of the Merger, approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

6.3 No Solicitation of Transactions.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (a “Representative”) of, the Company or any Subsidiary to, directly or through another Person, (i) solicit or initiate, or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, lead to or facilitate, directly or indirectly, any inquiries relating to, or the submission of any proposal or offer, whether in writing or otherwise, from any Person other than Parent, Newco or any affiliates thereof (a “Third Party”) to acquire, directly or indirectly in one transaction or a series of transactions, beneficial ownership (as defined under Rule 13(d) promulgated under the Exchange Act) of assets or businesses that constitute 15% or more of either the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company pursuant to a merger, consolidation or other business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, reorganization, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, or any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions (a “Competing Transaction”); (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or afford access to the properties, books or records of the Company or any Subsidiary of the Company, or otherwise cooperate in any way with, any

Person relating to or in connection with a Competing Transaction or otherwise knowingly facilitate any effort or attempt by any Person to make or implement a Competing Transaction; (iii) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document, agreement or commitment that is intended to, or could reasonably be expected to, lead to any Competing Transaction (an “Acquisition Agreement”), approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other Transactions; or (iv) waive, amend, modify or grant any release under any standstill or similar agreement or confidentiality agreement relating to a Competing Transaction (other than the Confidentiality Agreement) to which the Company or any of its Subsidiaries is a party. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company shall be a breach of this Section 6.3(a) by the Company. The Company shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Competing Transaction and request the prompt return or destruction of all confidential information previously furnished; provided that the Company may inform such parties that this Agreement has been entered into.

(b) Notwithstanding the foregoing subsection (a) or anything else in this Agreement to the contrary, if the Company receives a bona fide, written proposal or offer for a Competing Transaction by a Third Party at any time prior to obtaining the Company Stockholder Approval, which the Company Board of Directors determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) may reasonably be likely to result in a transaction that, if consummated, would result in such Third Party (or its stockholders) owning, directly or indirectly, more than 65% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company on terms more favorable to the stockholders of the Company from a financial point of view than the terms set forth in this Agreement (as the same may be amended or supplemented by Parent from time to time) and is reasonably capable of being consummated on the terms so proposed (taking into account all the terms and conditions of such proposal, all financial, legal, regulatory and other aspects of such proposal and this Agreement) (a “Superior Competing Transaction”), then the Company may, in response to an unsolicited request therefor and subject to compliance with this Section 6.3(b), (i) furnish confidential information with respect to the Company and its Subsidiaries to the Third Party proposing such Competing Transaction (and its Representatives) pursuant to a customary confidentiality agreement not materially more favorable to such Person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Parent and Newco or is provided to Parent and Newco prior to or concurrently with the time it is provided to such Person, and (ii) participate in discussions and negotiations with the Third Party proposing such Competing Transaction (and its Representatives) regarding such Competing Transaction; if and only to the extent that (A) prior to taking such actions outlined in (i) and (ii) above, the Company Board of Directors determines in good faith (after taking into account advice of outside counsel) that it is required to do so in order for the Company Board of Directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Law, (B) prior to making the determination that any proposal could result in a Superior Competing Transaction, the Company Board of Directors notifies Parent promptly (but in any event within forty-eight (48) hours) of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Subsidiary of the Company or any of their respective Representatives indicating, in connection with such notice, the material terms and conditions of the Competing Transaction and the identity of the Person making such Competing Transaction, and (C) the Competing Transaction was made after the date of this Agreement and did not otherwise result from a breach of this Section 6.3. The Company agrees that it shall keep Parent reasonably informed, on a timely basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Company Board of Directors that a Superior Competing Transaction has been made.

(c) Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company from making any disclosure to its stockholders if in the good faith judgment of the Company Board of Directors, with the advice of outside counsel, making such disclosure to the Company’s stockholders is required under applicable Law; provided, however, that in no event shall the Company or the Company Board of Directors take, or agree or resolve to take, any action prohibited by this Section 6.3.

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.3, the Company shall promptly advise Parent and Newco in writing of any Competing Transaction or any request for material nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person related to or in connection with a Competing Transaction or which could reasonably be expected to lead to a Competing Transaction, identifying the material terms and conditions of any such Competing Transaction or request (including any material changes thereto) and the identity of the Person making any such Competing Transaction or request. The Company shall keep Parent and Newco reasonably informed in all material respects of the status and details (including any material change to the terms thereof) of any Competing Transaction.

(e) Subject to Section 6.3(f), the Company Board of Directors shall not (i) withdraw (or amend or modify in a manner adverse to Parent or Newco), or publicly propose or resolve to withdraw (or amend or modify in a manner adverse to Parent or Newco), the Board Recommendation, (ii) approve any Acquisition Agreement, or (iii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction (any action described in this clause (e) being referred to as a “Company Adverse Recommendation Change”).

(f) Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval and subject to prior compliance with Section 6.3(b), the Company Board of Directors may make a Company Adverse Recommendation Change if:

(i) an unsolicited Competing Transaction that the Company Board of Directors reasonably determines (after consultation with the Company’s outside counsel and financial advisors) constitutes a Superior Competing Transaction was made after the date of this Agreement and not withdrawn;

(ii) the Company Board of Directors determines in good faith (after taking into account advice of outside counsel) that, in light of such Superior Competing Transaction, the making of a Company Adverse Recommendation Change or termination of this Agreement is required in order for the Company Board of Directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Law;

(iii) neither the Company, its Subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in this Section 6.3 in any material respect; and

(iv) the Company delivers written notice to Parent (a “Notice of Superior Competing Transaction”) advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Competing Transaction that is the basis of the proposed action by the Company Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Competing Transaction shall require a new Notice of Superior Competing Transaction and a new three (3) Business Day period), and after the third (3rd) Business Day following delivery of the Notice of Superior Competing Transaction to Parent and after negotiating in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Transactions and taking into account any revised proposal made by Parent since receipt of the Notice of Superior Competing Transaction, the Company Board of Directors continues to determine in good faith that the Competing Transaction constitutes a Superior Competing Transaction.

6.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including (i) filings under the HSR Act and any other submissions requested by the FCC, any PUC or similar state regulatory body, the Federal Trade Commission (“FTC”) or Department of Justice, (ii) any licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state and local Governmental Entities and parties to contracts with the Company or any of its Subsidiaries as are required in connection with the consummation of the Transactions, and (iii) such filings, consents, approvals, orders, registrations and declarations as may be required under the Laws of any foreign country in which the Company or any of its Subsidiaries, Parent or Newco conducts any business or owns any assets) and to lift any injunction or other legal impediment to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). Further, each party hereto agrees to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

(b) Without limiting the generality of the foregoing, each party hereto shall (i) make the filings required of it or any of its Affiliates under the HSR Act in connection with this Agreement and the Transactions as promptly as practicable following the date of this Agreement, but in any event, not later than the earlier of (A) the legal deadline for such filings under the HSR Act, and (B) twenty (20) Business Days following the date of this Agreement, (and each such filing shall request early termination of the waiting period imposed by the HSR Act), (ii) comply at the earliest practicable date and after consultation with the other parties hereto with any request for additional information or documentary material received by it or any of its Affiliates from the FTC, the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Governmental Entity, (iii) cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions initiated by the FTC, the Antitrust Division or any other Governmental Entity, and (iv) cause the waiting periods under the HSR Act or any other foreign antitrust merger control authority to terminate or expire at the earliest possible date. Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division or any other Governmental Entity regarding any of the Transactions.

(c) Parent shall have primary responsibility, with the assistance and cooperation of the Company, for obtaining all authorizations, consents, orders and approvals required for assignment or transfer of control of Company Licenses; provided that the Company shall be a joint applicant represented by its own counsel with respect to each such filing and shall have a reasonable advance opportunity to review, comment and approve each such filing. Each of Parent and the Company will use reasonable best efforts (subject to, and in accordance with, applicable Law) to ensure that all necessary applications in connection with transfer of control of the Company Licenses as set forth on Section 6.4(c) of the Company Disclosure Schedule, are filed within ten (10) Business Days of the date of this Agreement (except that transfer of control notifications that do not require affirmative approval may be filed within twenty (20) Business Days after the date of this Agreement) and to respond as promptly as practicable to any additional requests for information received from the FCC, any PUC or similar state regulatory body and any other Governmental Entity.

(d) Subject to the terms and conditions of this Agreement, each of the parties hereto shall take any and all steps necessary to avoid or eliminate any impediments under any applicable antitrust, competition or trade regulation Laws that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent decree or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent, Newco or any of their respective Subsidiaries as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing, delaying or restricting the consummation of the Merger or any Transactions; provided that the Company shall not be permitted and Parent will not be required to agree to any term, condition or restriction or to amend any Company License in order to obtain any such authorizations, consents, orders or approvals if such term, condition or restriction or amendment (i) has had or would reasonably be expected to have a Material Adverse Effect on Company, Parent or the Surviving Corporation, or (ii) would prevent Parent from consummating the Transactions on the material terms set forth in this Agreement.

6.5 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent (“Parent Representatives”), in order to evaluate the Transactions, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its officers, employees, accountants, consultants, representatives, plants, properties, contracts, commitments, books and records and during such period shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Parent Representatives all information concerning its business, properties and personnel as may reasonably be requested (including customer billing and other data files for the purpose of system integration and testing as well as compensation and payroll data files for the purpose of payroll system integration and testing with respect to employees of the Company and its Subsidiaries). The Company shall furnish to Parent (a) unaudited interim consolidated statements of operations of the Company and its Subsidiaries prepared on a basis consistent with past periods, in each case, as soon as practicable following the end of each fiscal month, but in any event no later than thirty (30) days following the end of such fiscal month and (b) all statistical and financial reports regularly provided to management in the ordinary course of business consistent with past practice (in terms of frequency, timing and level of information), promptly following the time such reports are made available to Company management. Parent agrees that it will not, and will cause its Parent Representatives not to, use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the Transactions. The Confidentiality Agreement, dated July 13, 2009 (the “Confidentiality Agreement”), by and between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and authorized Representatives hereunder. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose (i) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client privilege with respect to such information or (ii) any information that would result in a breach of an agreement to which the Company or any of its Subsidiaries is a party. No information obtained in any investigation pursuant to this Section 6.5 shall be deemed to modify any representation or warranty in Article  IV.

6.6 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement (which shall not be unreasonably withheld), except as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements; provided that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

6.7 Indemnification of Directors and Officers.

(a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify the current and former directors and officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company’s certificate of incorporation, by-laws or individual indemnity agreements, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company’s certificate of incorporation, by-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to advance funds for expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding sentence in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance (including errors and omissions liability insurance) maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date of this Agreement by the Company for such insurance (such 200% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $350,000.

6.8 Employees.

(a) (i) During the period commencing with the Effective Time and ending on the 18-month anniversary after the Effective Time, Parent, shall, and shall cause the Surviving Corporation to, provide each employee of the Company or any of its Subsidiaries who continues in employment with the Surviving Corporation or any such Subsidiary (“Continuing Employee”) a base salary or base wage level, as applicable, that is not less favorable than that in effect for such Continuing Employee immediately prior to the Effective Time; provided, however, if any changes are made to any Continuing Employee’s base salary or base wage level following the date of this Agreement in violation of Section 6.1 of this Agreement, Parent shall only be obligated to provide base salary or base wage to such Company Employee pursuant to this Section 6.8(a)(i) that is no less favorable than that in effect as of the date of this Agreement, after giving effect to such changes to the extent that such changes are permitted by Section 6.1(a) of this Agreement.

(ii) During the period commencing with the Effective Time and continuing at least through December 31, 2010, Parent shall, and shall cause the Surviving Corporation to, maintain for each Continuing Employee the Benefit Plans that provide for medical, dental, vision, short-term disability, long-term disability, life insurance and accidental death and dismemberment insurance that such Continuing Employee participates in immediately prior to the Effective Time, at the benefit levels in effect for such Continuing Employee immediately prior to the Effective Time; provided, however, if any changes are made to such benefits for any Continuing Employee following the date of this Agreement in violation of Section 6.1 of this Agreement, Parent shall only be obligated to provide such benefits to such Company Employee pursuant to this Section 6.8(a)(ii) that are no less favorable than that in effect as of the date of this Agreement, after giving effect to such changes to the extent that such changes are permitted by Section 6.1(a) of this Agreement.

(iii) During the period commencing with the Effective Time and ending on the 18-month anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide to each Continuing Employee severance benefits that are no less favorable than the severance benefits provided to such Continuing Employee under the Company’s severance policy applicable to such employee immediately prior to the Effective Time; provided, however, if any changes are made to the severance benefits provided to any Continuing Employee following the date of this Agreement in violation of Section 6.1 of this Agreement, Parent shall only be obligated to provide severance benefits to such Company Employee pursuant to this Section 6.8(a)(iii) that are no less favorable than that in effect as of the date of this Agreement, after giving effect to such changes to the extent that such changes are permitted by Section 6.1(a) of this Agreement. Parent shall provide such benefits in a single lump sum payment to such employee as soon as administratively possible following termination of such employee, to the extent permitted under Section 409A of the Code.

(iv) During the period commencing with the Effective Time and continuing at least through December 31, 2010, Parent shall, and shall cause the Surviving Corporation to, provide to each Continuing Employee paid time off benefits that are no less favorable than those provided to such Continuing Employee under the Company’s paid time off policy applicable to such employee immediately prior to the Effective Time; provided, however, if any changes are made to such paid time off benefits provided to any Continuing Employee following the date of this Agreement in violation of Section 6.1 of this Agreement, Parent shall only be obligated to provide such benefits to such Company Employee pursuant to this Section 6.8(a)(iv) that are no less favorable than that in effect as of the date of this Agreement, after giving effect to such changes to the extent that such changes are permitted by Section 6.1(a) of this Agreement.

(v) During the period commencing on the Effective Time and ending on the 12-month anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide to each Continuing Employee bonus opportunities, commission plans, 401(k) plans, pension plans and other benefit plans and arrangements (to the extent not addressed in Section 6.8(a)(i), (ii), (iii) or (iv) above) that, when taken together with the benefits provided in Section 6.8(a)(ii) and (iii) above, are not materially less favorable in the aggregate than all benefits plans and arrangements of the type covered by Section 6.8(a)(ii), (iii) and (v) provided to such Continuing Employee immediately prior to the Effective Time; provided, however, if any changes are made to such benefits to any Continuing Employee following the date of this Agreement in violation of Section 6.1 of this Agreement, Parent shall only be obligated to provide such benefits to such Continuing Employee pursuant to this Section 6.8(a)(v) that are not materially less favorable in the aggregate than that in effect as of the date of this Agreement, after giving effect to such changes to the extent that such changes are permitted by Section 6.1(a) of this Agreement.

(b) Nothing in this Section 6.8 shall be deemed to be a guarantee of employment to any employee or officer of the Company or its Subsidiaries or to impose any obligation on Parent or the Surviving Corporation or its Subsidiaries to continue the employment of any Person.

(c) Parent and its Subsidiaries shall recognize the service of employees with the Company and its Subsidiaries prior to the Closing as service with Parent and its Subsidiaries in connection with any 401(k) savings plan and welfare benefit plan or policy (including vacations and severance policies) maintained by Parent or one of its Subsidiaries which is made available following the Effective Time by Parent or one of its Subsidiaries for purposes of satisfying or determining any waiting period, vesting, eligibility or benefit entitlement (but excluding benefit accruals thereunder).

(d) With respect to any employee welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which employees are eligible to participate after the Effective Time, Parent shall use best administrative efforts to, or shall cause the Surviving Corporation to use best administrative efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to each employee continuing employment with the Surviving Corporation and their dependents and beneficiaries under such plan to the extent waived under the applicable corresponding Benefit Plan immediately prior to the Effective Time and (ii) provide each continuing employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments and deductibles paid under corresponding Benefit Plans prior to the Effective Time in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums).

(e) Notwithstanding anything to the contrary contained herein, (i) the provisions of this Section 6.8 shall not operate to require Parent to duplicate any payments or benefits payable pursuant to any compensation or benefits plans, policies, programs, agreements or other arrangements of the Company and its Subsidiaries; (ii) except as set forth in this Section 6.8, nothing in this Agreement shall be deemed to limit or otherwise impair the Surviving Corporation’s ability to amend or terminate any Benefit Plan at any time without any obligation or liability; and (iii) nothing contained in this Section 6.8, whether express or implied, shall be deemed to create an obligation of Parent or any of its Subsidiaries to pay or otherwise issue equity awards to any employee or officer of the Company or otherwise create a right for such individuals to receive equity awards from Parent or any of its Subsidiaries.

(f) As soon as reasonably practicable following the date of this Agreement, the Company will provide Parent with access to information with respect to each Company Employee regarding such Company Employee’s name, position, market location, date of hire, current annual salary, hourly rate of pay and commission and/or bonus arrangement (as applicable).

6.9 Tax Matters.

(a) Each party shall use its reasonable best efforts to avail itself of any available exemptions with respect to transfer Taxes and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

(b) The Company will deliver to Parent a certificate, in form and substance reasonably satisfactory to Parent, that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3).

6.10 Resignation of Directors of the Company. Prior to the Effective Time, the Company shall cause each member of the Company Board of Directors and the Board of Directors of each of its Subsidiaries to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a member of the Company Board of Directors or the Board of Directors of such Subsidiary effective immediately prior to the Effective Time.

6.11 Certain Notices. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming incorrect in any respect or any such representation or warranty that is not so qualified becoming incorrect in any material respect or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.12 Stockholder Materials. From and after the date of this Agreement, the Company shall send to Parent a copy of all material reports and other documents, if any, as and when it sends the same to its stockholders.

6.13 Company Stockholders’ Agreements. Company shall take all actions necessary to cause the Third Amended and Restated Stockholders’ Agreement, dated as of May 31, 2007, by and among Company and each of the stockholders party thereto (the “2007 Stockholders’ Agreement”), and the Shareholders Agreement, dated as of August 14, 1998, as amended, by and among the Company and each of the stockholders party thereto (together with the 2007 Stockholders’ Agreement, collectively, the “Stockholders’ Agreements”), to be terminated, without any liability being imposed on the part of Parent or the Surviving Corporation, effective after the Company Stockholder Approval is obtained and prior to the Effective Time.

6.14 Company Registration Rights Agreement. Company shall take all actions necessary to cause the Second Amended and Restated Registration Rights Agreement, dated as of May 21, 2004, by and among the Company and each of the stockholders listed as parties thereto (the “Registration Rights Agreement”) to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

6.15 Litigation Settlements. The Company shall consult with Parent prior to settlement or compromise of any litigation permitted to be settled or compromised pursuant to the terms of this Agreement following the date of this Agreement if the proposed settlement or compromise involves non-monetary consideration that could reasonably be expected to have a material adverse impact on the ability of Parent to operate its business or the business of any of its Subsidiaries (including, the Surviving Corporation) following consummation of the Merger.

6.16 Interconnection Agreements. The Company agrees that during the period from the date of this Agreement to the Effective Time, the Company will use its reasonable best efforts to negotiate replacements of the expiring Interconnection Agreements in the states listed in Section 6.16 of the Company Disclosure Schedule with the counterparty indicated in Section 6.16 of the Company Disclosure Schedule (the “Expiring Interconnection Agreements”), on reasonable terms including PUC-ordered or FCC-imposed terms that (a) will not result in UNE prices above the levels approved by PUCs except as set forth in Section 4.15(d) of the Company Disclosure Schedule and (b) will not affect the future availability of UNEs utilized by the Company in the provision of services. In connection therewith, the Company agrees that it shall keep Parent reasonably informed, on a timely basis, of the status and material terms of such negotiations and consult with Parent with respect to the material terms of any replacements of the Expiring Interconnection Agreements.

6.17 Secretary’s Certificate. On the Closing Date, the Company shall deliver to Parent the following which, in each case, shall be certified as correct and complete as of the Closing Date by the Secretary of the Company: (a) copies of all minutes of meetings and actions by written consent of the respective boards of directors, or other governing body, of each of the Company and its Subsidiaries and all committees thereof from the date of this Agreement through the Closing Date; and (b) copies of all minutes and actions by written consent of the respective stockholders of each of the Company and its Subsidiaries from the date of this Agreement through the Closing Date.

ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the Transactions not be consummated; provided, however, that prior to invoking this condition each party shall use its reasonable best efforts to have any such decree, ruling, injunction or order vacated.

(c) HSR Act. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or early termination shall have been granted.

(d) Listing Approval. The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for trading on the Exchange, subject to official notice of issuance.

(e) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated.

7.2 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of Parent contained in this Agreement (other than the representation and warranties set forth in Sections 5.1 (Organization and Qualification), 5.2 (Capitalization), 5.3 (Authority Relative to This Agreement), 5.6(b) (Litigation), 5.8(d) (Reports; Regulatory Matters) and 5.14 (Brokers or Finders)) shall be correct at and as of the Effective Time as though made on and as of such date except for changes permitted by this Agreement and those representations which address matters only as of a particular date (which shall be correct as of such date), or where the failure of any representation or warranty to be correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; provided, however, that for the purposes of this condition, exceptions in such representations and warranties for materiality shall be disregarded;

(ii) The representations and warranties set forth in Sections 5.1 (Organization and Qualification), 5.2 (Capitalization), 5.3 (Authority Relative to This Agreement), 5.6(b) (Litigation), 5.8(d) (Reports; Regulatory Matters) and 5.14 (Brokers or Finders) that are qualified as to materiality shall be correct and those not so qualified shall be correct in all material respects at and as of the Effective Time as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(iii) The Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

(b) (i) Parent and Newco shall have performed and complied with, in all material respects, their material obligations under this Agreement to be performed or complied with on or prior to the Effective Time; and

(ii) the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

(c) All governmental consents, orders and approvals and filings to be made as set forth on Section 7.2(c) of the Company Disclosure Schedule shall have been obtained or made and be in effect at the Effective Time.

(d) No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

(e) Parent and the Escrow Agent shall have duly executed and delivered the Escrow Agreement to Company.

7.3 Conditions to Parent’s and Newco’s Obligations to Effect the Merger. The obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of the Company contained in this Agreement (other than such representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.2 (Capitalization; Subsidiaries), 4.3 (Authority Relative to This Agreement), 4.5(b) (Financial Statements), 4.8(a)(ii) (Litigation), and 4.22 (Brokers or Finders)) shall be correct at and as of the Effective Time as though made on and as of such date except for changes permitted by this Agreement and those representations which address matters only as of a particular date (which shall be correct as of such date), or where the failure of any representation or warranty to be correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, however, that for the purposes of this condition, exceptions in such representations and warranties for materiality shall be disregarded;

(ii) The representations and warranties of the Company set forth in Sections 4.1 (Organization and Qualification), 4.2 (Capitalization; Subsidiaries), 4.3 (Authority Relative to This Agreement),

4.5(b) (Financial Statements), 4.8(a)(ii) (Litigation) and 4.22 (Brokers or Finders) that are qualified as to materiality shall be correct and those not so qualified shall be correct in all material respects at and as of the Effective Time as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(iii) Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

(b) (i) The Company shall have performed and complied with, in all material respects, its material obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and

(ii) Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

(c) All governmental consents, orders and approvals and filings to be obtained or made as set forth on Section 7.3(c) of the Parent Disclosure Schedule shall have been obtained or made, in each case without the imposition of any condition that Parent would not be required to agree to pursuant to Section 6.4(d).

(d) No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and be continuing.

(e) Holders of no greater than seven percent (7%) of the issued and outstanding Company Shares shall have demanded appraisal for such shares in accordance with the DGCL (excluding such holders who have failed to perfect, withdrawn or otherwise lost such right to appraisal) prior to the Closing.

(f) Parent shall have received releases in the form of Exhibit D from stockholders of the Company representing not less than sixty-two percent (62%) of the Company Shares.

(g) The Company, the Stockholders’ Representative and the Escrow Agent shall have duly executed and delivered the Escrow Agreement to Parent.

(h) The Registration Rights Agreement shall be terminated as of the Closing, and neither the Company nor any of its Subsidiaries shall have any further obligations thereunder.

(i) The Stockholders’ Agreements shall be terminated as of the Closing, and neither the Company nor any of its Subsidiaries shall have any further obligations thereunder.

7.4 Failure of Conditions. A party to this Agreement may not rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 6.4(a).

ARTICLE VIII—TERMINATION; AMENDMENT; WAIVER

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company, which consent shall be effected by action of the Parent Board of Directors and the Company Board of Directors, respectively.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if:

(a) the Company Stockholder Approval shall not have been received in accordance with this Agreement and the Consent Agreement;

(b) the Effective Time shall not have occurred on or before April 1, 2010 (provided that such date may be extended until May 28, 2010 by Parent or the Company by written notice to the other party (given not later than March 30, 2010) if a reason the Closing shall not have occurred is because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement);

(c) any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

(d) applicable Law shall have been adopted, promulgated or issued prohibiting the consummation of the Transactions as provided herein;

provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

8.3 Termination by Parent. This Agreement may be terminated by Parent and the Merger may be abandoned at any time prior to the Effective Time, if (a) prior to the Closing, there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy (i) would give rise to the failure of a condition set forth in Section 7.3 to be satisfied and (ii) is not cured, or is not capable of being cured, within thirty (30) days following the Company’s receipt of written notice of such breach or inaccuracy, (b) a Company Adverse Recommendation Change shall have occurred, or (c) the Company fails to mail the Information Statement/Prospectus to the Company’s stockholders within thirty (30) calendar days after the Registration Statement is declared effective by the SEC.

8.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if prior to the Closing, there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Newco contained in this Agreement, which breach or inaccuracy (i) would give rise to the failure of a condition set forth in Section 7.2 to be satisfied and (ii) is not cured, or is not capable of being cured, within thirty (30) days following Parent’s receipt of written notice of such breach or inaccuracy.

8.5 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 8.5 and the provisions of Sections 4.22, 5.13 and 6.5 and Article X. Nothing contained in this Section 8.5 shall relieve any party from liability for any breach of any covenant or other agreement contained in this Agreement.

8.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent and Newco, on one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party or parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX—SURVIVAL/INDEMNIFICATION

9.1 Survival. All of the representations and warranties of the Company shall survive the Closing hereunder and continue in full force and effect for a period of twelve (12) months following the Closing Date (the “Escrow Period”). None of the representations and warranties of Parent shall survive the Closing.

9.2 Indemnification Provisions for Parent’s Benefit. From and after the Closing and prior to the expiration of the Escrow Period, and solely from the Escrow Amount held in the Escrow Account, the Indemnifying Stockholders, jointly and severally (with respect to claims made against the Escrow Account) and severally in accordance with their respective ownership of Indemnifying Stockholder Shares as set forth on Section 1.5(b) of the Company Disclosure Schedule (with respect to claims permitted to be made outside the Escrow Account in accordance with the terms of this Agreement), shall be obligated to indemnify Parent, its Subsidiaries and Affiliates and the Parent Representatives (the “Parent Indemnitees”), without duplication, from and against the entirety of any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses (“Adverse Consequences”) the Parent Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by (1) the Company’s breaches any of the representations, warranties, covenants or agreements contained herein (excluding, for the avoidance of doubt, any representations, warranties, covenants or agreements contained in any other agreement) or (2) the Indemnity Items (provided that, in each case, Parent makes a written claim for indemnification against the Company pursuant to Section 10.6 below within the Escrow Period); provided, however, that the Indemnifying Stockholders shall not have any obligation to indemnify any Parent Indemnitee from and against (a) any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty (excluding breaches of representations and warranties contained in Sections 4.1, 4.3 and 4.22 which shall not be subject to the Deductible Amount) or the Indemnity Items until the Parent Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all breaches or alleged breaches hereunder in excess of one million dollars ($1,000,000) (the “Deductible Amount”), and then only to the extent such Adverse Consequences exceed the Deductible Amount, (b) any individual item with respect to which the Adverse Consequences are less than twenty-five thousand dollars ($25,000) (and such items, solely to the extent not reasonably related to one another, shall not be aggregated for purposes of this Section 9.2) or (c) any incidental, consequential, special, punitive or other indirect damages, including any lost profits whether based on statute, contract, tort or otherwise, and whether or not arising from the Company’s sole, joint or concurrent negligence, strict liability or tort, except to the extent such damages have been recovered by a third party (other than any of the Parent Indemnitees) and are the subject of a claim for which indemnification is available under the express terms of this Article IX; provided, further, that the aggregate liability of the Indemnifying Stockholders for Adverse Consequences suffered by the Parent Indemnitees resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation, warranty, covenant or agreement or the Indemnity Items shall not exceed twenty-five million dollars ($25,000,000) (the “Indemnification Cap”); provided, further, that the Indemnification Cap shall not apply to any such Adverse Consequences resulting from (x) fraud or (y) any breach by the Company or its Subsidiaries of the Company’s obligations under Section 6.1(a)(i), 6.1(a)(iii), 6.1(a)(vii)(B) or 6.1(a)(vii)(C) (the “Key Pre-Closing Covenants”), but in no event shall the aggregate liability of the Indemnifying Stockholders for any such Adverse Consequences resulting from fraud or any such breach of the Key Pre-Closing Covenants (when taken together with the aggregate liability of the Indemnifying Stockholders for any Adverse Consequences subject to the Indemnification Cap) exceed an amount equal to four hundred sixty-six million dollars ($466,000,000) (the “Fraud and Key Pre-Closing Covenants Cap”).

9.3 Matters Involving Third Parties.

(a) If any third party notifies any party hereto (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other party hereto (the “Indemnifying Party”) under this Section 9.3, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) Any Indemnifying Party will have the right to assume and control the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim; (B) the Third-Party

Claim involves only money damages and does not seek an injunction or other equitable relief; and (C) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, it being understood that the Indemnifying Party shall control such defense; (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed); and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).

(d) In the event any of the conditions in Section 9.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, provided that the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed); (ii) the Indemnifying Parties will reimburse the Indemnified Party periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 9.3.

9.4 Calculation of Adverse Consequences. The amount of any Adverse Consequences for which indemnification is provided under this Article IX shall be reduced to take account of any net Tax benefit that is actually realized by the Parent Indemnitees or the Indemnified Party, as the case may be, (based on the Parent Indemnitees or Indemnified Party’s, as applicable, reasonable interpretation of applicable Tax Laws) arising from the incurrence of, or payment with respect to, any such Adverse Consequences. The amount of any Adverse Consequences for which indemnification is provided under this Article IX shall be reduced to take account of any amounts actually recovered by the Parent Indemnitees or the Indemnified Party, as the case may be, under insurance policies with respect to such Adverse Consequences.

9.5 Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless a final determination with respect to the Parent Indemnitees or the Indemnified Party or any of their Affiliates, as the case may be, causes any such payment not to be treated as an adjustment to the Merger Consideration.

9.6 Exclusive Remedy. Notwithstanding anything else in this Agreement to the contrary, and except with respect to claims for fraud or claims that arise out of or relating to the Key Pre-Closing Covenants (provided that any such claims for fraud or claims that arise out of or relating to the Key Pre-Closing Covenants shall be subject to the Fraud and Key Pre-Closing Covenants Cap), from and after the Effective Time, (a) the sole and exclusive recourse and remedy of the Parent Indemnitees against the Company and any of its former, current or future Affiliates, stockholders, partners, members, directors, officers, employees or agents (each, a “Specified Person”) with respect to any Adverse Consequence (whether or not arising from a third-party claim) due to the breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or the Indemnity Items shall be pursuant to, and shall be determined in accordance with, this Article IX, and (b) Parent and Newco hereby expressly waive any and all right to pursue any and all other remedies against the Company and its Specified Persons.

9.7 No Right of Contribution. From and after the Closing Date, no Indemnifying Stockholder shall have any right of contribution against the Company or any of its Subsidiaries for any amounts paid to the Parent Indemnities pursuant to this Article IX; provided, however, nothing in this Section 9.7 shall reduce the rights available to former directors and officers of the Company pursuant to Section 6.7 or in any way discharge or otherwise diminish the obligations of Parent set forth in Section 9.4.

ARTICLE X—MISCELLANEOUS AND GENERAL

10.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions. The Company shall pay the fees and expenses of Edwards Angell Palmer & Dodge LLP, counsel to the Stockholders’ Representative, incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions. The fees and expenses related to any filing made pursuant to the HSR Act or any competition, merger control, antitrust or similar Law shall be paid by Parent.

10.2 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that, after Company Stockholder Approval, no amendment shall be made which changes the consideration payable in the Merger or which would require further Company Stockholder Approval under the DGCL or the rules of any relevant stock exchange, without the approval of the Company’s stockholders.

10.3 Waiver of Conditions. The conditions to each party’s obligations to consummate the Merger are for the sole benefit of such party and may be waived in writing by such party against whom the waiver is to be affected, in whole or in part, to the extent permitted by applicable Law; provided that, after the Company Stockholder Approval, no such waiver shall, without further approval of the Company’s stockholders, make any change that would require further Company Stockholder Approval under the DGCL or the rules of any relevant stock exchange.

10.4 Counterparts; Effectiveness. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by each other party hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Any proceeding relating to this Agreement shall be brought in a state court of Delaware or a court of the United States of America located in the State of Delaware. Each party to this Agreement hereby consents to personal jurisdiction in any such action, consents to service of process by mail and waives any objection to venue in any such court or to any claim that such court is an inconvenient forum.

10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

(a)	If to the Company:

NuVox, Inc.

2 North Main Street

Greenville, SC 29601

Attention: General Counsel

Facsimile: 864-672-5105

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Mark I. Greene

Facsimile: 212-474-3700

(b)	If to the Stockholders’ Representative or the Indemnifying Stockholders, then to the Stockholders’ Representative at:

M/C Venture Partners V, L.P.

75 State Street

Suite 2500

Boston, MA 02109

Attention: James F. Wade

Facsimile: 617-345-7201

with a copy to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Attention: Sarah N.A. Camougis

Facsimile: 617-227-4420

(c)	If to Parent or Newco, to:

Windstream Corporation

4001 Rodney Parham Road

Little Rock, AR 72212

Attention: General Counsel

Facsimile: 501-748-7400

with a copy to:

Kutak Rock LLP

124 West Capitol, Suite 2000

Little Rock, AR 72201

Attention: Daniel L. Heard

Facsimile: 501-975-3001

or to such other Persons or addresses as may be designated in writing by the party to receive such notice. Each such notice, request, instruction or other document shall be deemed received by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request, instruction or other document shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

10.7 Entire Agreement; Assignment. This Agreement (including the documents, schedules and the instruments referred to herein), the Escrow Agreement, the Consent Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by any party (by operation of law or otherwise) without the prior written consent of the other parties.

10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the current and former directors and officers of the Company.

10.9 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect. Upon the determination that any term or other provision is invalid or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the Merger is consummated to the extent possible.

10.10 Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

10.11 Specific Performance. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.12 Definitions. For Purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in New York, New York generally are authorized or required by Law or other governmental action to close.

“Governmental Entity” means any state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Indebtedness” means, as of the date of calculation, all obligations or other liabilities of a Person (a) for borrowed money, (b) in respect of letters of credit, bankers’ acceptances or other similar instruments or reimbursement obligations with respect thereto, (c) to pay the deferred purchase price of any asset, property or right, (d) under capitalized leases, (e) under an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (f) of the types described in clauses (a) through (e) above guaranteed directly or indirectly by such Person or its Subsidiaries and (g) under any mortgage, deed of trust, indenture, security agreement or other agreement securing any of the foregoing obligations.

“Indemnity Items” shall have the meaning assigned to such term in Section 10.12 of the Company Disclosure Schedule.

“knowledge” of the Company shall mean actual knowledge of the executive officers of the Company set forth in Section 10.12 of the Company Disclosure Schedule after reasonable inquiry, as the case may be, and “knowledge” of Parent or Newco shall mean the actual knowledge of the executive officers of Parent set forth in Section 10.12 of the Parent Disclosure Schedule after reasonable inquiry.

“Law” means any law, statute, rule or regulation having the effect of law of any Governmental Entity.

“Material Adverse Effect” shall mean, with respect to any Person, any change, effect, event or occurrence or state of facts that either individually or in the aggregate is materially adverse to the business, assets, operations, properties, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence or state of facts relating to (a) economic, financial market, regulatory, political or geographical conditions in general, including changes resulting from events described in clause (b) below, that do not have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, (b) acts of war or terrorism or other outbreaks or escalations of hostilities that do not have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, (c) changes in Law or applicable accounting regulations or principles or interpretations thereof that do not have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, (d) the telecommunications industry as a whole that do not have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in such industry, (e) any change, in and of itself, in such Person’s stock price or trading volume, or any failure, in and of itself, by such Person to meet any internal or published projections, forecasts or revenue or earnings predictions or (f) the announcement of this Agreement and the Transactions, the performance of and compliance with the terms of this Agreement and the identity of Parent or any of its Affiliates as the acquiror of the Company.

“Person” means any person, corporation, entity or “group”, as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Subsidiaries.

“Specified Litigation” shall have the meaning assigned to such term in Section 10.12 of the Company Disclosure Schedule.

“Specified Plaintiff” shall have the meaning assigned to such term in Section 10.12 of the Company Disclosure Schedule.

“Subsidiary” means any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests.

10.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTION OF PARENT, NEWCO OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.14 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “consistent with past practice” shall mean consistent in terms of frequency, amount and timing. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

NUVOX, INC.

By:	/s/ JAMES W. AKERHIELM
Name:	James W. Akerhielm
Title:	Chief Executive Officer

WINDSTREAM CORPORATION

By:	/s/ JEFFERY R. GARDNER
Name:	Jeffery R. Gardner
Title:	President and Chief Executive Officer

NIGHT MERGER SUB, INC.

By:	/s/ JEFFERY R. GARDNER
Name:	Jeffery R. Gardner
Title:	President and Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE

By:	/s/ JAMES F. WADE
Name:	James F. Wade
Title:	Manager

Annex B

Delaware Appraisal Rights Statute

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del.C. 1953, § 262; 56 Del. Laws 1967, ch. 50; 56 Del. Laws 1967, ch. 186, § 24; 57 Del. Laws 1969, ch. 148, §§ 27-29; 59 Del. Laws 1973, ch. 106, § 12; 60 Del. Laws 1976, ch. 371, §§ 3-12; 63 Del. Laws 1981, ch. 25, § 14; 63 Del. Laws 1981, ch. 152, §§ 1, 2; 64 Del. Laws 1983, ch. 112, §§ 46-54; 66 Del. Laws 1987, ch. 136, §§ 30-32; 66 Del. Laws 1988, ch. 352, § 9; 67 Del. Laws 1990, ch. 376, §§ 19, 20; 68 Del. Laws 1992, ch. 337, §§ 3, 4; 69 Del. Laws 1993, ch. 61, § 10; 69 Del. Laws 1994, ch. 262, §§ 1-9; 70 Del. Laws 1995, ch. 79, § 16, eff. July 1, 1995; 70 Del. Laws 1995, ch. 186, § 1; 70 Del. Laws 1995, ch. 299, §§ 2, 3, eff. Feb. 1, 1996; 70 Del. Laws 1995, ch. 349, § 22, eff. July 1, 1996; 71 Del. Laws 1997, ch. 120, § 15, eff. July 1, 1997; 71 Del. Laws 1998, ch. 339, §§ 49 to 52, eff. July 1, 1998; 73 Del. Laws 2001, ch. 82, § 21, eff. July 1, 2001; 76 Del. Laws 2007, ch. 145, §§ 11-16, eff. July 17, 2007; 77 Del. Laws 2009, ch. 14, §§ 12, 13, eff. Aug. 1, 2009.)

Annex C

Deutsche Bank Securities Inc.
November 2, 2009	Mergers & Acquisitions 60 Wall Street New York, NY 10005

Board of Directors

NuVox, Inc.

2 North Main Street

Greenville, SC 29601

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to NuVox, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of November 2, 2009 (the “Merger Agreement”), among the Company, Windstream Corporation (“Parent”), Night Merger Sub, Inc., a subsidiary of Parent (“Merger Sub”), and the Stockholders’ Representative (as defined in the Merger Agreement), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than any shares of Company Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or held by the Company as treasury shares (collectively, the “Excluded Shares”) and other than any Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive a combination of (i) an amount in cash obtained by dividing (x) $279.6 million plus the aggregate amount of any proceeds received by the Company from the exercise of Company Options (as defined in the Merger Agreement) from and including the date of the Merger Agreement until immediately prior to the Effective Time (as defined in the Merger Agreement) less the Aggregate Option Consideration (as defined in the Merger Agreement) by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the “Cash Consideration”) and (ii) a number of shares of common stock of the Parent, par value $0.0001 per share (the “Parent Common Stock”), equal to the number obtained by dividing 18,714,859 by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the “Stock Consideration,” and, together with the Cash Consideration, the “Consideration”).

You have requested our opinion as to the fairness of the Consideration, from a financial point of view, to the holders of the Company Common Stock.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed (i) certain publicly available financial and other information concerning the Company and Parent, including certain publicly available financial forecasts relating to the business and financial prospects of Parent prepared by certain research analysts (the “Parent Street Forecasts”), (ii) certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company, and held discussions with members of the Company’s management regarding the businesses and prospects of the Company, and (iii) certain internal analyses, limited near-term financial forecasts and other information relating to Parent prepared by management of the Parent, and held discussions with members of the Parent’s management regarding the businesses and prospects of the Parent, including Parent’s management’s views as to the Parent Street Forecasts. In addition, we (i) reviewed the reported prices and trading activity for the Parent Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed the Merger Agreement and the Consent Agreement (as defined in the Merger Agreement), and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Board of Directors
November 2, 2009
Page 2

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Parent, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to financial forecasts relating to the Company and Parent made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Parent, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions, and the information made available to it, as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no material restrictions, terms or conditions will be imposed. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a fairness opinion review committee and is addressed to, and for the use and benefit of, the Board of Directors of the Company. This opinion is limited to the fairness, from a financial point of view, of the Consideration to the holders of the Company Common Stock. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business strategies, nor do we express an opinion or recommendation as to how any holder of Company Common Stock should vote with respect to the Transaction or as to whether any holder of Company Common Stock should deliver a consent with respect to the adoption and approval of the Merger Agreement and the Transaction. Deutsche Bank does not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction whether relative to the amounts to be received by any other person pursuant to the Merger Agreement or otherwise. We assume, with your consent, that no agreements or arrangements with the holders of any class of securities, creditors or other constituencies of the Company, other than such agreements and arrangements contemplated in the Merger Agreement, are being entered into, amended, or terminated as part of the Transaction. This opinion does not in any manner address the prices at which Parent Common Stock will trade following the announcement or consummation of the Transaction.

Board of Directors
November 2, 2009
Page 3

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We also note that certain holders of Company Common Stock owning more than the requisite percentage of shares required to approve the Transaction and adopt the Merger Agreement have entered into agreements to deliver written consents to approve the Transaction and adopt the Merger Agreement, and we do not express any view on, and our opinion does not address, those agreements or any other term or aspect of the Merger Agreement or Transaction (other than the Consideration) or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). Please be advised that during the two years preceding the date of this letter, DB Group has not provided any significant investment banking, commercial banking (including extension of credit) or other financial services to Parent, the Company or their respective affiliates. The DB Group may provide investment and commercial banking services to Parent, the Company or their respective affiliates in the future for which we would expect the DB Group to receive compensation, although no specific material relationship with such parties is currently contemplated by the DB Group. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company, or their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any other person for any purpose whatsoever except with our prior written approval, provided that this opinion may be reproduced in full in any proxy or information statement mailed by the Company to its stockholders in connection with the Transaction.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

ANNEX D

NUVOX, INC. AND SUBSIDIARIES

December 31, 2007 and 2008

Consolidated Financial Statements

(With Independent Registered Public Accounting Firm Report Thereon)

NUVOX, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors

NuVox, Inc.:

We have audited the accompanying consolidated balance sheets of NuVox, Inc. and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NuVox, Inc. and subsidiaries as of December 31, 2007 and 2008, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Greenville, South Carolina

March 23, 2009

NUVOX, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2007 and 2008

(In thousands, except share and per share data)

	2007	2008
Assets
Current assets:
Cash and cash equivalents	$71,207	76,067
Accounts receivable, net of allowance for doubtful accounts of $6,245 and $7,850 in 2007 and 2008, respectively	42,622	45,976
Prepaid expenses and other assets	5,262	8,493

Total current assets	119,091	130,536

Property and equipment, net	135,429	136,671
Other noncurrent assets:
Goodwill	199,016	191,474
Other intangible assets, net	29,269	19,103
Other assets	22,381	21,628

Total other noncurrent assets	250,666	232,205

Total assets	$505,186	499,412

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,785	14,488
Current installments of long-term debt	2,650	2,650
Current installments of obligations under capital leases	6,999	8,767
Deferred revenue	12,650	14,705
Income taxes payable	2,376	—
Accrued expenses	56,668	47,919

Total current liabilities	93,128	88,529

Long-term debt, excluding current installments	261,025	258,375
Obligations under capital leases, excluding current installments	4,022	2,450
Other long-term liabilities	17,733	29,988

Total long-term liabilities	282,780	290,813

Total liabilities	375,908	379,342

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 500,000,000 shares;
248,830,101 and 249,876,883 shares issued and outstanding in 2007 and 2008, respectively	2,488	2,499
Additional paid-in capital	888,186	889,420
Accumulated other comprehensive loss	(10,724)	(25,216)
Accumulated deficit	(750,672)	(746,633)

Total stockholders’ equity	129,278	120,070

Total liabilities and stockholders’ equity	$505,186	499,412

See accompanying notes to consolidated financial statements.

NUVOX, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2006, 2007, and 2008

(In thousands, except share and per share data)

	2006	2007	2008
Revenue	$342,018	464,479	550,421
Operating expenses:
Costs of service (excluding depreciation and amortization)	154,687	198,658	226,953
Selling, general and administrative (excluding depreciation and amortization)	135,442	178,128	213,972
Depreciation and amortization	70,943	66,031	77,148
Restructuring charge reversal	(738)	—	—
Stock-based compensation expense	1,157	7,724	361
Loss on disposal of assets	3,771	175	15

Total operating expenses	365,262	450,716	518,449

Income (loss) from operations	(23,244)	13,763	31,972

Other income (expense):
Interest expense	(8,240)	(21,462)	(24,001)
Interest income	1,660	3,019	1,534
Gain on debt extinguishment	5,333	—	—

Total other expense	(1,247)	(18,443)	(22,467)

Income (loss) before income tax expense	(24,491)	(4,680)	9,505
Income tax expense	—	11,283	5,157

Net income (loss)	$(24,491)	(15,963)	4,348

Basic and diluted net income (loss) per common share	$(0.15)	(0.08)	0.02
Weighted average shares outstanding:
Basic	160,959,926	211,322,336	250,058,011
Diluted	160,959,926	211,322,336	263,401,515

See accompanying notes to consolidated financial statements.

NUVOX, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity and

Comprehensive Loss

Years ended December 31, 2006, 2007, and 2008

(In thousands, except share and per share data)

	Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity	Comprehensive loss
	Shares	Amount
Balance, December 31, 2005	160,936,212	$1,609	865,483	—	(710,129)	156,963	$—
Issuance of stock—exercise of stock options	36,013	1	19	—	—	20	—
Unrealized loss on derivative	—	—	—	(470)	—	(470)	(470)
Net loss	—	—	—	—	(24,491)	(24,491)	(24,491)
Stock-based compensation expense	—	—	1,153	—	—	1,153	—

Comprehensive loss							$(24,961)

Balance, December 31, 2006	160,972,225	1,610	866,655	(470)	(734,620)	133,175	$—
Issuance of stock—FDN merger	84,321,540	843	150,354	—	—	151,197	—
Issuance of stock—exercise of stock options	3,625,880	36	2,134	—	—	2,170	—
Realized loss on derivative	—	—	—	470	—	470	470
Unrealized loss on derivatives	—	—	—	(10,724)	—	(10,724)	(10,724)
Dividends paid ($0.56 per share)	—	—	(137,500)	—	—	(137,500)	—
Repurchase and retirement of common stock	(89,544)	(1)	—	—	(89)	(90)	—
Net loss	—	—	—	—	(15,963)	(15,963)	(15,963)
Stock-based compensation expense	—	—	6,543	—	—	6,543	—

Comprehensive loss							$(26,217)

Balance, December 31, 2007	248,830,101	2,488	888,186	(10,724)	(750,672)	129,278	$—
Issuance of stock—exercise of stock options	1,359,313	14	109	—	—	123	—
Unrealized loss on derivatives	—	—	—	(14,492)	—	(14,492)	(14,492)
Repurchase and retirement of common stock	(312,531)	(3)	—	—	(309)	(312)	—
Net income	—	—	—	—	4,348	4,348	4,348
Stock-based compensation expense	—	—	1,125	—	—	1,125	—

Comprehensive loss							$(10,144)

Balance, December 31, 2008	249,876,883	$2,499	889,420	(25,216)	(746,633)	120,070

See accompanying notes to consolidated financial statements.

NUVOX, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2006, 2007, and 2008

(In thousands)

	2006	2007	2008
Cash flows from operating activities:
Net income (loss)	$(24,491)	(15,963)	4,348
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	70,943	66,031	77,148
Provision for doubtful accounts	1,826	8,429	8,386
Amortization of deferred finance costs	297	2,873	869
Stock-based compensation expense	1,157	7,724	361
Reversal of purchase accounting valuation allowance related to deferred income taxes	—	7,692	6,332
Loss on disposal of assets, net	3,771	175	15
Gain on debt extinguishment	(5,333)	—	—
Noncash portion of restructuring charge reversal	(738)	—	—
Other	(232)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(441)	(10,350)	(11,740)
Prepaid expenses and other assets	(5,015)	(8,355)	(11,686)
Accounts payable	(897)	(2,604)	2,703
Income taxes payable/receivable	—	3,256	(6,716)
Accrued expenses and other liabilities	(5,170)	6,553	(4,944)

Net cash provided by operating activities	35,677	65,461	65,076

Cash flows from investing activities:
Purchase of property and equipment	(26,735)	(37,397)	(47,507)
Cash acquired in acquisition	—	14,235	—
Proceeds from sale of assets	1,604	15	31

Net cash used in investing activities	(25,131)	(23,147)	(47,476)

Cash flows from financing activities:
Principal payments on long-term debt	(66,586)	(132,400)	(2,650)
Proceeds from issuance of long-term debt	85,000	265,000	—
Payments of debt issuance costs	(2,690)	(6,981)	—
Principal payments on capital leases	(6,303)	(7,619)	(9,901)
Dividends paid	—	(137,500)	—
Payments for purchase of common stock	—	(90)	(312)
Proceeds from exercise of stock options	20	2,170	123

Net cash provided by (used in) financing activities	9,441	(17,420)	(12,740)

Net increase in cash and cash equivalents	19,987	24,894	4,860
Cash and cash equivalents, beginning of year	26,326	46,313	71,207

Cash and cash equivalents, end of year	$46,313	71,207	76,067

Supplemental cash flow information:
Cash paid for interest	$7,391	18,590	22,891
Cash paid for income taxes	—	600	3,457
Noncash investing and financing transactions:
Property and equipment financed by capital leases	$5,674	11,697	9,966
Stock issued for acquired businesses, net of cash acquired	—	136,962	—

See accompanying notes to consolidated financial statements.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007 and 2008

(1)	Organization and Nature of Business

The accompanying consolidated financial statements include the accounts of NuVox, Inc. and its wholly owned subsidiaries (“NuVox” or the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation.

The Company was incorporated in 1998 and is a leading communications services provider to small and medium-sized businesses in 16 contiguous states in the Southeastern and Midwestern United States.

(2)	Summary of Significant Accounting Policies

(a)	Revenue Recognition

The Company’s revenue is comprised of three primary components: fees paid by end customers for integrated voice and data services, carrier access charges related to the origination and termination of inter-exchange toll and toll-free calls, and fees collected for allowing other carriers the rights to use the Company’s network.

Revenue billed in advance of providing services is deferred and recognized when earned, which is usually the following month. If a customer terminates its contract prior to the end date or term, the Company has the right to bill them a termination fee based on contractual terms. These fees are not recognized until payment is received. The Company records certain amounts collected from customers that are to be remitted to governmental authorities as revenue. The Company’s revenue includes $6.0 million, $8.9 million, and $9.8 million related to these amounts for the years ended December 31, 2006, 2007 and 2008, respectively.

The Company charges carrier access fees to other carriers based on the tariffed rate unless a contract rate applies. The Company does not record all of the amounts billed as revenue at the time of billing based on various factors including whether a contract is in place with the carrier and past collections history. Amounts not recorded as revenue at the time of invoicing are determined as not satisfying the revenue recognition criteria. Such amounts are only recognized upon receipt of payment.

Revenue from billings to other carriers for wholesale services that are provided utilizing the Company’s network are recognized as revenue when the amount is earned and deemed collectible.

(b)	Costs of Service (Excluding Depreciation and Amortization)

Costs of service are comprised primarily of two types of charges: leased transport charges and usage costs. Leased transport charges are the payments made by the Company for the transmission facilities used to connect customers to the Company’s network and to connect the Company’s network to the network of other carriers. Usage costs are incurred for calls made by customers that are transmitted or terminated on the networks of other carriers. The Company accrues costs of service based upon management’s estimate of network expenses for periods for which bills have not yet been received or paid by the Company. Subsequent adjustments to this estimate result when actual costs are billed by the service providers.

During the ordinary course of business, amounts billed by the Company’s vendors may be disputed. The Company does not pay the disputed amount until the disputed amount is resolved. The amount of the liability recorded is based on several factors including the specific circumstances of the dispute, historical experience, and prior dispute settlements. Based on the analysis, the Company records an amount that it ultimately believes will be paid to the vendor.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

(c)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include $58.2 million and $68.6 million at December 31, 2007 and 2008, respectively, that are primarily invested in overnight U.S. government repurchase agreements with an initial term of less than three months.

(d)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts based on historical bad debt factors related to the specific customer’s ability to pay, percentages of aged receivables, and current economic trends.

(e)	Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. The cost of maintenance and repairs is expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful life of the assets as follows:

Years
Network equipment (including capitalized labor)	3-7
Computer hardware and software	3-5
Office equipment, furniture and other	5-7
Leasehold improvements and building under capital lease	Shorter of useful life or term of lease

The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Identification of impairment is determined by a comparison of estimated undiscounted future operating cash flows anticipated to be generated during the remaining life of the asset group to its net carrying value. If the carrying value exceeds the estimated undiscounted operating cash flows an impairment measurement analysis is performed. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds the fair value of the asset group. No impairment was recorded for the years ended December 31, 2006, 2007 or 2008.

(f)	Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized, but instead tested for impairment at least annually.

Goodwill is tested for impairment as of the end of December, and upon the occurrence of triggering events. The impairment test is performed at the Company level. Potential impairment is indicated when the carrying value of the Company’s net assets, including goodwill, exceeds the estimated fair value. If potential for impairment exists, the fair value of the Company is allocated to the underlying assets and liabilities of the Company, excluding goodwill, to estimate the implied fair value of the Company’s goodwill. Impairment loss is recognized for any excess of the carrying value of the Company’s goodwill over the implied fair value of the goodwill. There was no impairment charge recorded for goodwill in 2006, 2007 or 2008.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

Other intangible assets represent the value assigned to existing customer contracts and relationships acquired in business combinations. These intangible assets are being amortized on a straight-line basis over the defined useful life of four to six years based upon the assumed attrition rate of the customers acquired. Other intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable.

(g)	Other Assets

The Company incurs nonrecurring installation charges from other carriers to install a customer access circuit. These costs are capitalized in other assets as they represent one-time costs that benefit the Company over the life of the contract with the customer. These costs are amortized on a straight-line basis over a period of 30 months, which approximates the weighted average term of the initial contracts of the Company’s customers. The amortization of these costs is recorded in depreciation and amortization in the statement of operations. Amortization expense related to these costs was $6.0 million, $8.4 million and $10.9 million in 2006, 2007 and 2008, respectively.

Costs incurred in connection with securing the Company’s debt facilities, including underwriting, legal and professional costs, are deferred and amortized to interest expense over the term of the related financing using the effective-interest method. As part of the debt refinancing in May 2007, the Company wrote-off $2.2 million of deferred financing costs related to the debt that was repaid as part of the refinancing.

(h)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i)	Segment Information

NuVox operates in a single segment based upon a single, integrated, interconnected communications network in sixteen states.

(j)	Derivative Instruments and Hedging Activities

The Company accounts for derivatives and hedging activities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company has entered into interest rate swaps that it has designated as hedges of the variability of cash flows to be paid related to a recognized liability (cash flow hedge). Changes in fair value of the interest rate swaps are recorded in accumulated other comprehensive loss to the extent that the derivatives are effective as hedges. For all hedging relationships the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk is assessed prospectively and retrospectively, and a description of the method for measuring ineffectiveness. The

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

Company also formally assesses, both at inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting cash flows of hedged items. The ineffective portion of the change in fair value of the interest rate swaps are reported in earnings.

The Company discontinues hedge accounting prospectively when it is determined that an interest rate swap is no longer effective in offsetting cash flows of the hedged item, the interest rate swap expires or is sold or terminated, or the interest rate swap is no longer designated as a hedging instrument because management determines that designation of the interest rate swap as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued and the derivative is retained, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

(k)	Concentration of Risk

The Company is exposed to concentration of credit risk principally from trade accounts receivable due from end customers and carriers. The Company performs credit evaluations but generally does not require collateral deposits from a majority of its end customers. As of December 31, 2006, 2007, and 2008, no customer represented more than 10% of the Company’s receivables or revenue.

The Company is dependent upon incumbent local exchange carriers and others for facilities and services essential to the provision of telecommunications services to its customers. The Company leases facilities and purchases services from other carriers through contractual agreements and tariffs.

(l)	Stock-Based Compensation

The Company grants options to purchase its common stock to employees under stock option plans. The benefits provided under these plans are share-based payments subject to the provisions of the Financial Accounting Standards Board (“FASB”) revised SFAS No. 123, Share-Based Payment, (“SFAS 123(R)”). Effective January 1, 2006, the Company adopted the provisions of SFAS 123(R) under the prospective method approach, whereby the valuation provisions of SFAS 123(R) apply to awards granted, modified, repurchased or cancelled after the adoption of SFAS 123(R). The prospective method does not permit SFAS 123(R) to be applied to the nonvested portion of awards outstanding at the date of initial application. SFAS 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. Fair value at the grant date of the award is estimated using the Black-Scholes option pricing model.

(m)	Fair Value of Financial Instruments

Except for long-term debt, management believes the fair values of the Company’s financial instruments, including cash equivalents, accounts receivable and accounts payable approximate their carrying value. The carrying value of the long-term debt was $263.7 million and $261.0 million and the fair value was estimated to be $255.5 million and $181.4 million based on market information for similar debt instruments as of December 31, 2007 and 2008, respectively. The fair value was determined using quoted prices for instruments with similar terms with similar credit ratings, as there is not an actively traded market for the debt but there are similar securities that are traded.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

(n)	Net Income (Loss) per Share

Basic and diluted net income (loss) per share has been computed using the weighted average number of shares of common stock outstanding during each period. In 2006 and 2007, the weighted average number of shares was based on common stock outstanding for basic and diluted loss per share as all other common share equivalents, including stock options and warrant exercise, were excluded from the calculation of diluted loss per share due to their anti-dilutive effect.

(o)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates include carrying amounts of property and equipment and useful lives assigned, intangible assets and goodwill, valuation allowance for receivables, valuation allowances for deferred income taxes, and accrued expenses and other liabilities. The Company’s consolidated financial statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

(p)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for the measurement of fair value and enhances disclosures about fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. SFAS 157 does not require any new fair value measures. The Company adopted SFAS 157 on January 1, 2008. The adoption of SFAS 157 did not have any impact on the results of operations or financial condition of the Company but did require additional footnote disclosure. See notes 2(m) and 8 for the additional disclosure.

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of SFAS No. 115 (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS 159 were adopted by the Company on January 1, 2008. The adoption of SFAS 159 did not have any impact on the results of operations or financial condition of the Company as the Company did not elect to measure any instruments under SFAS 159 methodology.

In December 2008, the FASB issued SFAS No. 141 (revised 2008), Business Combinations, (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. In addition, SFAS 141(R) will require acquisition costs to be expensed as incurred, in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date, restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS 141(R) also includes a substantial number of new disclosure requirements. SFAS 141(R) is effective prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company was required to adopt SFAS 141(R) on January 1, 2009. The adoption of SFAS 141(R) did not have any impact on the results of operations or financial condition of the Company.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

In March 2008, the FASB issued SFAS No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. SFAS 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. SFAS 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact of SFAS 161 on the disclosures about its hedging activities and use of derivatives.

(3)	Merger

On May 31, 2007, NuVox merged with Florida Digital Network, Inc. (“FDN”), a communication services provider that primarily operated in Florida and Georgia, in a transaction that was accounted for as a business combination. NuVox was determined to be the accounting acquirer and expects to achieve significant operational synergies and also reduce costs through economies of scale achieved with the combined companies. Recognition of the value of these opportunities contributed to a purchase price that exceeded the fair value assigned to FDN’s identifiable assets and liabilities. The goodwill is not tax deductible.

In connection with the FDN merger, NuVox issued 84.3 million shares of NuVox common stock and 2.6 million options to purchase NuVox common stock as consideration for the transaction. Total consideration was determined to be $152.9 million, inclusive of $1.7 million of transaction costs. The results of FDN’s operations since the acquisition have been included in the consolidated statements of operations for the years ended December 31, 2007 and 2008.

Total consideration was allocated to the assets and liabilities acquired based on their estimated fair values at the date of acquisition as follows (in thousands):

May 31, 2007
Cash and cash equivalents	$14,235
Other current assets	12,961
Property and equipment	37,122
Other noncurrent assets	4,909
Intangible asset	18,800
Goodwill	141,057
Current liabilities	(29,621)
Long term debt and other long-term liabilities	(46,546)

Net assets acquired	$152,917

In 2008, the goodwill related to the acquisition of FDN was reduced by $1.2 million. The adjustments related to a change in tax liabilities and other merger related liabilities.

Fair value for the other intangible asset, which is comprised of customer contracts and relationships, was determined based on the present value of the projected cash flows to be generated from the acquired customer base. The intangible asset will be amortized over four years, which is the expected life of the customer base acquired based upon the assumed attrition rate of the customers.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

The following unaudited pro forma financial information was prepared in accordance with SFAS No. 141, Business Combinations, and assumes the merger had occurred at the beginning of the periods presented. The unaudited pro forma information is provided for informational purposes only. These pro forma results are based upon the respective historical financial statements of the respective companies, and do not incorporate, nor do they assume any benefits from the cost savings or synergies of operations of the combined company. The pro forma results of operations do not necessarily reflect the results that would have occurred had the merger occurred at the beginning of the periods presented or the results that may occur in the future.

The unaudited pro forma combined results are as follows (in thousands):

	Year ended December 31,
	2006	2007
Revenue	$507,810	535,626
Net loss	(28,447)	(19,076)
Net loss per common share	(0.12)	(0.08)

(4)	Property and Equipment

	December 31,
	2007	2008
	(In thousands)
Network equipment (including capitalized labor)	$384,719	439,142
Computer hardware and software	28,195	34,562
Office equipment, furniture and other	12,879	13,316
Leasehold improvements and buildings	12,835	13,081

Property and equipment, in service	438,628	500,101
Less accumulated depreciation and amortization	312,073	367,953

Property and equipment, in service, net	126,555	132,148
Network equipment not yet placed in service	8,874	4,523

Property and equipment, net	$135,429	136,671

During the years ended December 31, 2006, 2007, and 2008, depreciation and amortization expense related to purchased and leased fixed assets was $58.9 million, $49.4 million and $56.1 million, respectively. Substantially all of the Company’s assets are pledged as collateral under the Company’s debt agreements.

(5)	Other Intangible Assets

	December 31,
	2007	2008
	(In thousands)
Customer contracts and relationships	$51,600	51,600
Less accumulated amortization	22,331	32,497

Other intangible assets, net	$29,269	19,103

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

Aggregate amortization expense for definite lived intangible assets was $6.0 million, $8.2 million and $10.2 million for the years ended December 31, 2006, 2007, and 2008, respectively. The amortization period for intangible assets is four to six years. Estimated future amortization expense through the expected life of the intangible assets is $10.2 million in 2009, $7.0 million in 2010, and $1.9 million in 2011.

(6)	Accrued expenses

Accrued expenses consist of the following:

	December 31,
	2007	2008
	(In thousands)
Accrued transaction taxes	$9,713	7,679
Accrued employee expenses	15,878	12,036
Accrued cost of communication services	16,331	17,342
Other	14,746	10,862

Total accrued expenses	$56,668	47,919

(7)	Long-Term Debt

In May 2006, the Company entered into a secured credit agreement with various lenders (the “Bank Facility”), which replaced all existing bank borrowings and a junior unsecured note. The Bank Facility was comprised of an $85.0 million term loan maturing May 2012, and an additional $10.0 million revolving line of credit which was to expire in May 2011. The interest rate on the Bank Facility was London Interbank Offered Rate (“LIBOR”) plus 5.0%. Substantially all of the Company’s assets were pledged as collateral and the Bank Facility contained various restrictive covenants. The Bank Facility also included financial covenants intended to monitor various leverage and operating ratios.

In May 2007, the Company entered into a new $275.0 million senior secured credit facility (the “Credit Facility”). The proceeds of the Credit Facility were used to repay the Bank Facility and FDN’s outstanding debt at the time of the merger, to pay a dividend to shareholders of record as of June 15, 2007 (the “June 2007 Dividend”), and for general corporate purposes. The Credit Facility consists of a $265.0 million term loan maturing in 2014 and a $10.0 million revolving line of credit that expires in 2013. Borrowings under the Credit Facility bear interest at a floating rate equal to the LIBOR plus 3.25%. The Company has the option to fix LIBOR in intervals of one, three, or six months. As of December 31, 2008, LIBOR was 1.43% and the Company had fixed LIBOR on the Credit Facility at 1.92% through March 16, 2009.

As a result of a debt restructuring in 2002, in accordance with SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings, the Company had a junior unsecured note payable recorded on its financial statements at the fully accreted 2008 maturity value. In 2006, as part of a debt refinancing, the Company paid off the junior secured note at its current accreted value, which resulted in the Company recording a gain on debt extinguishment of $5.3 million.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

Long-term debt consists of the following:

	December 31,
	2007	2008
	(In thousands)
Credit facility	$263,675	261,025
Less current installments	2,650	2,650

Long-term debt, excluding current installments	$261,025	258,375

Maturities of long-term debt at December 31, 2008 are as follows (in thousands):

2009	$2,650
2010	2,650
2011	2,650
2012	2,650
2013	125,875
Thereafter	124,550

$261,025

As of December 31, 2008, $2.4 million of the $10.0 million revolving line of credit was committed to secure letters of credit.

Substantially all of the Company’s assets are pledged as collateral and the Credit Facility contains various restrictive covenants that, among other things, impose limitations on indebtedness, liens, investments, dividends, and other specified transactions and payments with third parties. Each of the Company’s subsidiaries is a guarantor of the obligations under the Credit Facility.

The Credit Facility also includes the following financial covenants:

•	minimum fixed charge coverage ratio;

•	maximum total leverage ratio; and

•	interest coverage ratio.

The Company was in compliance with these covenants as of December 31, 2008.

(8)	Interest Rate Swap

The Company uses variable rate LIBOR-based debt to finance its operations. The debt obligations expose the Company to variability in interest payments due to changes in LIBOR. To limit the variability of a portion of the Company’s interest payments, concurrent with the Credit Facility entered into in May 2007, management entered into two LIBOR-based interest rate swap agreements to manage fluctuations in cash flows on a portion of the Credit Facility resulting from changes in the benchmark LIBOR. The swaps change the variable-rate cash flow exposure on $215.0 million of the borrowings under the Credit Facility to fixed cash flows. The swaps expire in May 2012. Under the terms of the interest rate swaps, the Company receives LIBOR-based variable interest rate payments and makes payments at a fixed rate of 5.26%, thereby creating the equivalent of fixed-rate debt for the notional amount of $215.0 million. The Company cancelled the swap agreement entered into in 2006 as part of the refinancing of the long-term debt in 2007.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

The fair value of the interest rate swaps as of December 31, 2007 and 2008 was $10.8 million and $25.2 million, respectively, and was recorded in other long-term liabilities. There was no cash flow hedge ineffectiveness recognized in earnings during the years ended December 31, 2006, 2007 or 2008. The fair value of interest rate swaps is determined using pricing models developed based on the LIBOR swap rate and other observable market data. The value was determined after considering the potential impact of collateralization and netting agreements. The swap fair value was determined using significant other observable inputs as there is not an actively traded market for the swaps but there are similar securities that are traded.

(9)	Stock Based Compensation

The Company maintains six incentive stock plans. Currently, only the NuVox, Inc. 2004 Incentive Stock Plan (the “2004 Plan”) is used to issue new stock options. A total of 39.0 million shares of common stock have been reserved for issuance under all six stock option plans. The 2004 Plan is authorized to issue any shares previously issued under any other plan that are subsequently forfeited or cancelled.

Under the terms of the award agreements for awards made under the 2004 Plan, stock options generally vest 25% annually at each anniversary of the original grant date. The options have a maximum term of 10 years from the date of grant. The 2004 Plan is administered by the compensation committee of the Company’s board of directors and will remain in effect through 2014 unless terminated. As of December 31, 2008, approximately 8.0 million shares are available for issuance under the 2004 Plan.

Pursuant to the Company’s 2002 Stock Incentive Plan (the “2002 Plan”), the Company granted stock options and stock appreciation rights to employees to purchase shares of common stock at specified exercise prices and subject to applicable vesting provisions. In 2003, the Company offered the holders of its outstanding employee stock options the opportunity to exchange all of their outstanding options for an equal number of stock appreciation rights awarded under the 2002 Plan. The Company issued 230,954 stock appreciation rights to employees under the exchange offer. These stock appreciation rights fully vested within 60 days of issuance and were issued at an exercise price of $1.14 per share. In 2004, options from an acquired company were converted to 10.2 million NuVox options under the 2002 Plan. Generally these options were fully vested at the time of conversion, except for certain key executives whose options vest over periods ranging up to four years.

Based on the June 2007 Dividend, the number of outstanding options and stock appreciation rights and the exercise price of each were proportionately adjusted to maintain the aggregate intrinsic value of the options and stock appreciation rights before and after the June 2007 Dividend. Certain of these adjustments were determined to be a modification of the original award which resulted in stock-based compensation of $5.1 million in 2007.

The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year ended December 31,
	2006	2007	2008
Dividend yield	—%	—%	—%
Expected volatility	60	60	65
Risk free interest rate	4.5	4.8	4.0
Expected term (in years)	7	7	5

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

The Company uses historical data to estimate the expected term of the option. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company utilizes historical peer company data to estimate its expected volatility.

Stock option activity during the periods indicated is as follows:

	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term
Balance at December 31, 2005	19,994,783	$1.08
Granted	3,382,674	1.30
Exercised	(79,692)	0.96
Forfeited	(2,224,274)	1.03

Balance at December 31, 2006	21,073,491	1.12
Granted	1,051,676	1.28
Options issued in connection with the merger with FDN	2,562,050	0.43
Adjustments to options granted and outstanding at the time of the June 2007 Dividend (1)	10,436,216	0.72
Exercised	(4,227,223)	0.69
Forfeited	(5,916,522)	0.80

Balance at December 31, 2007	24,979,688	0.73
Granted	2,085,486	1.63
Exercised	(1,359,313)	0.09
Forfeited	(809,211)	0.73

Balance at December 31, 2008	24,896,650	$0.84	5.6

Exercisable at December 31, 2008	19,584,865	$0.75	5.3

(1)	The number and exercise prices of options outstanding at the time of the June 2007 Dividend were proportionately adjusted to maintain the aggregate intrinsic value of the options before and after the June 2007 Dividend.

The weighted average grant date fair value of options granted during the years ended December 31, 2006, 2007, and 2008 was $0.83, $1.13, and $0.79, respectively.

At December 31, 2008, there was $2.7 million of unrecognized compensation related to nonvested stock options which is expected to be recognized over a weighted average period of 2.1 years.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

Stock appreciation right activity during the periods indicated is as follows:

	Number of shares	Weighted average price per share	Weighted average remaining contractual term
Balance at December 31, 2006	725,674	$1.14
Balance at December 31, 2007	913,122	0.78
Balance at December 31, 2008	868,768	0.78	4.0

Exercisable at December 31, 2008	868,768	$0.78	4.0

At December 31, 2008, warrants to purchase an aggregate of 75,109 shares of Company stock with a range of exercise prices from $9-$181 and a weighted average exercise price of $12 per share were outstanding. These warrants are fully vested.

(10)	Restructuring Charges

During 2004, the Company recorded a $9.0 million restructuring charge primarily for employee severance, asset write-downs and contractual obligations as part of a merger. During 2006, $0.7 million of these charges related to noncancelable lease obligations on excess office and warehouse space was reversed. As of December 31, 2008, substantially all of these restructuring obligations have been fulfilled.

(11)	Income Taxes

The components of the expense (benefit) for income taxes are as follows:

	Year ended December 31,
	2006	2007	2008
	(In thousands)
Current:
Federal	$—	541	828
State and local	—	3,050	(2,003)

Total current expense (benefit)	—	3,591	(1,175)
Deferred:
Federal	—	6,912	5,696
State and local	—	780	636

Total deferred expense	—	7,692	6,332

Total income tax expense	$—	11,283	5,157

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

A reconciliation of the expected tax provision based on the federal statutory rate to the provision for income taxes follows:

	Year ended December 31,
	2006	2007	2008
	(In thousands)
Expected federal income tax expense (benefit)	$(8,572)	(1,638)	3,327
Nondeductible expenses	—	121	109
State income tax expense (benefit)	(924)	1,983	(1,302)
Charge in lieu of tax expense recorded to goodwill	—	7,692	6,332
Change in valuation allowance	11,244	2,816	(3,271)
Other	(1,748)	309	(38)

Income tax expense	$—	11,283	5,157

The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2007	2008
	(In thousands)
Deferred tax assets:
Allowance for doubtful accounts and other assets	$13,879	5,864
Accrued liabilities	6,947	5,007
Depreciation and amortization	—	2,829
Stock-based compensation	2,624	2,743
Tax credits	3,949	4,624
Other assets	5,598	11,197
Net operating loss carryforwards	35,113	61,562

Gross deferred tax assets	68,110	93,826
Less valuation allowance	(59,435)	(90,147)

Total deferred assets	8,675	3,679
Deferred tax liabilities:
Depreciation and amortization	1,454	—
Prepaid expenses	—	20
Intangible assets	7,221	3,659

Total deferred tax liabilities	8,675	3,679

Net deferred tax asset	$—	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses and the uncertainty of future taxable income, management determined that a 100% valuation allowance of net deferred tax assets was appropriate. Accordingly, a valuation allowance has been established for the excess of the deferred tax assets over deferred tax liabilities.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

During 2007 and 2008, the Company performed analyses of its unused net operating losses to determine the amounts available to be utilized in the future. The results of this analysis are reflected for 2007 and 2008 in the table above. The valuation allowance was adjusted to reflect the change in the net operating losses available in the future resulting in no additional net deferred tax assets. During 2007 and 2008, the Company realized a portion of the purchased deferred tax assets related to net operating losses. Therefore, a tax benefit of $7.7 million and $6.3 million associated with the reversal of the valuation allowance established through purchase accounting was recorded to goodwill in 2007 and 2008, respectively. Beginning in 2009, any reversal of the associated valuation allowance will be reflected as an adjustment to tax expense according to SFAS 141(R).

As of December 31, 2008, the Company has net operating loss carryforwards (NOLs) for federal and state income tax purposes of $139.0 million and $339.6 million, respectively, which are available to offset future federal and state taxable income (subject to certain annual limitations). Federal NOLs begin to expire in 2021. State and local NOLs begin to expire in various years based on state and local statutes.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”). FIN 48 requires that a position taken or expected to be taken in an income tax return be recognized in the financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also requires expanded annual disclosures including identification of tax positions for which it is reasonably possible that total amounts of unrecognized tax benefits will significantly change in the next twelve months, a description of tax years that remain subject to examination by major tax jurisdiction, a tabular reconciliation of the total amount of unrecognized tax benefits at the beginning and end of each annual reporting period, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate and the total amounts of interest and penalties recognized in the statements of operations and financial position. The Company adopted FIN 48 as of January 1, 2007.

As a result of the adoption of FIN 48, the Company did not recognize a change in the liability for unrecognized tax benefits as of January 1, 2007. As of December 31, 2007 and 2008, the Company had $4.8 million and $2.8 million of total gross unrecognized tax benefits, respectively. The Company does not expect a significant change in the next 12 months in the liability for unrecognized tax benefits. These liabilities are recorded as part of other long-term liabilities.

On May 31, 2007, the Company merged with FDN. As part of this merger, the Company acquired a $4.2 million liability for gross unrecognized tax benefits.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

Balance at December 31, 2007	$4,811
Current activity:
Additions based on tax positions related to current year	103
Additions for tax positions of prior years	284
Reductions for tax positions of prior years	(1,390)
Reductions for statute expirations	(982)
Settlements	—

Balance at December 31, 2008	$2,826

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

The Company is subject to U.S. income taxes, as well as various other state and local jurisdictions. With few exceptions, the Company is no longer subject to U.S. Federal or state and local tax examinations by tax authorities for years before 2005, although carryforward attributes that were generated prior to 2005 may still be adjusted upon examination by the IRS if they either have been or will be used in a future period.

The Company’s continuing practice is to recognize interest and penalties related to income tax matters in income tax expense. For the years ended December 31, 2007 and 2008, the Company recorded approximately $0.3 million and $0.1 million, respectively, in the statement of operations. As of December 31, 2007 and 2008, the Company had approximately $0.8 million and $0.6 million, respectively, accrued for interest and penalties.

(12)	Income (Loss) Per Share

A reconciliation of the number of shares used in the calculation of basic and diluted income/(loss) per share applicable to common stockholders follows.

	Year ended December 31,
	2006	2007	2008
	(In thousands)
Shares outstanding, beginning of year	160,936,212	160,972,225	248,830,101
Weighted average number of common shares issued	23,714	50,375,380	1,288,538
Weighted average number of common shares purchased	—	(25,269)	(60,628)

Weighted average number of common shares outstanding, end of year	160,959,926	211,322,336	250,058,011
Dilutive effect of employee stock options and warrants	—	—	13,343,504

Weighted average diluted shares	160,959,926	211,322,336	263,401,515

In calculating diluted loss per share for the years ended December 31, 2006 and 2007, no outstanding employee stock options or warrants were included in the computation of diluted loss per share due to their anti-dilutive effect. The number of excluded common share equivalents approximated 21.9 million and 25.9 million for the years ended December 31, 2006 and 2007, respectively.

(13)	Sale-Leaseback Transaction

During the year ended December 31, 2006, the Company sold a building in Destin, Florida to a member of the Company’s board of directors and simultaneously leased a portion of the facility back under an operating lease arrangement. The property subject to this sale had a carrying value of approximately $1.0 million. Net proceeds received related to this transaction amounted to approximately $1.5 million, resulting in a net gain of $0.5 million. Only the portion of the net gain that exceeded the net present value of the future minimum lease payments was initially recognized in earnings resulting in a deferred gain of $0.4 million. The deferred gain is being recognized over the term of the operating lease. During 2006, 2007 and 2008, approximately $0.1 million of the gain was recognized, respectively.

The lease is for an initial term of seven years with two 3-year renewal options. Rental expense for this operating lease during 2006, 2007 and 2008 amounted to less than $0.1 million, respectively.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

(14)	Employee Benefit Plans

The Company maintains employee benefit plans for all eligible employees of the Company under the provisions of Section 401(k) of the Internal Revenue Code (the “Code”). The benefit plans allow employees to contribute up to 15% of compensation on a pretax basis, not to exceed the maximum amount allowed as determined by the Code. The Company made matching contributions to the plan in 2006, 2007 and 2008 totaling $0.4 million, $0.5 million, and $0.6 million, respectively, based upon a 25% Company match of the employee’s first 4% contributed.

(15)	Commitments and Contingencies

Sprint Litigation

In January 2008, Sprint Communications Company L.P. (“Sprint”) filed a lawsuit against the Company in the United States District Court for the District of Kansas alleging infringement of six patents in connection with the use of broadband and/or packet-based technology. Through this lawsuit, Sprint seeks injunctive relief, compensatory damages and attorney fees. In its amended answer, the Company denied Sprint’s allegations and counterclaimed for a declaration of non-infringement, invalidity and unenforceability of the patents. In October 2008, the Court granted the Company’s motion to strike Sprint’s jury demand. In March 2009, the Court postponed the claim construction hearing in view of the parties’ ongoing mediation for settlement. The Company believes that it has meritorious defenses against the claims asserted by Sprint and is vigorously defending the lawsuit. In the event the Court enters a finding of infringement, such an outcome could materially and adversely affect the Company’s business. The Company is presently unable to reasonably estimate the possible losses or liability, if any, in the event of an unfavorable outcome.

Legal and Regulatory Proceedings

The Company is involved and expects to continue to be involved in regulatory proceedings and litigation arising out of the conduct of its business, including disputes with suppliers, vendors and carriers, as well as employment-related matters. The outcomes of these matters cannot be predicted with certainty, but in the Company’s opinion the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Leasing Activity

The Company leases offices, collocation and switch site premises, and network equipment under various noncancelable operating and capital lease agreements that expire at various dates through 2012. The Company expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Rent expense for operating leases was $7.3 million, $10.2 million and $12.4 million for 2006, 2007, and 2008, respectively.

NUVOX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2008

Future minimum rental payments under leases having initial or remaining noncancelable lease terms in excess of one year are as follows:

	Capital leases	Operating leases
2009	$9,585	11,622
2010	2,561	6,442
2011	—	4,428
2012	—	3,709
2013	—	3,383
Thereafter	—	2,321

Total minimum lease payments	12,146	31,905

Less amount representing interest	929

Present value of minimum lease payments	11,217
Current installments of obligations under capital leases	8,767

Obligations under capital leases, excluding current installments	$2,450

Annex E

Consolidated Financial Statements of NuVox, Inc. and Subsidiaries (Unaudited and Unreviewed)

for the Nine Months Ended September 30, 2008 and 2009

NUVOX, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2008 and September 30, 2009

(In thousands, except share data)

	2008	2009(1)
Assets
Current assets:
Cash and cash equivalents	$76,067	77,802
Accounts receivable, net of allowance for doubtful accounts of $12,598 and $7,850 in 2009 and 2008, respectively	45,976	49,122
Prepaid expenses and other assets	8,493	8,012

Total current assets	130,536	134,936

Property and equipment, net	136,671	141,301
Other noncurrent assets:
Goodwill	191,474	191,474
Other intangible assets, net	19,103	11,478
Other assets	21,628	20,666

Total other noncurrent assets	232,205	223,618

Total assets	$499,412	499,855

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,488	14,025
Current installments of long-term debt	2,650	2,650
Current installments of obligations under capital leases	8,767	1,273
Deferred revenue	14,705	15,469
Accrued expenses	47,919	53,203

Total current liabilities	88,529	86,620

Long-term debt, excluding current installments	258,375	256,388
Obligations under capital leases, excluding current installments	2,450	1,519
Other long-term liabilities	29,988	24,796

Total long-term liabilities	290,813	282,703

Total liabilities	379,342	369,323

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 500,000,000 shares; 250,221,629 and 249,876,883 shares issued and outstanding in 2009 and 2008, respectively	2,499	2,502
Additional paid-in capital	889,420	890,761
Accumulated other comprehensive loss	(25,216)	(21,151)
Accumulated deficit	(746,633)	(741,580)

Total stockholders’ equity	120,070	130,532

Total liabilities and stockholders’ equity	$499,412	499,855

(1)	—Unaudited and unreviewed by the Company’s independent registered public accounting firm

NUVOX, INC. AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited, unreviewed)

Nine months ended September 30, 2008 and 2009

(In thousands, except share and per share data)

(Unaudited and unreviewed by the Company’s independent registered public accounting firm)

	2008	2009
Revenue	$409,739	424,122
Operating expenses:
Costs of service (excluding depreciation and amortization)	170,175	177,123
Selling, general and administrative (excluding depreciation and amortization)	159,424	165,854
Depreciation and amortization	56,650	59,584
Stock-based compensation expense	104	1,296
(Gain) loss on sale of assets	(72)	301

Total operating expenses	386,281	404,158

Income from operations	23,458	19,964

Other income (expense):
Interest income	1,293	186
Interest expense	(17,961)	(15,747)

Total other expense	(16,668)	(15,561)

Net income before income taxes	6,790	4,403
Income tax benefit (expense)	(2,544)	650

Net income	$4,246	5,053

Basic and diluted net income per common share	$0.02	0.02

Weighted average shares outstanding:
Basic	250,094,875	250,221,629
Diluted	264,353,681	261,325,780

NUVOX, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

Period from December 31, 2008 to September 30, 2009

(In thousands, except share data)

(Unaudited and unreviewed by the Company’s independent registered public accounting firm)

	Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders equity	Other comprehensive income
	Shares	Amount
Balance, December 31, 2008	249,876,883	$2,499	889,420	(25,216)	(746,633)	120,070	—
Net income	—	—	—	—	5,053	5,053	5,053
Issuance of stock—excercise of stock options	344,746	3	295	—	—	298	—
Unrealized gain on derivatives	—	—	—	4,065	—	4,065	4,065
Stock-based compensation expense	—	—	1,046	—	—	1,046	—

Comprehensive income							9,118

Balance, September 30, 2009	250,221,629	$2,502	890,761	(21,151)	(741,580)	130,532

NUVOX, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Nine months ended September 30, 2008 and 2009

(In thousands)

(Unaudited and unreviewed by the Company’s independent registered public accounting firm)

	2008	2009
Cash flows from operating activities:
Net income	$4,246	5,053
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,650	59,584
Provision for doubtful accounts	6,178	8,254
Amortization of deferred finance costs	646	726
Stock-based compensation expense	104	1,296
Reversal of purchase accounting valuation allowance related to deferred income taxes	3,480	—
(Gain) loss on sale of assets, net	(72)	301
Changes in assets and liabilities:
Accounts receivable	(8,039)	(11,400)
Prepaid expenses and other assets	(9,402)	(8,765)
Accounts payable	1,900	(462)
Income taxes payable/receivable	(7,471)	(224)
Accrued expenses and other liabilities	551	5,828

Net cash provided by operating activities	48,771	60,190

Cash flows from investing activities:
Purchase of property and equipment	(33,499)	(46,444)
Proceeds from sale of assets	299	25

Net cash used in investing activities	(33,200)	(46,419)

Cash flows from financing activities:
Debt principal repayments	(1,988)	(1,988)
Capital lease repayments	(6,860)	(10,348)
Proceeds from exercise of stock options	122	299

Net cash used in financing activities	(8,726)	(12,036)

Net increase in cash and cash equivalents	6,845	1,735
Cash and cash equivalents, beginning of period	71,207	76,067

Cash and cash equivalents, end of period	$78,052	77,802

Supplemental cash flow information:
Cash paid for interest	$17,346	15,178
Cash paid for income taxes	4,527	(426)

Noncash investing and financing transactions:
Property and equipment financed by capital leases	$10,095	1,923

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The DGCL permits a Delaware corporation to indemnify directors, officers, employees, and agents under some circumstances, and mandates indemnification under certain limited circumstances. The DGCL permits a corporation to indemnify a director, officer, employee or agent for expenses actually and reasonably incurred, as well as fines, judgments and amounts paid in settlement in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The DGCL grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

The Amended and Restated Certificate of Incorporation of Windstream (the “Certificate”) provides for indemnification to the fullest extent permitted by the DGCL, as amended from time to time. Under the Certificate, any expansion of the protection afforded directors, officers, employees or agents by the DGCL will automatically extend to Windstream’s directors, officers, employees or agents, as the case may be.

Article VII of the Certificate provides for the indemnification of directors, officers, agents and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents and employees, respectively. Article VII of the Certificate also requires Windstream, to the fullest extent expressly authorized by Section 145 of the DGCL, to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.

In addition, as permitted under the DGCL, Windstream has entered into indemnity agreements with its directors and officers. Under the indemnity agreements, Windstream will indemnify its directors and officers to the fullest extent permitted or authorized by the DGCL, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification. Under the terms of Windstream’s directors and officers’ liability and company reimbursement insurance policy, directors and officers of Windstream are insured against certain liabilities, including liabilities arising under the Securities Act. Windstream will indemnify such directors and officers under the indemnity agreements from all losses arising out of claims made against them, except those based upon illegal personal profit, recovery of short-swing profits or dishonesty; provided, however, that Windstream’s obligations will be satisfied to the extent of any reimbursement under such insurance.

Item 21.	Exhibits and Financial Statements

2.1	Agreement and Plan of Merger, dated as of November 2, 2009, by and among Windstream Corporation, Night Merger Sub, Inc., NuVox, Inc. and the Stockholders’ Representative named therein (included as Annex A to the Information Statement/Prospectus forming a part of this Registration Statement).*†

3.1	Amended and Restated Certificate of Incorporation of Windstream Corporation, as amended (incorporated by reference to Exhibit 3.1 to Windstream’s Amendment No. 3 to the Registration Statement on Form S-4 filed May 23, 2006).

3.2	Amended and Restated By-laws of Windstream Corporation, as amended (incorporated by reference to Exhibit 3.2 to Windstream’s Current Report on Form 8-K filed February 6, 2009).

5.1	Opinion of Kutak Rock LLP as to the legality of the securities to be issued.**

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Windstream Corporation.**

23.2	Consent of KPMG LLP, independent registered public accounting firm of NuVox, Inc.**

23.3	Consent of Kutak Rock LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.**

99.1	Consent of Deutsche Bank Securities Inc.*

*	Filed herewith.

**	Previously filed.

†	Windstream will furnish to the Commission, upon request, a copy of each schedule and exhibit to this agreement.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(C) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 31st day of December, 2009.

WINDSTREAM CORPORATION

By:	/S/ JEFFERY R. GARDNER
(Jeffery R. Gardner, President and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 31st day of December, 2009.

Signature	Title

/S/ JEFFERY R. GARDNER (Jeffery R. Gardner)	President, Chief Executive Officer and Director

/S/ ANTHONY W. THOMAS (Anthony W. Thomas)	Chief Financial Officer (Principal Financial Officer)

/S/ JOHN C. EICHLER (John C. Eichler)	Controller (Principal Accounting Officer)

/S/ JOHN P. FLETCHER* (Francis X. Frantz)	Chairman of the Board

/S/ JOHN P. FLETCHER* (Dennis E. Foster)	Director

/S/ JOHN P. FLETCHER* (Carol B. Armitage)	Director

/S/ JOHN P. FLETCHER* (Samuel E. Beall, III)	Director

/S/ JOHN P. FLETCHER* (Jeffrey T. Hinson)	Director

/S/ JOHN P. FLETCHER* (Judy K. Jones)	Director

/S/ JOHN P. FLETCHER* (William A. Montgomery)	Director

/S/ JOHN P. FLETCHER* (Frank E. Reed)	Director

*By:	/S/ JOHN P. FLETCHER
(John P. Fletcher)
Attorney-in-fact